As filed with the Securities and Exchange Commission on November 22, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Elephant Talk Communications, Inc.
(Exact name of registrant as specified in its charter)

California	4813	95-4557538
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

19103 Centre Rose Boulevard
Lutz, Florida 33558
+ 1 (813)-926-8920
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven van der Velden
c/o Ellenoff Grossman & Schole LLP
150 East 42nd Street, 11th Floor
New York, New York 10010
Attn: Barry I. Grossman, Esq.
 (Name, address including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barry I. Grossman, Esq. Sarah Williams, Esq.
Ellenoff Grossman & Schole LLP
150 East 42nd Street, 11th Floor
New York, NY 10017
Tel: (212)-370-1300 Facsimile: (212)-370-7889

Registrant’s telephone number: + 1 (813)-926-8920

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: From time to time after this
Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the ?earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective ?registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective ?registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
common stock, no par value per share, offered by certain selling stockholders (2)(3)	21,322,997	$3.50	$74,630,489.50	$5,321.16
common stock, no par value per share, underlying warrants held by certain selling stockholders (3)	13,236,475	$1.00	$13,236,475.00	$943.76
common stock, no par value per share, underlying warrants held by certain selling stockholders (3)	3,117,650	$1.25	$3,769,375.00	$277.86
common stock, no par value per share, underlying warrants held by certain selling stockholders (3)	3,451,170	$1.45	$5,004,196.50	$356.80
common stock, no par value per share, underlying warrants held by certain selling stockholders (3)	22,004,325	$1.50	$33,006,487.50	$2,353.36
common stock, no par value per share, underlying warrants held by certain selling stockholders (3)	609,840	$1.61	$981,842.40	$70.01
common stock, no par value per share, underlying selling agent warrants held by certain selling stockholders (3)	2,012,250	$1.73	$3,481,192.50	$248.21
common stock, no par value per share, underlying warrants held by certain selling stockholders (3)	3,117,650	$2.00	$6,235,300.00	$444.58
TOTAL	68,872,357		$140,473,045.90	$10,015.73

(1)
The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	Based on the closing price of the company’s common stock on November 19, 2010.

(3)
Pursuant to Rule 416 of the Securities Act of 1933, also registered hereby are such additional and indeterminable number of shares as may be issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes as well as anti-dilution provisions applicable to the notes and warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, dated November 22, 2010

68,872,357 Shares of
Common Stock

This prospectus relates to the sale of up to a total of 68,872,357 shares of common stock of Elephant Talk Communications, Inc., a California corporation, that may be sold from time to time by the selling stockholders named in this prospectus and their successors and assigns.  The shares of common stock subject to this prospectus include: (i) 18,437,997 shares of common stock issued in the 2010 private placement offering, (ii) 2,885,000 shares of common stock issued in the 2010 bridge offering, (iii) 23,464,387 shares of common stock issuable in connection with 23,464,387 warrants issued in connection with the 2010 private placement (including (a) 11,666,686 warrants underlying the units issued to investors in the 2010 private placement, (b) 6,711,311 warrants underlying automatic conversions of certain notes and loans by QAT II Investments, SA (“QAT II”) and (c) 5,026,390 warrants issued in connection with the amendment to certain loans from QAT II), (iv) 5,770,000 shares of common stock underlying 5,770,000 warrants issued in the 2010 bridge offering (including 2,885,000 “A” warrants and 2,885,000 “B” warrants), (v) 11,543,020 shares of common stock underlying 11,543,020 warrants issued in connection with the 2009 private placement, (vi) 2,100,003 shares of common stock underlying 2,100,003 warrants issued to Dawson James for acting as selling agent in connection with the 2010 private placement offering, (vii) 465,300 shares of common stock underlying 465,300 warrants issued to Sandgrain Securities and Quercus Management Group NV (“QMG”) for acting as selling agent in connection with the 2010 bridge offering (including 232,650 “A” warrants and 232,650 “B” warrants), (viii) 1,693,455 shares of common stock underlying 1,693,455 warrants issued to Dawson James and QMG for acting as selling agents in connection with the 2009 convertible note offering and (ix) 2,513,195 shares of common stock underlying 2,513,195 warrants issued to QAT II in connection with certain loans made to the company. The securities offered for resale hereby were issued to the applicable selling stockholders in private placement or other exempt transactions completed prior to the filing of the registration statement of which this prospectus is a part.

The selling shareholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” beginning on page 76 of this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “ETAK”. The closing price for our common stock on November 19, 2010 was $3.50 per share.

Investing in our common stock involves risk. You should carefully consider the risk factors beginning on page 8 of this prospectus before making a decision to invest in our common stock.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is [      ], 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC.  You should rely only on the information provided in this prospectus and incorporated by reference in this prospectus.  We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful.  The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.  The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.  The rules of the SEC may require us to update this prospectus in the future.

-i-

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information you should consider before investing in the securities.  Before making an investment decision, you should read the entire prospectus carefully, including the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and the notes to the financial statements included in this prospectus.

As used throughout this prospectus, the terms “ETAK”, “Company”, “we,” “us,” or “our” refer to Elephant Talk Communications, Inc., a California corporation, together with its subsidiaries.

Our Company

Elephant Talk Communications, Inc. also referred to as “we”, “us”, “Elephant Talk” and “the Company” is an international provider of business software and services to the telecommunications and financial services industry. The company enables both mobile carriers and virtual operators to offer a full suite of products, delivery platforms, support services, superior industry expertise and high quality customer service without substantial upfront investments from clients. Elephant Talk provides global telecommunication companies, mobile network operators, banks, supermarkets, consumer product companies, media firms, and other businesses a full suite of products and services that enables them to fully provide telecom services as part of their business offerings. The company offers various dynamic products that include remote health care, credit card fraud prevention, mobile internet ID security, multi-country discounted phone services, loyalty management services, and a whole range of other emerging customized mobile services.

Converged telecommunication services – full MVNE solutions.

The Company is a niche player in the converged telecommunications market, providing traffic and network services as a licensed operator, and specializing in carrier grade mobile enabling platforms to provide outsourced solutions to the various players in the telecommunications’ value chain, including MNOs, MVNOs and non-operator companies in need of both mobile as well as specialized land-line telecommunication services. In this chain we position ourselves as a Full Mobile Virtual Network Enabler , including also customized mobile services such as our network integrated ValidSoft security and fraud prevention solutions.

ValidSoft – electronic fraud prevention

Our recent major acquisition of ValidSoft Ltd. (“ValidSoft”) gives us a position in providing solutions to counter electronic fraud relating to card, the internet, and telephone channels. ValidSoft Limited, is a market leader in providing solutions to counter electronic fraud relating to cards, the internet, and telephone channels. ValidSoft's solutions are telecommunications based and are at the cutting edge of the market, utilising their access to the most sophisticated global telecommunications networks and expertise. The solutions are used to combat card-present and card-not-present fraud as well as electronic fraud on all channels, including the most advanced fraudulent attacks such as Man-in-the-Browser. The solutions are designed for mass markets, in a highly cost effective and secure manner, yet are easy to use, intuitive and leverage the most ubiquitous devices available. VALid-POS® was awarded the European Privacy Seal in March 2010, certifying its compliance with European Data Protection law.  ValidSoft is the only Security Software company in the world to be certified to EuroPriSe standards.

Landline network outsourcing services

Through our fixed line telecom infrastructure and our centrally operated and managed IN-CRM-Billing platform, we also provide traditional telecom services like Carrier Select and Carrier Pre-Select Services, Toll Free and Premium Rate Services to the business market.

Recent Events

2010 Voluntary Conversion of Promissory Notes Issued in 2009

After September 30, 2010 the company received requests from note holders to convert for an aggregate value of $2,138,782 of principal outstanding of the promissory notes issued in connection with our 2009 private placement which will result in the increase of the outstanding shares for a number of 1,634,015 shares of common stock, which includes the settlement of deferred and accrued undue interest up to the date of conversion. This transaction will have the effect of reducing our liabilities and increasing our equity position, also because of reclassification of warrant liabilities into equity. Some of the above shares are still in the process of being issued.

2010 Automatic Conversion of Promissory Notes Issued in 2009

As of November 19, 2010, the automatic conversion of the promissory notes issued in connection with our 2009 private placement offering was triggered and as of November 20, 2010, the Notes only represent the right to receive that certain number of shares of common stock underlying the Notes, including deferred and accrued undue interest. The estimated number of shares issuable upon receipt of the original notes by the company is 3,628,759. This automatic conversion corresponds with approximately $4,575,855 of initial principal and approximately $322,957 of either deferred interest or accumulated undue interest up to the date of automatic conversion. This transaction will have the effect of reducing our liabilities and increasing our equity position, also because of reclassification of warrant liabilities into equity. Some of the above shares are still in the process of being issued.

2010 Private Placement and Related Agreements

On June 28, 2010, we consummated the first closing of the 2010 private placement and on October 8, 2010, we consummated the final closing of the 2010 private placement.  In connection with the 2010 private placement, we raised in the aggregate $22,125,571 in gross proceeds, including $14,000,000 in cash and $8,125,571 in automatic conversions of promissory notes and loans held by QAT II Investments, SA, a party related to certain of our officers and directors.  After payment of commissions, non-accountable expenses and other fees and expenses, the Company received net cash proceeds of $12,340,908 (and the conversion of $8,125,571 of promissory notes and loans held by QAT II).  The Company delivered an aggregate of 18,437,997 shares of common stock and warrants to purchase an aggregate of 25,564,390 shares of common stock, including 21,515,550 warrants with an exercise price of $1.50, 2,300,780 warrants with an exercise price of $1.45, 406,560 warrants with an exercise price of $1.61 and 1,341,500 warrants with an exercise price of $1.73.  The units and additional warrants were offered, sold and/or issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

The 18,437,997 warrants issued in the units and the 2,100,003 warrants issued to Dawson James in connection with their services as selling agent with respect to the U.S. portion of the 2010 private placement entitle the holders thereof to purchase shares of common stock for a period of five years from the specific date of issuance and contain certain anti-dilution rights.  In the event (i) the trading price of our common stock exceeds $2.25 for twenty consecutive trading days and (ii) there is an effective registration statement with a current prospectus on file with the Securities and Exchange Commission, we have the option to redeem these warrants.

The remaining warrants are exercisable for a period of five (5) years and also contain certain anti-dilution rights.   Such warrants are also mandatorily exercisable upon written notice, at the respective exercise price, in the event that the average of the last closing sale price of our common stock exceeds $2.25 for twenty (20) consecutive trading days.

The Company is obligated to register the common stock underlying the units and warrants on a registration statement to be filed after the final closing of the 2010 private placement.  In addition, the investors in the 2010 private are entitled to unlimited piggy-back registration rights.

2010 Bridge Offering

In May 2010 we sold 2,885,000 of units at a purchase price of $1.00 per unit, with each unit consisting of one share of our restricted common stock and two warrants to accredited, United States and foreign investors (including affiliates of the Company) in transactions exempt from registration under the Securities Act pursuant to Section 4(2), Regulation D and Regulation S. In connection with the 2010 bridge offering, the purchasers received: (i) “A” warrants to purchase up to 2,885,000 of shares of our common stock, at an exercise price of $1.25 per share and (ii) “B” warrants to purchase up to 2,885,000 of shares of our common stock, at an exercise price of $2.00 per share.  We also delivered 232,650 “A” warrants and 232,650 “B” warrants to the selling agents.

None of the warrants contain cashless exercise provisions. Each warrant contains standard anti-dilution protection and may be cancelled upon the occurrence of the following: (i) with respect to the $1.25 warrant, in the event that the average of the last closing sale price of the common stock on the OTCBB, or a national securities exchange, trading market or inter-dealer electronic quotation system, exceeds $3.00 for twenty consecutive trading days and the holder fails to exercise within fifteen days of receipt of notice this target was met, the warrants will expire worthless and (ii) with respect to the $2.00 warrant, in the event that the average of the last closing sale price of the common stock on the OTCBB, or a national securities exchange, trading market or inter-dealer electronic quotation system, exceeds $4.00 for twenty consecutive trading days and the holder fails to exercise within fifteen days of receipt of notice this target was met, the warrants will expire worthless.

2010 QAT II Investments Amendments and Conversions

The 2010 QAT loan agreements described in this prospectus were amended on June 10, 2010.  Pursuant to the amendment, QAT II agreed to extend the existing maturity dates of the loans to May 1, 2011. The amendment also provided for the automatic conversion of the Notes, as previously described.  Additionally, QAT II was issued warrants to purchase common stock at an amount equal to two (2x) the existing warrant coverage under the terms of such loan agreement.  These warrants are included in the warrants issued in connection with the 2010 private placement.

Validsoft Acquisition

On March 17, 2010, we entered into two Sale and Purchase Agreements (each an “SPA” and, collectively, the “SPAs”) with the shareholders of ValidSoft Limited (“ValidSoft”), a company organized under the laws of the Republic of Ireland.  The entry into the SPAs follows the parties’ execution of a Heads of Terms on November 2, 2009.  Two SPAs were entered into because one SPA, entered into with shareholder Enterprise Ireland, an Irish agency, is to be governed by Irish law. The remaining shareholders entered into the other SPA, governed by New York law.

Pursuant to the SPAs, we acquired the outstanding securities of ValidSoft for consideration consisting of 20% of our issued and outstanding common stock as of February 1, 2009 and warrants to purchase our common stock equal to the sum of: (i) 20% of our issued and outstanding warrants as of February 1, 2009; and (ii) 20% of our issued and outstanding options as of February 1, 2009.  Twenty-five percent of the foregoing consideration was placed into escrow and is subject to forfeiture and cancellation in the event certain revenue milestones are not achieved.

ValidSoft is a market leader in providing solutions to counter electronic fraud relating to card, the internet, and telephone channels. ValidSoft's solutions are at the cutting edge of the market and are used to verify the authenticity of both consumers and institutions (Mutual Authentication), and the integrity of transactions (Transaction Verification) for the mass market, in a highly cost effective and secure manner, yet easy to use and intuitive.

2010 QAT II Loans to the Company

On February 2, 2010, we entered into a loan agreement with QAT II. Pursuant to this loan agreement, QAT II Investments agreed to lend to us the sum of €350,000 ($488,775 based on the February 2, 2010 exchange rate published in the Wall Street Journal). The proceeds were made available to the Company on February 2, 2010.

On February 24, 2010, we entered into a loan agreement with QAT II.  Pursuant to this loan agreement, QAT II Investments agreed to lend us the sum of €850,000 ($1,150,390 based on the February 24, 2010 exchange rate published in the Wall Street Journal). The proceeds of the loan agreement were made available to the Company on February 24, 2010.

On March 22, 2010, we entered into a loan agreement with QAT II. Pursuant to this loan agreement, QAT II Investments agreed to lend us the sum of €150,000 ($203,280 based on the March 22, 2010 exchange rate published in the Wall Street Journal). The proceeds of the loan agreement were made available to the Company on March 22, 2010

On March 30, 2010, we entered into a loan agreement with QAT II. Pursuant to the loan agreement, QAT II Investments agreed to lend us the sum of €500,000 ($670,750 based on March 30, 2010 exchange rate published in the Wall Street Journal). The proceeds of the loan agreement were made available to the Company on March 31, 2010.

In connection with the above-referenced loans, we also issued to QAT II warrants to purchase common stock in an amount equal to one warrant per each United States dollar loaned hereunder to the Company (using the Euro-United States dollar conversion rate published by the Wall Street Journal at the close of business of the loan date). Such warrants have a term of three years and an exercise price equal to the OTCBB closing price of our common stock on the loan date.  The above referenced loans were subsequently amended on June 10, 2010, as described above and in the section “2010 QAT II Investments Amendments—Loan Agreements.”

2009 Private Placement and Related Agreements

From July through October 2009, the offered and sold, in the 2009 private placement, units comprised of 12% secured convertible promissory notes and warrants to purchase shares of common to accredited investors.   Total gross proceeds raised in the 2009 private placement were $12,333,020, including the conversion of $5,432,383 in outstanding loans and accrued interest owed to QAT II.  In aggregate, we delivered notes having a face value of $12,333,020 and 12,332,020 warrants to purchase shares of our common stock.  The notes are convertible at the option of the holder into common stock at a price of $1.35 per share.  As described above, on November 19, 2010 the automatic conversion threshold was reached and as of November 20, 2010, these notes only represent the right to receive the underlying shares of common stock.

The warrants issued in the 2009 private placement entitle the holders to purchase shares of common stock reserved for issuance for a period of five years from the date of issuance and contain certain anti-dilution rights on terms specified in the warrants.  In the event the trading price of our common stock exceeds $2.00 for twenty (20) consecutive trading days, we have the option to compel the investors to exercise the warrants.  In the event any investor chooses not to exercise the warrants, the investor will receive such number of warrant shares as the investor would be entitled to receive pursuant to a cashless exercise.

Corporate Information

Our European executive office is located at Schiphol Boulevard 249, 1118 BH Luchthaven Schiphol, The Netherlands and our U.S. executive office is located at: 19103 Centre Rose Boulevard, Lutz, Florida 33558.

THE OFFERING

Common stock outstanding before the offering	89,171,658 (1)
Common stock offered by selling stockholders	Up to 68,872,357 shares of common stock held by the selling stockholders or underlying securities held by the selling stockholders.
Common stock to be outstanding after the offering	Up to 136,721,018 shares, assuming full exercise of the warrants.
OTCBB Symbol	ETAK
Use of proceeds
We will not receive any proceeds from the sale of the common stock offered hereby.  However, we may receive up to a maximum of approximately $66 million of proceeds from the exercise of the warrants held by certain selling stockholders, which proceeds we would expect to use for general working capital.  No assurances can be given, however, that all or any portion of such warrants will ever be exercised.

(1) This does not reflect the estimated number of shares issuable in connection with the automatic conversion of the 2009 12% promissory notes issued in the 2009 private placement; however, this does include 21,322,997 shares of common stock previously issued and being registered here.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements.  We have based these forward-looking statements on our current expectations and projections about future events.  Our actual results may differ materially from those discussed herein, or implied by, these forward-looking statements.  Forward-looking statements are generally identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project” and other similar expressions. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements included in this Report or our other filings with the SEC include, but are not necessarily limited to, those relating to:

•	risks and uncertainties associated with the integration of the assets and operations we have acquired and may acquire in the future;

•	our possible inability to raise or generate additional funds that will be necessary to continue and expand our operations;

•	our potential lack of revenue growth;

•	our potential inability to add new products and services that will be necessary to generate increased sales;

•	our potential lack of cash flows;

•	our potential loss of key personnel;

•	the availability of qualified personnel;

•	international, national regional and local economic political changes;

•	general economic and market conditions;

•	increases in operating expenses associated with the growth of our operations;

•	the possibility of telecommunications rate changes and technological changes;

•	the potential for increased competition; and

•	other unanticipated factors.

The foregoing does not represent an exhaustive list of possibilities that would effect forward looking statements. Please see “Risk Factors” for additional risks which could adversely impact our business and financial performance and expectations and projections. Moreover, new risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before making a decision to invest in our units. If any of the following risks occur, our business, financial conditions or results of operations may be materially and adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.

Risks Related to Our Company

Our substantial and continuing losses, coupled with significant ongoing operating expenses, raise doubt about our ability to continue as a going concern.

The Company has an accumulated deficit of ($114,877,217) as of September 30, 2010.

We have incurred net losses of $17,299,884 and $16,015,359 for the years ended December 31, 2009 and 2008, respectively. As of December 31, 2009, we had an accumulated deficit of $62,335,076.
We have incurred net losses of $52,542,944 and $10,462,294 for the nine months ended September 30, 2010 years ended December 31, 2009 and 2008, respectively. As of September 30, 2010 we had an accumulated deficit of $114,877,217 which has resulted in our continued need to raise capital.

In 2009, through a private placement $12.3 million gross was raised, with $6.08 million from related parties. In the first three months of 2010 the Company has received loans in the total amount of €1,850,000 (US$ 2,518,220) from QAT II Investments, SA, a related party investment fund (“QAT II”).
In 2010 we also raised $2,885,000 in 2010 in a bridge equity financing of units consisting of common stock, no par value, and warrants exercisable into common stock, with accredited investors (the “Bridge Financing”).  Subsequent to the Bridge Financing, we conducted a private placement (the “2010 Private Placement Offering”) of units consisting of shares of our common stock and warrants to accredited investors which resulted in gross proceeds of $ 6,459,800 in the second quarter 2010, $ 1,927,750 in the third quarter and $ 5,612,450 in October 2010 bringing the total gross proceeds of the Private Placement Offering to $14,000,000.

Lastly, following the closing of the 2010 Private Placement Offering, the promissory notes and loans of the Company outstanding to QAT and QAT II automatically converted in October 2010 into equity in the amount of $8,125,571 by delivery of units consisting of shares of our common stock and warrants to purchase shares of common stock.

Excluding the final closing of the 2010 Private Placement Offering on October 8, 2010, through  September 30 2010 we have raised gross proceeds of approximately $13.8 million consisting of $2.5 million in convertible debt and $11.3 million in equity, resulting in total net proceeds to us of approximately $12.2 million.

We believe that our cash balance at September 30, 2010, in combination with the additional funding received so far in 2010, cash generated from operations, expected additional revenues, repayment of certain debt as well as continued investment in capital expenditures will last us until 1st quarter 2011. Considering our share price development and upcoming achievements we expect warrants to purchase stock in our company to be exercised, which would provide sufficient funds until at least 4th quarter 2011.

Although the Company has previously been able to raise capital as needed, such capital may not continue to be available at all, or if available, on reasonable terms at the moments we need it.  Further, the terms of such financing may be dilutive to existing shareholders or otherwise on terms not favorable to the Company or existing shareholders. The current global financial situation may offer additional challenges to raising the required capital.  If we are unable to secure additional capital, as circumstances require, or do not succeed in meeting our sales objectives we may not be able to continue operations. As of September 30 2010, these conditions raised substantial doubt from our auditors as to our ability to continue as a going concern.

Recent economic events and, in particular, the “credit crisis” may have an adverse effect in the markets in which we operate.

Much of our business is consumer driven, and to the extent there is a decline in consumer spending, we could experience a reduction in the demand for our services and a decrease in our revenues, net income and an increase in bad debts arising from non-payment of our trade receivables. Although we have seen a slow-down in our existing revenues, it is too early to predict what effect the current “credit crisis” may have on us and we will need to carefully monitor our operating costs as the effects of the current economic issues become known.

We currently derive a large part of our revenue from the premium rate services business activity.

Although our revenue mix is changing and our new mobile services are improving operating margins, the premium rate services still remain the key driver of revenue for the company. If significant changes occur in market conditions pertaining to this type of service it could have an adverse impact on our business, results of operations and financial condition.

We have recently shifted our business strategy, and we may not prove successful in our new focus.

In 2006 we began to expand our focus from the market of landline telecommunication services to mobile telecommunication and system services, including substantial increases of investment in software engineering, systems integration and mobile components. Even though we have build experience in serving mobile customers since 2008, we have limited large scale experience in these areas, therefore we may not be able to enter and compete in these markets, or achieve profitability.

We did not maintain effective financial reporting processes due to lack of personnel and technological resources.

We have a small number of employees dealing with general administrative and financial matters as well as with matters relating to the reporting requirements of the Securities Exchange Act of 1934. This constitutes a weakness in our internal controls over financial reporting.

At present, our ability to rectify the weaknesses relating to our internal controls over financial reporting is limited due to budgetary constraints. If we cannot rectify these material weaknesses through remedial measures and improvements to our systems and procedures, management may encounter difficulties in timely assessing business performance and identifying incipient strategic and oversight issues. Management is implementing possible improvements to internal controls, and compensating controls, and this focus will require management from time to time to devote its attention away from other planning, oversight and performance functions.

These efforts may not result in an improvement to our internal controls over financial reporting. We cannot be certain that any measures we take will ensure that we implement and maintain adequate internal controls in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

We may not be able to integrate new technologies and provide new services in a cost-efficient manner.

The telecommunications industry is subject to rapid and significant changes in technology, frequent new service introductions and evolving industry standards. We cannot predict the effect of these changes on our competitive position, our profitability or the industry generally. Technological developments may reduce the competitiveness of our networks and our software solutions and require additional capital expenditures or the procurement of additional products that could be expensive and time consuming. In addition, new products and services arising out of technological developments may reduce the attractiveness of our services. If we fail to adapt successfully to technological advances or fail to obtain access to new technologies, we could lose customers and be limited in our ability to attract new customers and/or sell new services to our existing customers. In addition, delivery of new services in a cost-efficient manner depends upon many factors, and we may not generate anticipated revenue from such services.

Disruptions in our networks and infrastructure may cause us to lose customers and incur additional expenses.

To be successful, we will need to continue to provide our customers with reliable and timely service over our networks. We face the following risks to our networks, infrastructure and software applications:

•	our territory can have significant weather events which physically damage access lines;

•	power surges and outages, computer viruses or hacking, and software or hardware defects which are beyond our control; and

•	unusual spikes in demand or capacity limitations in our or our suppliers’ networks.

Disruptions may cause interruptions in service or reduced capacity for customers, either of which could cause us to lose customers and/or incur expenses, and thereby adversely affect our business, revenue and cash flow.

Integration of acquisitions ultimately may not provide the benefits originally anticipated by management and may distract the attention of our personnel from the operation of our business.

We strive to broaden our solutions offerings as well as to increase the volume of voice, data and media traffic that we carry over our existing global network in order to reduce transmission costs and other operating costs as a percentage of net revenue, improve margins, improve service quality and enhance our ability to introduce new products and services.  We recently acquired ValidSoft and we may pursue additional acquisitions in the future to further our strategic objectives. Acquisitions of businesses and customer lists involve operational risks, including the possibility that an acquisition may not ultimately provide the benefits originally anticipated by management. Moreover, we may not be successful in identifying attractive acquisition candidates, completing and financing additional acquisitions on favorable terms, or integrating the acquired business or assets into our own. There may be difficulty in integrating technologies and solutions, in migrating customer bases and in integrating the service offerings, distribution channels and networks gained through acquisitions with our own. Successful integration of operations and technologies requires the dedication of management and other personnel, which may distract their attention from the day-to-day business, the development or acquisition of new technologies, and the pursuit of other business acquisition opportunities. Therefore, successful integration may not occur in light of these factors.

Uncertainties and risks associated with international markets could adversely impact our international operations.

We have significant international operations in Europe and to a lesser extent in the Middle East and the Far East. There can be no assurance that we will be able to obtain the permits and operating licenses required for us to operate, obtain access to local transmission facilities on economically acceptable terms, or market services in international markets. In addition, operating in international markets generally involves additional risks, including unexpected changes in regulatory requirements, taxes, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, problems in collecting accounts receivable, political risks, fluctuations in currency exchange rates, restrictions associated with the repatriation of funds, technology export and import restrictions, and seasonal reductions in business activity. Our ability to operate and grow our international operations successfully could be adversely impacted by these risks.

Because most of our business is conducted outside the United States, fluctuations in foreign currency exchange rates versus the United States Dollar could adversely affect our (reported) results of operations.

Currently all of our net revenue is derived from sales and operations outside the United States whereas the reporting currency for our consolidated financial statements is the United States Dollar (USD). The local currency of each country is the functional currency for each of our respective entities operating in that country, where the Euro is the predominant currency Considering the fact that most income and expenses are not subject to relevant exchange rate differences, it is only at a reporting level that the translation needs to be made to the reporting unit of USD. In the future, we expect to continue to derive a significant portion of our net revenue and incur a significant portion of our operating costs outside the United States, and changes in exchange rates have had and may have a significant, and potentially distorting effect (either negative or positive) on the reported results of operations, not necessarily being the result of operations in real terms. However, our recent private placements have been in United States Dollars, increasing the risk of exchange rate differences in real terms. Our primary risk of loss regarding foreign currency exchange rate risk is caused by fluctuations in the following exchange rates: USD/EUR, USD/CHF, USD/HKD, USD/CNY and USD/BHD.

We historically have not engaged in hedging transactions since we primarily operate in same currency countries, currently being the EUR. However, the operations of affiliates and subsidiaries in non-US countries have been funded with investments and other advances denominated in foreign currencies and more recently in USD. Historically, such investments and advances have been long-term in nature, and we accounted for any adjustments resulting from currency translation as a charge or credit to accumulated other comprehensive loss within the shareholders’ deficit section of our consolidated balance sheets. Although we have not engaged in hedging so far we continue to assess on a regular basis the possible need for hedging.

We are substantially smaller than our major competitors, whose marketing and pricing decisions, and relative size advantage, could adversely affect our ability to attract and retain customers and are likely to continue to cause significant pricing pressures that could adversely affect our net revenues, results of operations and financial condition.

The market for telecommunications (traffic) services is significantly influenced by the marketing and pricing decisions of the larger long distance, Internet access, broadband, DSL and mobile business participants. Prices in the land-line and mobile communication industries have continued to decline in recent years, and as competition continues to increase, we believe that prices are likely to continue decreasing. Customers frequently change long distance, wireless and broadband providers, and ISPs in response to the offering of lower rates or promotional incentives, increasingly as a result of bundling of various services by competitors. Moreover, competitors’ VOIP and broadband product rollouts have added further customer choice and pricing pressure. As a result, generally, customers can switch carriers and service offerings at any time. Competition in all of our traffic services markets is likely to remain intense or even increase in intensity and, as deregulatory influences are experienced in markets outside the United States, competition in non-United States markets is becoming similar to the intense competition in the United States. Many of our competitors are the principal or incumbent carriers of a country and are significantly larger than us and have substantially greater financial, technical and marketing resources, larger networks, a broader portfolio of service offerings, greater control over network and transmission lines, stronger name recognition and customer loyalty, long-standing relationships with our target customers, and lower debt leverage ratios. As a result, our ability to attract and retain customers in the traffic services may be adversely affected. Many of our competitors enjoy economies of scale that result in low cost structures for transmission and related costs that could cause significant pricing pressures within the industry. We compete on the basis of price, particularly with respect to our sales to other carriers, and also on the basis of customer service and our ability to provide a variety of telecommunications products and services. If such price pressures and bundling strategies intensify, we may not be able to compete successfully in the future, may face quarterly revenue and operating results variability, and may have heightened difficulty in estimating future revenues or results.

Our services related to communications information systems, outsourced solutions and value added (communication) services, including our Validsoft fraud prevention and resolution products are highly competitive and fragmented, and we expect competition to continue to increase. We compete with telecom solution providers, independent software and service providers and the in-house IT and network departments of communications companies as well as firms that provide IT services (including consulting, systems integration and managed services), software vendors that sell products for particular aspects of a total information system, software vendors that specialize in systems for particular communications services (such as Internet, land-line and mobile services, cable, satellite and service bureaus) and companies that offer software systems in combination with the sale of network equipment. Also, in this more fragmented market, larger players exist with associated advantages described earlier which we need to compete against.

Our positioning in the marketplace as a smaller provider places a significant strain on our resources, and if not managed effectively, could result in operational inefficiencies and other difficulties.

Our positioning in the marketplace may place a significant strain on our management, operational and financial resources, and increase demand on our systems and controls. To manage this position effectively, we must continue to implement and improve our operational and financial systems and controls, invest in development & engineering, critical systems and network infrastructure to maintain or improve our service quality levels, purchase and utilize other system and solutions, and train and manage our employee base. As we proceed with our development operational difficulties could arise from additional demand placed on customer provisioning and support, billing and management information systems, product delivery and fulfillment, sales and marketing and administrative resources.

For instance, we may encounter delays or cost-overruns or suffer other adverse consequences in implementing new systems when required. In addition, our operating and financial control systems and infrastructure could be inadequate to ensure timely and accurate financial reporting.

We could suffer adverse tax and other financial consequences if U.S. or foreign taxing authorities do not agree with our interpretation of applicable tax laws.

Our corporate structure is based, in part, on assumptions about the various tax laws, including withholding tax, and other relevant laws of applicable non-U.S. jurisdictions. Foreign taxing authorities may not agree with our interpretations or reach different conclusions. Our interpretations are not binding on any taxing authority and, if these foreign jurisdictions were to change or to modify the relevant laws, we could suffer adverse tax and other financial consequences or have the anticipated benefits of our corporate structure materially impaired.

We must attract and retain skilled personnel. If we are unable to hire and retain technical, technical sales and operational employees, our business could be harmed.

Our ability to manage our growth will be particularly dependent on our ability to develop and retain an effective sales force and qualified technical and managerial personnel. We intend to hire additional employees, including software engineers, communication engineers, project managers, sales consultants, employees and operational employees. The competition for qualified technical sales, technical, and managerial personnel in the communications and software industry is intense, and we may not be able to hire and retain sufficient qualified personnel. In addition, we may not be able to maintain the quality of our operations, control our costs, maintain compliance with all applicable regulations, and expand our internal management, technical, information and accounting systems in order to support our desired growth, which could have an adverse impact on our operations.

If we are not able to use and protect our intellectual property domestically and internationally, it could have a material adverse effect on our business.

Our ability to compete depends, in part, on our ability to use intellectual property internationally. We rely on a combination of trade secrets, trademarks and licenses to protect our intellectual property. We are also subject to the risks of claims and litigation alleging infringement of the intellectual property rights of others. The telecommunications industry is subject to frequent litigation regarding patent and other intellectual property rights. We rely upon certain technology, including hardware and software, licensed from third parties. The technology licensed by us may not continue to provide competitive features and functionality. Licenses for technology currently used by us or other technology that we may seek to license in the future may not be available to us on commercially reasonable terms or at all.

Our revenue, earnings and profitability are affected by the length of our sales cycle, and a longer sales cycle could adversely affect our results of operations and financial condition.

Our business is directly affected by the length of our sales cycle. Both our telecommunications traffic services as well as our communications information systems, outsourced solutions and value added (communication) services are relatively complex and their purchase generally involves a significant commitment of capital, with attendant delays frequently associated with large capital expenditures and procurement procedures within an organization. The purchase of these types of products typically also requires coordination and agreement across many departments within a potential customer’s organization. Delays associated with such timing factors could have a material adverse effect on our results of operations and financial condition. In periods of economic slowdown in the communications industry, which may recur in the current economic climate, our typical sales cycle lengthens, which means that the average time between our initial contact with a prospective customer and the signing of a sales contract increases. The lengthening of our sales cycle could reduce growth in our revenue in the future. In addition, the lengthening of our sales cycle contributes to an increased cost of sales, thereby reducing our profitability.

We are dependent on a significant customer for our Premium Rate Services business and the loss of this customer could have an adverse effect on our business, results of operations and financial condition.

In 2009 the Company had a customer in the Netherlands, which accounted for Premium Rate Services revenue of $21,905,840 or (50% of the total revenue). For the same period in 2008, this same Dutch customer accounted for $25,195,711 (57% of the total revenue). If this significant customer discontinues its relationship with us for any reason, or reduces or postpones current or expected revenues, it could have an adverse impact on our business, results of operations and financial condition.

Risks Related to Our Industry

Changes in the regulation of the telecommunications industry could adversely affect our business, revenue or cash flow.

We operate in a heavily regulated industry.  As a multinational telecommunications company or provider of services to carriers and operators, we are directly and indirectly subject to varying degrees of regulation in each of the jurisdictions in which we provide our services. Local laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which we operate. Enforcement and interpretations of these laws and regulations can be unpredictable and are often subject to the informal views of government officials.  Certain European, foreign, federal, and state regulations and local franchise requirements have been, are currently, and may in the future be, the subject of judicial proceedings, legislative hearings and administrative proposals. Such proceedings may relate to, among other things, the rates we may charge for our local, network access and other services, the manner in which we offer and bundle our services, the terms and conditions of interconnection, unbundled network elements and resale rates, and could change the manner in which telecommunications companies operate. We cannot predict the outcome of these proceedings or the impact they will have on our business, revenue and cash flow.

There can be no assurance that future regulatory changes will not have a material adverse effect on us, or that regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations, any of which could have a material adverse effect upon us.. Potential future regulatory, judicial, legislative, and government policy changes in jurisdictions where we operate could have a material adverse effect on us. Domestic or international regulators or third parties may raise material issues with regard to our compliance or noncompliance with applicable regulations, and therefore may have a material adverse impact on our competitive position, growth and financial performance.

If competitive pressures continue or intensify and/or the success of our new products is not adequate in amount or timing to offset the decline in results from our legacy businesses, we may not be able to service our debt or other obligations.

There are substantial risks and uncertainties in our future operating results, particularly as aggressive pricing and bundling strategies by certain incumbent carriers and incumbent local exchange carriers have intensified competitive pressures in the markets where we operate, and/or if we have insufficient financial resources to market our services. The aggregate anticipated margin contribution from our new Mobile solutions may not be adequate in amount or timing to offset the declines in margin from our traditional land-line telecommunications services.

We experience intense domestic and international competition in our telecommunications traffic business which may adversely affect our results of operations and financial condition.

Both the land-line and mobile traffic business are intensely competitive with relatively limited barriers to entry in the more deregulated countries in which we operate and with numerous entities competing for the same customers. Recent and pending deregulation in various countries may encourage new entrants to compete, including ISPs, Mobile Network Operators, cable television companies, who would offer voice, broadband, Internet access and television, and electric power utilities who would offer voice and broadband Internet access. As competition intensifies as a result of deregulatory, market or technological developments, our results of operations and financial condition could be adversely affected, since the traffic business still constitutes a sizeable portion of our total business.

Deterioration in our relationships with facilities-based carriers could have a material adverse effect upon our telecommunications traffic business.

In our telecommunication traffic business, we primarily connect our customers’ telephone calls and data/Internet needs through access agreements with facilities-based Mobile Network Operators and land-line carriers. Many of these carriers are, or may become, our competitors. Our ability to maintain and expand our business depends on our ability to maintain favorable relationships with the facilities-based carriers from which we lease transmission lines. If our relationship with one or more of these carriers were to deteriorate or terminate, it could have a material adverse effect upon our cost structure, service quality, network diversity, results of operations and financial condition. If we experience difficulties with our third-party providers, we may not achieve desired economies of scale or otherwise be successful in growing our business.

The telecommunications industry is rapidly changing, and if we are not able to adjust our strategy and resources effectively in the future to meet changing market conditions, we may not be able to compete effectively.

The telecommunications industry is changing rapidly due to deregulation, privatization, consolidation, technological improvements, availability of alternative services such as mobile, broadband, DSL, Internet, VOIP, and wireless DSL through use of the fixed wireless spectrum, and the globalization of the world’s economies. In addition, alternative services to traditional land-line services, such as mobile, broadband, Internet and VOIP services, are a substantial competitive threat to our legacy land-line traffic business. If we do not continue to invest and exploit our contemplated plan of development of our communications information systems, outsourced solutions and value added (communication) services to meet changing market conditions, or if we do not have adequate resources, we may not be able to compete effectively. The telecommunications industry is marked by the introduction of new product and service offerings and technological improvements. Achieving successful financial results will depend on our ability to anticipate, assess and adapt to rapid technological changes, and offer, on a timely and cost-effective basis, services including the bundling of multiple services that meet evolving industry standards. If we do not anticipate, assess or adapt to such technological changes at a competitive price, maintain competitive services or obtain new technologies on a timely basis or on satisfactory terms, our financial results may be materially and adversely affected.

If we are not able to operate a cost-effective network, we may not be able to grow our business successfully.

Our long-term success depends on our ability to design, implement, operate, manage and maintain a reliable and cost-effective network. In addition, we rely on third parties to enable us to expand and manage our global network and to provide local, broadband Internet and mobile services.

Risks Related to Our Capital Stock

We could issue additional common stock, which might dilute the book value of our capital stock.

Our board of directors has authority, without action or vote of our shareholders, to issue all or a part of our authorized but unissued shares of common stock. Any such stock issuance could be made at a price that reflects a discount or a premium to the then-current trading price of our common stock. In addition, in order to raise future capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our common stock. These issuances, if any, would dilute your percentage ownership interest in the company, thereby having the effect of reducing your influence on matters on which shareholders vote. You may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise their options, or if warrant holders exercise their warrants to purchase shares of our common stock. As a result, any such issuances or exercises would dilute your interest in the company and the per share book value of the common stock that you owned, either of which could negatively affect the trading price of our common stock and the value of your investment.

Our board of directors has the power to designate a series of preferred stock without shareholder approval that could contain conversion or voting rights that adversely affect our common shareholders.

Our Articles of Incorporation authorize the issuance of capital stock including 50,000,000 undesignated preferred shares, and empowers our board of directors to prescribe by resolution and without shareholder approval a class or series of such preferred shares, including the number of shares in the class or series and the voting powers, designations, rights, preferences, restrictions and the relative rights in each such class or series thereof. The creation and issuance of any such preferred shares could dilute your voting and ownership interest in the company, the value of your investment, the trading price of our stock and any cash (or other form of consideration) that you would otherwise receive upon the liquidation of the company.

If we issue additional shares of common stock in connection with subsequent financings, this will have a dilutive effect on your voting rights.

We are authorized to issue 300,000,000 shares of capital stock, including 250,000,000 shares of common stock and 50,000,000 shares of preferred stock, of which 89,171,658 were issued and outstanding as of November 18, 2010. We have reserved 74,176,398 shares for issuance upon exercise of stock options and warrants outstanding. Furthermore, should we decide to finance the company through the issuance of additional common stock or preferred stock, this may have a dilutive effect on your voting rights, the value of your investment and the trading price of the common stock. If we issue more than 20% of our outstanding common stock in any equity-based financing, we may be required to call a special meeting of our shareholders to authorize the issuance of such additional shares before undertaking the issuance. As a result, we cannot assure you that our shareholders would authorize such issuance and the company could be required to seek necessary capital in an alternative manner, which may not be available on commercially reasonable terms, if at all. If the company is unable to adequately fund itself, through its operations or equity/debt financing, this would have a material adverse affect on the company as a going concern.

As a “thinly-traded” stock, large sales can place downward pressure on our stock price.

Our stock experiences periods when it could be considered “thinly traded.” Financing transactions resulting in a large number of newly issued shares that become readily tradable, or other events that cause current shareholders to sell shares, could place further downward pressure on the trading price of our stock. In addition, the lack of a robust resale market may require a shareholder who desires to sell a large number of shares to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock.

Shares eligible for future sale may adversely affect the market for our common stock.

We presently have 4,495,542 options and 69,680,856 warrants to purchase shares of our common stock outstanding.  If and when these securities are exercised into shares of our common stock, the number of our shares of common stock outstanding will increase. Such increase in our outstanding share, and any sales of such shares, could have a material adverse effect on the market for our common stock and the market price of our common stock.

In addition, from time to time, certain of our shareholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, which we refer to in this prospectus as the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, after satisfying a six month holding period: (i) affiliated shareholders (or shareholders whose shares are aggregated) may, under certain circumstances, sell within any three month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale and (ii) non-affiliated shareholders may sell without such limitations, provided we are current in our public reporting obligations. Rule 144 also permits the sale of securities by non-affiliates that have satisfied a one year holding period without any limitation or restriction. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of our securities.

Conversions of the Notes issued in the Offering or exercise of the Warrants will dilute your interest in the Company.

The Notes are convertible at into shares of common stock at a conversion price of $1.35 per share. If at any time following March 31, 2010, the twenty (20) day average closing price of the Common Stock for any twenty (20) consecutive trading days exceeds two hundred percent (200%) of the twenty (20) day average closing price of the common stock for the twenty (20) trading days prior to March 31, 2010, any Notes which remain unconverted shall automatically convert into shares of the Company at the respective price.

As a result, the voluntary (or mandatory) conversion of the Notes or the exercise of the Warrants issued in connection with the Offering will significantly dilute your interest in the Company and could have a material adverse effect on the trading price of our common stock and the value of your investment.

Certain conditions in the Notes may make it more difficult for us to incur indebtedness.

We are bound by certain terms in the Notes which restrict our ability to borrow funds outside the ordinary course of business.  We can provide no assurances that we will be able to secure waivers from the holders of our Notes or that the Selling Agents will waive any such defaults or potential defaults under the Notes.  Should we be in default under the Notes for a period exceeding thirty (30) days, (i) all amounts then unpaid under this Note, including accrued but unpaid interest, shall bear interest at the default rate of fifteen percent (15%) and (ii) all obligations under the Note shall be immediately due and payable.  As a result, any prolonged default under the Notes could have a material adverse effect on the financial condition of the Company as well as our ability to continue as a going concern.

Because our executive officers, directors and their affiliates own a large percentage of our voting stock, other shareholders’ voting power may be limited.

As of November 18, 2010, Steven van der Velden, Martin Zuurbier, Johan Dejager, Yves van Sante, Mark Nije, Roderick de Greef and Phil Hickman, our executive officers and directors, beneficially owned or controlled approximately 67.65% of our outstanding common stock.  In particular, as of November 18, 2010, Rising Water Capital AG, an entity affiliated with the certain of the aforementioned individuals, beneficially owned  30.99% of our common stock and QAT Investments, SA, another entity affiliated with certain of our officers and directors and the owner of 51% of Rising Water Capital, beneficially owned 61.44% of our common stock.  If those shareholders act together, they will have the ability to control matters submitted to our shareholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. As a result, our other shareholders may have little or no influence over matters submitted for shareholder approval. In addition, the ownership of such shareholders could preclude any unsolicited acquisition of us, and consequently, materially adversely affect the price of our common stock. These shareholders may make decisions that are adverse to your interests.

We have no dividend history and have no intention to pay dividends in the foreseeable future.

We have never paid dividends on or in connection with our common stock and do not intend to pay any dividends to common shareholders for the foreseeable future.

Our common stock is considered a penny stock and penny stocks are subject to special regulations which may make them more difficult to trade on the open market.

Securities in the OTC market are generally more difficult to trade than those on the New York Stock Exchange, NASDAQ Markets, or the major world exchanges (e.g. London Stock Exchange, Toronto Stock Exchange, etc.). In addition, accurate price quotations are also more difficult to obtain. The trading market for our common stock is subject to special regulations governing the sale of penny stock.

A “penny stock” is defined by regulations of the Securities and Exchange Commission as an equity security with a market price of less than $5.00 per share. The market price of our class B common stock has been less than $5.00 for several years.

If you buy or sell a penny stock, these regulations require that you receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock would be subject to Rule 15g-9 of the Exchange Act, which relates to non-NASDAQ and non-exchange listed securities. Under this rule, broker-dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share.

Penny stock regulations will tend to reduce market liquidity of our common stock, because they limit the broker-dealers' ability to trade, and a purchaser's ability to sell the stock in the secondary market. The low price of our common stock will have a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock may also limit our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of many institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker's commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, our shareholders will pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders named herein.  There will be no proceeds to us from the sale of shares of common stock in this offering.

We will not receive any proceeds from the sale of shares by the selling stockholders other than the exercise price of any warrants that are exercised by the applicable selling stockholders who do not conduct cashless exercises, the proceeds of which we expect to use for our general working capital.  If all of these warrants are exercised for cash, then we will receive gross proceeds of approximately $66 million.  No assurances can be given, however, that all or any portion of such warrants will ever be exercised.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell these shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices.  We will not receive any proceeds from the sale of shares by the selling stockholders but we may receive proceeds upon the exercise, if any, of the warrants.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

The discussion below contains forward-looking statements that are based on the current beliefs of management, as well as current assumptions made by, and information currently available to, management. All statements contained in the discussion below, other than statements that are purely historical, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause our future actual results, performance or achievements to differ materially from those expressed in, or implied by, any such forward-looking statements as a result of certain factors, including, but not limited to, those risks and uncertainties discussed in this section, as well as in the section entitled “Risk Factors”, and elsewhere in our other filings with the SEC. See “Cautionary Note Regarding Forward-Looking Statements” elsewhere in this prospectus.

Investors are cautioned not to place undue reliance on the forward-looking statements contained herein. We undertake no obligation to update these forward-looking statements in light of events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Overview

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and notes thereto and the other financial information included elsewhere in this document.

Services and Solutions

Full-MVNE/MVNO Mobile Services – wholesale services and managed services

As of 2007, we positioned ourselves as an MVNE to MNOs and MVNOs offering a wide range of mobile enabling/enhancing services through sophisticated, proprietary technology supported by multi-country operations with a focus on business to business, outsourcing /partnering strategy. Important milestones in this respect are:

•
On September 17, 2008 a hosting agreement was signed between T-Mobile Netherlands BV and Elephant Talk Holding AG, a 100% affiliate of Elephant Talk Europe Holding BV. T-Mobile is one of the three MNOs in the Netherlands. Elephant Talk will, as exclusive MVNE for T-Mobile, connect MVNOs in the Netherlands to its platform, making use of the mobile network of T-Mobile.

•	In June 2009 we signed a hosting agreement with Vizzavi Spain (part of Vodafone Group). Elephant Talk to be the exclusive provider to Vizzavi for MVNE services in Spain.

•
In the course of 2010 we signed a framework hosting agreement with KPN Group Belgium NV. Elephant Talk will connect MVNO’s in Belgium to its platform, making use of the mobile network of KPN in Belgium. We are currently in the process of implementing this platform in Belgium.

•
Following the start of our MVNE services in the Netherlands in the fourth quarter of 2008, we entered into heads of terms agreements with MVNOs for wholesale services in the Netherlands and  started servicing these companies while currently implementing additional ones. By the end of  the September 2010  quarter we successfully implemented and brought live for T-Mobile one of their best known brands in The Netherlands.

In Spain, we have provided since June 2009, managed services to Vizzavi (part of the Vodafone Group) and migrated at the end of this quarter a large MVNO of Vizzavi to our platform and are in the process of preparing and implementing new ones.

Customized Mobile Solutions – integrated fraud and security solutions (ValidSoft)

In line with our strategy to develop and market customized mobile solutions, we acquired ValidSoft on March 17, 2010. ValidSoft provides strong authentication and transaction verification capabilities that allow organizations to quickly implement solutions that protect against certain of the latest forms of credit and debit card fraud and on-line transaction and identity theft. By correlating the relative location of a person’s credit card with the location of their mobile phone, this service can, for example, tell a bank or card issuer in real-time if the transaction is likely genuine or fraudulent. We anticipate generating revenues on a per transaction basis (per verification). This acquisition combines what we believe to be ValidSoft’s best in class proprietary software with our superior telecommunication platform to create what we believe is the best integrated electronic fraud prevention solution available. A number of milestones:

•           ValidSoft has been granted the European Privacy Seal in regards to its anti-fraud technology software, VALid-POS®, which is designed to detect and prevent card related fraud, a global multibillion dollar problem for financial institutions.
•           The Company launched VALid-SVP™ (Speaker Verification Platform), a voice biometric technology to improve secure authentication.
•           ValidSoft was successful in a joint bid for the provision of a Self Certification project to an EU Government in the area of citizen benefit payments. The solution will evaluate the use of technology and incorporate ValidSoft’s Speaker Verification Platform, VALid-SVP™ to provide automation in the processing of citizen benefits with a view to achieving cost reduction and efficiencies.
•           ValidSoft has filed applications for two new patents in the Card Not Present fraud prevention area.
•           ValidSoft announced an agreement with Cumberland Building Society (www.cumberland.co.uk), the 15th largest building society in the UK with assets exceeding £1.5billion, to incorporate ValidSoft's VALid® solution technology into a new secure transaction service (Cumberland Building Society is a mutual organization owned by its current account holders, and borrowers which follows a similar model of community banks in the US).

Landline network outsourcing services

Through our fixed line telecom infrastructure and our centrally operated and managed IN-CRM-Billing platform, we also provide traditional telecom services like Carrier Select and Carrier Pre-Select Services, Toll Free and Premium Rate Services to the business market.

Support technology

Telecom infrastructure & network

We currently operate a switch-based telecom network with national licenses and direct fixed line interconnects with the Incumbents/National Telecom Operators in seven (7) European countries, one (1) in the Middle East (Bahrain), and partnerships with telecom operators in Scandinavia, Poland and Germany, and France. To this we have added mobile access coverage in order to cater for our mobile services and solutions. Our first mobile partners are T-Mobile in the Netherlands and Vizzavi (a Vodafone company) in Spain.

Business Support and Operational Support System (“ET BOSS”) and Intelligent Network – IN – (“Infitel”)

Through our European and Chinese development centers, we develop in-house telecom and media related systems and software, centered around two of the companies’ proprietary platforms ET BOSS and Infitel.

Electronic fraud prevention products: VALid-POS®,  VALid® and VALid-VSG™.

Our recent acquisition of ValidSoft has given us ownership of technology and intellectual property to combat fraud relating to card, the internet, and telephone channels. ValidSoft solutions are marketed under VALid-POS® and VALid®. For its biometrics based product it trades under VALid-VSG™

Results of Operations

Our results of operations for the nine months ended September 30, 2010, consisted of the operations of Elephant Talk , its wholly-owned subsidiaries, Elephant Talk Limited and its subsidiaries, Elephant Talk Europe Holding BV and its subsidiaries, Elephant Talk Global Holding BV and its subsidiaries and Validsoft Ltd and its subsidiaries

Although the vast majority of our business activities are carried out in Euros, we report our financial statements in US dollars (“USD”), The conversion of Euros to USD leads to period-to-period fluctuations in our reported USD results arising from changes in the exchange rate between the USD and the Euro. Generally, when the USD strengthens relative to the Euro, it has an unfavorable impact on our reported revenue and income and a favorable impact on our reported expenses. Conversely, when the USD weakens relative to the Euro, it produces a favorable impact on our reported revenue and income, and an unfavorable impact on our reported expenses. The above fluctuations in the USD/Euro exchange rate therefore result in currency translation effects (not to be confused with real currency exchange effects), which impact our reported USD results and may make it difficult to determine actual increases and decreases in our revenue and expenses which are attributable to our actual operating activities. In addition to reporting changes in our financial statements in USD’s as per the requirements of United States generally accepted accounting principles, we also highlight the impact of any material currency translation effect by providing a comparison between periods on a constant currency basis, where the most recent USD/Euro exchange rate is applied to previous periods. Management believes that this allows for greater insight into the trends and changes in our business for the reported periods. Also, since we carry out our business activities primarily in Euros we do not currently engage in hedging activities.

Three & Nine Month Periods Ended September 30, 2010 compared to the Three & Nine Month Periods Ended September 30, 2009

Revenue

Revenue for the three months ended September 30, 2010 was $9,040,397, a decrease of $2,415,092 or (21.1%), compared to $11,455,489 for the three months ended September 30, 2009. The decrease was the result of the lower sales during the period as well as the unfavorable impact of a $1,043,001 currency translation effect arising from a higher USD/Euro exchange rate.

Revenue for the nine months ended September 30, 2010 was $28,657,987, a decrease of $3,537,784 or (11.0%), compared to $32,195,771 for the nine months ended September 30, 2009. The decrease was the result of lower sales and to some extent the unfavorable impact of a $1,157,324 currency translation effect arising from a higher USD/Euro exchange rate.

More detailed explanations of variations between reporting periods are provided in the constant currency notes below.

Revenue - Constant currency

In constant currency, the revenue for the three months ended September 30, 2010 decreased by $1,372,091 (or 13.0%) compared to the same period in 2009. The decrease was attributable to a decline in our premium rate services (“PRS”) revenue of ($105,514), Mobile revenue of ($1,195,068) and Middle East pre-paid calling cards revenue of ($166,359) compared to the same period in 2009. Other revenue increased with $94,850.

The decrease in the first nine months of 2010 revenue of $2,380,460 over the first nine months of 2009, in constant currency, was attributable to a decline in our premium rate services (“PRS”) of ($509,756), Mobile revenue of ($1,718,984) and Middle East pre-paid calling cards revenue of ($271,037) compared to the same period in 2009. Other revenue increased with $119,317. The roll-out of mobile managed services and wholesale customers was delayed and therefore could not compensate yet for the loss in revenue compared with the nine months in the previous year following the departure in 2009 of a mobile customer in financial disarray.

	September 30, 2010	September 30, 2009	September 30, 2009	Variance 2010 versus 2009
Revenue			constant currency	constant currency
Premium Rate Services	$25,126,297	$26,617,673	$25,636,053	$-509,756
Mobile Services	2,209,236	4,078,634	3,928,220	-1,718,984
Middle East Calling Cards	561,419	833,201	832,456	-271,037
Other revenue	761,035	666,263	641,718	119,317
Total Revenue	$28,657,987	$32,195,771	$31,038,447	$-2,380,460

Cost of service

Cost of service includes origination, termination, network and billing charges from telecommunications operators, out payment costs to content and information providers, network costs, data center costs, facility cost of hosting network and equipment and cost in providing resale arrangements with long distance service providers, cost of leasing transmission facilities, international gateway switches for voice, and data transmission services.

Cost of service for the three months ended September 30, 2010 was $8,638,506, a decrease of $2,235,699 (or 20.6%), compared to $10,874,205 for the three months ended September 30, 2009. The decrease in cost of service was the result of lower sales volumes and a favorable impact of a $993,017 currency translation effect arising from a higher USD/Euro exchange rate.

Cost of service for the nine months ended September 30, 2010 was $27,017,788, a decrease of $3,636,418 (or 11.9%), compared to $30,654,206 for the nine months ended September 30, 2009. The decrease in cost of service was the result of lower sales volumes and a favorable impact of a $1,104,944 currency translation effect arising from a higher USD/Euro exchange rate.

Cost of service – constant currency

In constant currency, the cost of service for the three months ended September 30, of 2010 decreased by $1,242,682 (or 12.4%) compared to the same period in 2009. Cost of service, as a percent of revenue, expressed in constant dollar terms was 95.5% and 94.9% for the three-month period ended September 30, 2010 and 2009, respectively.

In constant currency, the cost of service for the first nine months of 2010 decreased by $2,531,475 (or 8.6%) compared to the same period in 2009. Cost of service, as a percent of revenue, expressed in constant dollar terms was 94.3% and 95.2% for the nine-month periods ended September 30, 2010 and 2009, respectively.

The decrease in cost of services is primarily the result of lower levels of PRS revenue and Mobile revenues on a constant currency basis.

Management expects cost of service to decline as a percent of revenue as a greater proportion of future revenue is comprised of our mobile services and ValidSoft solutions, which have a substantially lower cost of service than our traditional PRS business.

Selling, general and administrative

Selling, general and administrative (“SG&A”) expense for the three months ended September 30, 2010 was $2,795,572, a decrease of $153,466 or 5.2 % compared to $2,949,038 for the same period in 2009.

For the nine months ended September 30, 2010, SG&A expense was $6,780,281, an increase of $584,300 or 9.4%, compared to $6,195,981 in the same period in 2009.

Selling, general and administrative – constant currency

In constant currency, total SG&A for the three months ended September 30, 2010 decreased by  $15,628 or 0.1% compared to the same period in 2009.  The decrease  in expenses was largely the result of  the release of accounting provisions made primarily related to the Validsoft acquisition balance sheet.

In constant currency, total SG&A for the nine months ended September 30, 2010 increased with $728,270 or 12.0 % compared to the same period in 2009.  The increase in expenses was mainly attributable to increased staffing levels and the inclusion of Validsoft into our financials as of 1 April 2010.

Non-cash compensation to officers, directors, employees and consultants

Non-cash compensation for the three and nine months ended September 30, 2010, was $779,539 and $4,033,208, respectively, compared to $252,521 and $1,272,387, for the corresponding 2009 periods. The increase in both periods is primarily attributable to the restricted stock issuance in lieu of cash compensation for management salaries and board compensation (including a new board and a new management team member) and more options granted under the 2008 Incentive Plan to employees and consultants, due to higher staffing levels especially through the acquisition of Validsoft.

Depreciation and amortization

Depreciation and amortization for the three and nine months ended September 30, 2010, was $1,481,451 and $3,841,573, respectively, compared to $861,616 and $2,199,561 for the comparable periods in 2009.

Depreciation and amortization expenses increased due to the consolidation into our financials as of 1 April 2010 of the amortization of $ 1,676,329 for the ValidSoft intangibles assets.

Other Income and Expenses

Interest income for the three months ended September 30, 2010 was $40,566 compared to $24,375 for the same period in 2009. Interest income was $105,685 and $46,682 for the nine months ended September 30, 2010 and 2009 respectively.

For the three months ended September 30, 2010, interest expense was $538,214 compared to $323,976 in 2009. Interest expense was $1,520,641 and $531,915, for the nine months ended September 30, 2010 and 2009, respectively.

For the three months ended September 30, 2010, the amortizations related to the  debt discount on the promissory notes, fair value expenses of , associated Warrants and deferred financing costs were $20,693,454 compared to $1,848,709 in 2009. For the nine months ended September 30, 2010 and 2009 the amounts were $38,109,590 and $1,848,709, respectively. The substantial increases in these expenses were primarily caused by the increase of our share price ($1.14 at September 30 2009 and $2.60 at September 30 2010) as well as additional issuances of warrants attached to the 2010 convertible notes.

Non-controlling Interest

Our majority owned subsidiaries are Elephant Talk Communications PRS U.K. Limited, Elephant Talk Communications Premium Rate Services Netherlands B.V., Elephant Talk Middle East & Africa (Holding) W.L.L., Elephant Talk Middle East & Africa (Holding) Jordan L.L.C., Elephant Talk Middle East & Africa Bahrain W.L.L., Elephant Talk Middle East & Africa FZ-LLC and ET-UTS NV.

 During the three and nine months ended September 30, 2010, we incurred a non-controlling interest charge of $452 and $2,735 respectively. During the same period in 2009, we incurred losses of $432 and $1,188 attributable to minority shareholders’ interest.

Other comprehensive income (loss)

We record foreign currency translation gains and losses as comprehensive income or loss. Comprehensive Income (Loss) for the first nine months ended September 30, 2010 and 2009 was ($753,283) and $345,802 respectively. This change is primarily attributable to the translation effect resulting from the substantial fluctuations in the USD/Euro exchange rates.

Adjusted EBITDA

We employ Adjusted EBITDA, defined as earnings before derivative accounting, such as warrant liabilities and conversion feature expensing, income taxes, depreciation and amortization and stock-based compensation, for several purposes, including as a measure of our operating performance. We use Adjusted EBITDA because it removes the impact of items not directly resulting from our core operations, thus allowing us to better assess whether the elements of our growth strategy are yielding positive results.

A reconciliation of Adjusted EBITDA to net loss, the most directly comparable measure under U.S. GAAP, for each of the fiscal periods indicated, is as follows:

	Nine months ended
	September, 30
	2010	2009	2009 in constant currency
	(unaudited)	(unaudited)	(unaudited)
Net loss	$(52,542,944)	$(10,462,294)	$(10,307,292)
Provision for income taxes	800	800	800
Net loss attributable to noncontrolling interest	2,735	1,188	1188
Depreciation and amortization	3,841,573	2,199,561	2,137,687
Stock-based compensation	4,033,208	1,272,387	1,272,387
Interest income and expenses	1,414,956	485,233	483,696
Other non-cash financing charges	38,109,590	1,848,709	1,848,709

Adjusted EBITDA	$(5,140,082)	$(4,654,416)	$(4,562,825)

(Note to Adjusted EBITDA: 2010 figures include Validsoft as of 1 April 2010. In 2009 Validsoft not in figures.)

Liquidity and Capital Resources

We have an accumulated deficit of $114,877,217 including a net loss of $52,542,944 for the nine months ended September 30, 2010.

Excluding the final closing of the 2010 Private Placement Offering on October 8, 2010 (described in Note 26), we raised in 2010 through September 30 2010 gross proceeds of approximately $ 13.8 million consisting of $2.5 million in convertible debt and $11.3 million in equity, resulting in total net proceeds to us of approximately $12.2 million.

In addition to the capital raising debt was converted into equity for a total amount of $ 8,125,571, excluding additional debt to equity conversions that took place after September 30 2010.

We believe that our cash balance at September 30, 2010, in combination with the additional funding received so far in 2010, cash generated from operations, expected additional revenues, repayment of certain debt as well as continued investment in capital expenditures will last us until 1st quarter 2011. Considering our share price development and upcoming achievements we expect warrants to purchase stock in our company to be exercised, which would provide sufficient funds until at least 4th quarter 2011.

Although the Company has previously been able to raise capital as needed, such capital may not continue to be available at all, or if available, on reasonable terms at the moments we need it.  Further, the terms of such financing may be dilutive to existing shareholders or otherwise on terms not favorable to the Company or existing shareholders. The current global financial situation may offer additional challenges to raising the required capital.  If we are unable to secure additional capital, as circumstances require, or do not succeed in meeting our sales objectives we may not be able to continue operations. As of September 30 2010, these conditions raised substantial doubt from our auditors as to our ability to continue as a going concern.

Our financial statements assume that we will continue as a going concern. If we are unable to continue as a going concern, we may be unable to realize our assets and discharge our liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to the amounts and classification of liabilities that may be necessary should we be unable to continue as a going concern.

Operating activities

Net cash used in operating activities for the nine months ended September 30, 2010 was $9,777,224 compared to $3,757,556 third quarter of 2009, an increase of $6,019,668. This increase is primarily attributable to expenses related to the consolidation of ValidSoft as of April 1, 2010 and substantial reduction in accounts payable.

Investment activities

Net cash used in investment activities for the nine months ended September 30, 2010 was $2,399,671 a decrease of $2,000,639 (or 45%) compared to $4,400,310 in the first half year of 2009. The decrease was primarily attributable to less purchase of equipment and the elimination of the loans to ValidSoft.

Financing activities

Net cash received by financing activities for the nine months ended September 30, 2010 was $12,207,650.  Please see footnotes 2 and 26 for more information. In addition, for a total amount of $ 8,125,571 debt was converted into equity. That had no influence on the cash in the quarter ended September 30 2010.

As a result of the above activities, the Company had a cash and cash equivalents balance of $1,632,748 as of September 30, 2010, a net decrease in cash and cash equivalents of $251,306, for the nine months ended September 30, 2009.

Application of Critical Accounting Policies and Estimates

Revenue Recognition and Deferred Revenue

The Company’s revenue recognition policies are in compliance with ASC 605, Revenue Recognition (“ASC 605”) (formerly, Staff Accounting Bulletin (SAB) 104). Revenue is recognized only when the price is fixed or determinable, persuasive evidence of arrangement exists, the service is performed and the collectability of the resulting receivable is reasonably assured. The Company derives revenue from activities as a fixed-line and mobile services provider with its network and its own switching technology. Revenue represents amounts earned for telecommunication services provided to customers (net of value added tax and inter-company revenue). The Company recognizes revenue from prepaid calling cards as the services are provided. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as deferred revenue. Deferred revenue represents amounts received from the customers against future sales of services since the Company recognizes revenue upon performing the services.

Stock-based Compensation

Effective January 1, 2006, we adopted the provisions of ASC 718 “Compensation-Stock Compensation”,” (“ASC 718”) (formerly SFAS No. 123(R)), using the prospective approach. As a result, we recognize stock-based compensation expense for only those awards that are granted subsequent to December 31, 2005 and any previously existing awards that are subject to variable accounting, including certain stock options that were exercised with notes in 2003, until the awards are exercised, forfeited, or contractually expire in accordance with the prospective method and the transition rules of ASC 718. Under ASC 718, stock-based awards granted after December 31, 2005, are recorded at fair value as of the grant date and recognized as expense over the employee’s requisite service period (the vesting period, generally three years), which we have elected to amortize on a straight-line basis.

Business Combinations

 We use the purchase method of accounting for business combinations and the results of the acquired businesses are included in the income statement from the date of acquisition. The purchase price includes the direct costs of the acquisition.  However, beginning in fiscal 2009, acquisition-related costs will be expensed as incurred, in accordance with Financial Accounting Standards Board (FASB) issued revision to Statement of Financial Accounting Standards  No. 141R, “Business Combinations”. Amounts allocated to intangible assets are amortized over their estimated useful lives; no amounts are allocated to in-progress research and development. Goodwill represents the excess of consideration paid over the net identifiable business assets acquired.

Intangible Assets and Impairment of long Lived Assets

In accordance with ASC 350 (formerly SFAS No. 142), intangible assets are carried at cost less accumulated amortization and impairment charges. Intangible assets are amortized on a straight-line basis over the expected useful lives of the assets, between three and ten years. Other intangible assets are reviewed for impairment in accordance with ASC 360, “Property, Plant, and Equipment” (formerly SFAS No. 144), annually, or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Measurement of any impairment loss for long-lived assets and identifiable intangible assets that management expects to hold and use is based on the amount of the carrying value that exceeds the fair value of the asset.

Impact of Accounting Pronouncements

In April 2009, the FASB issued guidance, which is now part of ASC 825, “Interim Disclosures about Fair Value of Financial Instruments” (“ASC 825”) (formerly Financial Staff Position SFAS 107-1 and Accounting Principles Board (APB) Opinion No. 28-1). ASC 825 amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. ASC 825 is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of ASC 825 did not have an impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued new guidance for accounting for subsequent events. The new guidance, which is now part of ASC 855-10, “Subsequent Events” (“ASC 855-10”) (formerly, SFAS No. 165) is consistent with existing auditing standards in defining subsequent events as events or transactions that occur after the balance sheet date but before the financial statements are issued or are available to be issued, but it also requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. The new guidance defines two types of subsequent events: “recognized subsequent events” and “non-recognized subsequent events.” Recognized subsequent events provide additional evidence about conditions that existed at the balance sheet date and must be reflected in the company’s financial statements. Non-recognized subsequent events provide evidence about conditions that arose after the balance sheet date and are not reflected in the financial statements of a company. Certain non-recognized subsequent events may require disclosure to prevent the financial statements from being misleading. The new guidance was effective on a prospective basis for interim or annual periods ending after June 15, 2009. We adopted the provisions of ASC 855-10 as required.

In June 2009, the FASB issued new guidance which is now part of ASC 105-10, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (ASC 105-10) (formerly Statement of Financial Accounting Standards No. 168), which establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles. ASC 105-10 is effective for interim and annual periods ending after September 15, 2009. The adoption of ASC 105-10 did not have a material impact on the Company’s consolidated financial statements.

In January, 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements. The standard amends ASC Topic 820, Fair Value Measurements and Disclosures, to require additional disclosures related to transfers in and out of Levels 1 and 2 and for activity in Level 3 and clarifies other existing disclosures requirements. The Company adopted ASU 2010-06 beginning January 1, 2010. This update had no impact on the Company’s financial statements.

In April 2010, the FASB issued Accounting Standard Update (“ASU”) No. 2010-17, Milestone Method of Revenue Recognition, which provides guidance on applying the milestone method to milestone payments for achieving specified performance measures when those payments are related to uncertain future events. However, the FASB clarified that, even if the requirements in this ASU are met, entities would not be precluded from making an accounting policy election to apply another appropriate accounting policy that results in the deferral of some portion of the arrangement consideration. The ASU is effective for periods beginning on or after June 15, 2010. Entities can apply this guidance retrospectively as well as prospectively to milestones achieved after adoption. This update is expected to have no impact on the Company’s financial statements.

ASU 2010-13, Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades, amends Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition.  Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity.  It is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010.  The amendments should be applied by recording a cumulative-effect adjustment to the opening balance of retained earnings.  The cumulative-effect adjustment should be calculated for all awards outstanding as of the beginning of the year in which the amendments are initially applied, as if the amendments had been applied consistently since the inception of the award.  Earlier application is permitted.

ASU 2010-09, Subsequent Events, amends FASB ASC 855-10 to clarify that whereas SEC filers and conduit debt obligors for publicly-traded conduit debt securities must evaluate subsequent events through the date that the financial statements are issued, SEC filers need not disclose the date through which subsequent events have been evaluated.  Non-SEC filers must evaluate subsequent events through the date the financial statements are available to be issued, and continue to be required to disclose that date.  The ASU also clarifies that reissuances for which a subsequent events evaluation is required are limited to “revised” financial statements (as defined in the ASU).  The amendments are effective upon issuance (February 2010), except as relating to conduit debt obligors, for which the effective date is interim or annual periods ending after June 15, 2010.

Overview

We are an international provider of business software and services to the telecommunications and financial services industry. Elephant Talk installs its operating software at the network operating centers of mobile carrier and receives a fee per month per cell phone subscriber on the network. Currently the subscribers are wholesale customers of Vizzavi (a subsidiary of the Vodafone group) in Spain and T-Mobile in the Netherlands. Furthermore we signed a framework hosting agreement with KPN Group Belgium NV to make use of their radio network for us to connect MVNO customers in Belgium.  Elephant Talk typically signs a five- year exclusive with one carrier per country.  Negotiations with mobile carriers are currently under way in a number of other countries. We also operate landline telephony services in nine European countries and Bahrain. Our network components, hardware, software systems, telecom switches and interconnections with other telecom operators are located in secured data-centers in eight countries.

  Our ET Boss software enables mobile carriers to outsource their entire back office to Elephant Talk. By outsourcing operations the mobile carriers can reduce the number of vendor software, employees, and consultants.  ET Boss reduces the number of software modules / vendors from over twenty to one.  Additionally, ET Boss enables mobile virtual network operators (MVNO’s) to control their pricing and product offerings with the touch of a keypad from a windows interface.  This compares with the current situation often experienced by virtual operators whereby it can take up to six month to effect a change in their product offerings.

Due to the large operational expenditures required to operate and maintain switches and network infrastructure, mostly due to the very high levels of complexity, mobile network operations such as Sprint have already been outsourced (to Ericsson) in an effort to reduce costs. Now Elephant Talk offers a comparable possibility of fully outsourcing the complete IT back office of any mobile operator. Our software platform offers thereby not only a substantial reduction in cost, but at the same time also provides much higher service levels and flexibility. We are currently providing these services to Vodafone’s subsidiary in Spain and T-Mobile in the Netherlands, and will early next year also offer these services to KPN Group in Belgium. We simply take three pipes from the mobile network operator (MNO) – voice, data, and signaling (see above) – and plug them into our ET Boss platform (see below).

We are developing and acquiring application software to enable our virtual clients to offer various dynamic products that include remote health care monitoring on a watch or pendant, credit card fraud prevention, mobile internet ID security, multi-country discounted phone services, loyalty management services, and a whole range of other emerging customized mobile services. In line with our strategy to develop and market customized mobile solutions, we acquired ValidSoft, Ltd. (“ValidSoft”) on March 17, 2010. ValidSoft provides strong authentication and transaction verification capabilities that allow organizations to quickly implement solutions that protect against certain of the latest forms of credit and debit card fraud, and on-line transaction and identity theft. By correlating the relative location of a person’s credit card with the location of their mobile phone, this service can tell a bank in real-time if the transaction is likely genuine or fraudulent (see diagram below). We anticipate generating revenues on a per transaction verification fee from banks.  This acquisition combines ValidSoft’s best in class proprietary software with our superior telecommunication platform to create what we believe is the best electronic fraud prevention total solution available.

In 2009 we  generated in excess of $40 million and employed 89 employees and retained 27 independent contractors on a long-term basis. Our principal offices are located in The Netherlands, Spain and China. Mobile services are currently provided in Spain and The Netherlands, whereas landline telephony services are provided in nine European countries and Bahrain. Our network components, hardware, software systems, telecom switches and interconnections with other telecom operators are located in secured data-centers in eight countries.

Background of Elephant Talk Communications, Inc.

Elephant Talk Communications Inc. was formed in 2001 as a result of a merger between Staruni Corporation (USA, 1962) and Elephant Talk Limited (Hong Kong, 1994). Staruni Corporation - named Altius Corporation, Inc., until 1997 - was a web developer and Internet Service Provider since 1997 following its acquisition of Starnet Universe Internet Inc.  Elephant Talk Limited (Hong Kong) began operating in 1994 as an international long distance services provider, specializing in international call termination into China. In 2006 Elephant Talk Communications, Inc., decided to abandon its strategy of focusing on international calls into China.

In 2000 Staruni Corporation became a reporting company on the OTC Bulletin Board under the symbol “SRUN”, replaced by “ETLK” following the merger with Elephant Talk Limited (Hong Kong), and in turn changed to “ETAK” pursuant to a 2008 stock-split.

In January 2007, through our acquisition of Benoit Telecom (Switzerland), we established a foothold in the European Telecommunications Market, particularly within the market for Service Numbers (Premium Rate Services and Toll Free Services) and to a smaller extent Carrier (Pre) Select Services.  Furthermore, through the human capital, IT resources and software acquired, we obtained the experience and expertise of individuals and software deeply connected to telecom and multi-media systems, telecom regulations and European markets.

In March 2010, we acquired ValidSoft.  We believe this acquisition is in line with our strategy to develop and market customized mobile solutions.  ValidSoft provides strong authentication and transaction verification capabilities that allow organizations to quickly implement solutions which protect against the latest forms of credit and debit card fraud, on-line transaction and identity theft. This acquisition combines ValidSoft’s best in class proprietary software with our superior telecommunication platform to create the best electronic fraud prevention total solution available on the market today.Further details on the above acquisitions, other (smaller) acquisitions and incorporations can be found under “legal structure of the company”.

Product – Service Strategy

Our corporate strategy results in the following three main types of value propositions offered to the market, each building upon our converged network and access capabilities in combination with “ET Boss”, our proprietary telecommunications Operating Support System (OSS) and Business Support System (BSS):
•	Customized mobile services, such as our ValidSoft credit card fraud solution

•	Mobile Enabling Platform (ET BOSS), including our MVNE/MVNO services

•	Landline network outsourcing services

Industry Developments

A number of relevant factors in the converging telecommunications industry, combined with consumers and businesses increasing adoption of mobile and wireless based applications, drive our investments and services, are as follow:

The mobile phone will become the channel of choice for consumers

We believe that the mobile phone will ultimately be the (handheld) device chosen by consumers and businesses to best bring personalized, contextual and time-wise relevant services such as:
•	mobile banking
•	telemedicine
•	location based services
•	use of near field communications for cashless payments, couponing, cashless tickets, vending machine payments, grocery store payments
•	credit card applications
•	communities; social, entertainment and loyalty
•	customer profiling and data mining to support one-on-one marketing
•	security and trust sensitive applications; the mobile phone as authenticator.

Mobile operators need to reduce total cost of ownership (TCO) and increase utilization of their assets

Mobile Network Operators typically have twenty or more vendors for their software to handle Network Management, Customer Relationship Management (CRM), billing, fulfillment, distribution and customer care. This has resulted in legacy systems that are expensive to maintain and difficult to adapt to changing market conditions. In addition, MNO’s are looking for new ways to attract traffic over their networks, since the traditional mass marketing of voice and messaging focused on end-users (“retail”) shows little or no growth. MNO’s are required to shift their organization from a mass marketing oriented retail focus to a wholesale focus; thereby allowing other organizations such as MVNO’s to serve smaller and specifically targeted end-user groups with specialized and converged solutions in order to increase traffic (e.g. voice, text, data or media) over the operators networks.

Trust and security aspects are increasingly important in a networked and digitalized environment

The open nature of the Internet as well as exponential digitalization and globalization of society has resulted in increased (international) fraud, attention for privacy intrusions and national security concerns.

MVNO telecommunication markets – by Ovum 1

Global mobile virtual network operator (MVNO) connections are forecast to reach 85.6 million by 2015, and revenues are expected to be $9.5 billion. Over the next five years, new MVNO markets are expected to open up in South and Central America, Asia-Pacific, and in the Middle East. However, there are still regulatory and market challenges to overcome before these markets can offer an environment that can sustain MVNO activity. Therefore, we expect the bulk of MVNO connections and revenue growth from 2010–15 will come from established MVNO markets in Western Europe, Asia-Pacific, and North America.

Established MVNO markets will drive growth

Global MVNO connections are forecast to reach 85.6 million by 2015, and revenues are expected to be $9.5 billion. The bulk of global MVNO connections growth will come from established MVNO markets in Western Europe, Asia-Pacific, and North America.

In Western Europe, the fastest-growing MVNO markets are Germany, France, Italy, Spain, and the Netherlands. Germany and the Netherlands have been the largest MVNO markets (in terms of the number of MVNOs) for many years, and this will not change over the forecast period, especially as both markets are regarded as good testing grounds for MVNOs looking to trial new business models.

Emerging markets warming to MVNOs

While currently there are very few MVNOs in emerging markets, more markets are expected to introduce MVNOs over the forecast period. MVNOs are expected to move into markets in Brazil and Chile in South and Central America; Turkey in the Middle East; and India, Pakistan, and Vietnam in Asia-Pacific. Markets such as Brazil and India present an attractive opportunity for MVNOs, but there are still a number of obstacles impacting MVNO development in these markets including a lack of cooperation from mobile network operators (MNOs) and a lack of regulation to facilitate new MVNO entrants. Therefore, we expect the majority of new MVNO markets to remain relatively small and have minimal impact on global MVNO connections and revenues.

MVNO revenues to remain steady

Global revenues are forecast to remain steady over the next five years. Currently, Western Europe and the US account for over 84% of global MVNO revenues, and by 2015 we forecast that this figure will fall marginally to 80%. MVNO markets in South and Central America and the Middle East are expected to make up a greater share of global MVNO revenues over the forecast period. In 2009, South and Central America and the Middle East contributed approximately 1% to global MVNO revenues, and we forecast that this will increase to 6% by 2015.

MVNOs have explored numerous segments

MVNOs have been in operation for over a decade, and in this time it has become clear which business models have been successful and which have been failures. “Tried and tested” MVNO business models include targeting low-spending customers by offering no-frills domestic and international mobile services, and targeting businesses and households by offering mobile and fixed service bundles. MVNOs have also had success in other niche segments, such as focusing on the wealthy, charities, or offering gender-specific services. All of these models have proven lucrative for MVNOs and have presented them with good opportunities in most markets. However, while targeting the right segment is extremely important for MVNOs, their success is also dependent on market conditions, competition, and execution.

Electronic and card fraud markets

The solutions from Validsoft are targeted to combat electronic fraud across card, internet and the telephone channels.  Card fraud in the US is estimated to be $100bn p.a. and $330bn p.a. globally with the other channels accounting for additional fraud  of $50bn p.a  and $150bn p.a. respectively.  The total addressable market is $450bn p.a and through the ValidSoft technology the extent of this endemic problem can be reduced through reducing the direct impact of fraud, reducing operating costs and improving the customer experience.  These solutions also  provide an environment which allows banks and other institutions to automate manual process safely and securely.

Summary Services and Solutions

ValidSoft Ltd: customized mobile solution for credit card fraud prevention

In line with our strategy to develop and market customized mobile solutions, we recently acquired ValidSoft Ltd.  ValidSoft provides strong authentication and transaction verification capabilities, which allow organizations to quickly implement solutions that protect against the latest forms of credit and debit card fraud, on-line transaction and identity theft.  This acquisition combines Validsoft’s advanced proprietary software with what we believe is a superior telecommunication platform to create a leading electronic fraud prevention total solution.

We believe the ValidSoft solution can save major banks around the world significant funds associated with fraud losses, false positives and administration in connection with credit and debit card fraud. ValidSoft has successfully completed trials with four major financial institutions and is in advanced discussions with leading global payment processors, international banks and credit card providers. ValidSoft was recently awarded the European Privacy Seal from EuroPrise, underscoring the prudent set-up of its systems as to privacy matters. Revenues generated from the ValidSoft business are expected to become our highest margin contributor.

MVNE/MVNO

Since 2006, significant investments have been made in mobile enabling services and platforms. We invest and operate as a full Mobile Virtual Network Enabler (MVNE), offering MNO’s various parts of the back office network including core network, messaging platforms, data platforms and billing solutions.  As a result, we are positioning ourselves as the MVNE partner of choice for the larger, global MNO’s, and a one-stop convergent solutions provider for specialized MVNO customers.

The first revenues from these mobile services began during the fourth quarter of 2008 with T-Mobile in the Netherlands and with Vizzavi (a subsidiary of Vodafone group) in Spain during 2009. Currently we have 6 MVNO’s running on our platforms in The Netherlands and Spain, and are rapidly expanding our geographic service areas.

Currently we are negotiating agreements with various MNO’s and MVNO’s in numerous countries in order to realize our strong growth objectives, both in revenues and margin improvement.

1 Reference Code: OVUM052659, Publication Date: 31 August 2010

Landline Outsourced solutions

At the base of our advanced mobile services, and currently still the largest revenue contributor, is our landline services, which we offer in nine European countries and Bahrain. These services are provided by operating a switch-based telecom network with national licenses and direct land line interconnects with the Incumbents/National Telecom Operators. Together with our centrally operated and managed IN-CRM platform, we offer geographical, premium rate, toll free, personal, nomadic and Voice over Internet Protocol (“VoIP”) services to our primarily business customers.  We position our customers as if they are a fully networked telecommunications company themselves by providing them with the tools and resources necessary to manage their businesses, particularly the telecommunications segment, as an integrated component of their overall offering.

Network

Landline and Mobile Network

Our network is based on landline and MVNO telecommunications licenses, mobile access agreements and network interconnections. Our geographical cross-border footprint, established through existing relationships with national telecom incumbents, is well positioned for international traffic because we have established our own facilities-based infrastructure on two continents. Currently, as a fully licensed carrier, we are interconnected with incumbents in the Netherlands (KPN), Spain (Telefonica), Austria (Telekom Austria), Belgium (Belgacom), Switzerland (Swisscom), Italy (Telecom Italia), the United Kingdom (BT) and Bahrain (Batelco). Through partners, we have access to interconnections in France, Germany, Poland, Finland, Sweden, Norway and Ireland.  For our premium rate services we added to our national interconnect with KPN a direct connection in the Netherlands with the mobile operators Vodafone and T-Mobile.

For our mobile services we need, in addition to the landline interconnections and switch facilities, mobile access coverage. In 2008 we entered into our first MVNE agreement with T-Mobile/Orange in the Netherlands where in 2010 we were servicing six of our own MVNO’s. In 2009 we were awarded an MVNE agreement with Vizzavi (a subsidiary of the Vodafone group) of Spain, and provide managed services for their MVNO portfolio, to be followed by the hosting of our own MVNO’s.

In order to reduce the investments required for our MVNO’s, as well as increase our flexibility and depth of mobile service offerings to MVNO’s and MNO’s, we operate as a full MVNE; meaning that we procure, integrate and operate the relevant mobile components, including core network, application platform, subscriber management and MVNO billing and CRM.

Network Operations Center (NOC)

Our global 24/7 Network Operations Center is located in Guangzhou, China and monitors all landline, data and mobile traffic throughout our global clear bandwidth and IP network.

Proprietary Software Technology

ET’s Business Operating Support System (“ET BOSS”)

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To maintain flexibility and allow for growth, we have chosen to develop our own proprietary software and systems including: 1) a fully integrated rating, mediation, and provisioning CRM and billing system for multi-country and multimedia use, and applications, and 2) an advanced Infitel IN platform.

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Our internally developed customer provisioning, rating and billing system, also known as “ET BOSS”, ensures proper support for all of our services.  We believe our network and system platforms are able to handle the high demands of national incumbents and other telecom operators on our globally interconnected network. The key component of our business strategy is the fully automated capturing and recording of any event on our global network through a standard Call Data Record, or CDR.  CDR’s are globally recognized and accepted by all of our suppliers and customers because of their high quality, reliability and consistency. As a result, on a real time/on-line basis, we believe our billing engine provides reliable inter-company payment overviews, and will continue to do so as we develop and implement our global network.

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The core modules have been designed to address all of our major business processes, and those of our  partners in such a manner that the state of the art flexibility, level of integration and dynamic feature set ensures rapid and low-cost deployments. The core modules and their sub-modules include amongst others:

▪	Billing; (dynamic) rating management, bill mediation, invoicing and automatic payment script generation
▪	Payment; credit card, direct debit, Paypal etc. enabled functionalities
▪	Provisioning; switches, HLR, porting
▪	Self Care; mobile, carrier(pre)select, premium rate & toll free services
▪	CRM ; trouble ticketing, customer management, provisioning
▪	Sales & Marketing; prospect management, sales management, analysis tools
▪	Revenue Collection Assurance; end-user credit management, credit control, fraud management, routing analysis
▪	Control; dashboard overview, reporting, quality analysis, quality control
The sub-modules are unique and tailored to local situations.

Infitel Suite - IN Platform

In order to achieve real time session control, rating and charging, telecom value added applications as well as improved enrichment of data generated in and passing through our networks, we have acquired the carrier grade next generation IN (Intelligent Network) platform “Infitel.” We own and develop this platform, thereby ensuring the flexibility and integration we strive for in and between all our software and network components.

Inficore is the core of the IN platform, defines the framework, administrative modules and SLP (Service Logic Processor) that runs the scripts (call flows) created with Infiscript.

Infiscript is the SCE (Service Creation Environment) this is a graphical suite with which the call flows and business logic can be developed and compiled to be distributed to running Inficore environments.

Infitel Suite comprises the applications and call-flows that are running on top of Inficore and that have been created with Infiscript, customized SIBs (C++ core code) and stored procedures.

The Infitel Suite comprises amongst others the following value added services:

Intelligent Call Routing, Service Numbers

▪	Universal Prepaid (Residential, Phoneshop, Reseller)
▪	Flexible Number Portability
▪	EasyVote (Televoting)
▪	VPN/CUG
▪	Advanced Call Completion
▪	NJoy-Dial
▪	Personal Call Manager
▪	Advanced Business Communication
▪	Zonal Call Manager

ValidSoft  - Fraud Prevention and Security Software Solutions
In 2009, we  began investing and developing the integration of our systems into those of (at that time still) joint venture partner ValidSoft, in order to be able to offer a full fledged security solution over mobile networks. These investments in development were part of our overall strategy to becoming a leading player in the area of “Customized Mobile Solutions”.

ValidSoft, as a software engineering company, has made significant investments in intellectual property in processes and software pertaining to Intelligent Identity & Transaction Verification, and is considered to have developed thought leadership in countering electronic fraud. The essence of the ValidSoft product suite is in providing Card-(not) Present fraud prevention, on-line Banking fraud prevention, Strong Mutual Authentication (multi-channel), Transaction Verification (Out of Band – OOB), Identity Verification and Non-Repudiation.

The main components of the VALid® product suite are:

■           VALid-IVR is the Real-Time Interactive Voice Response (IVR) Internet, Phone Banking and Call Center mutual authentication and transaction verification solution providing a holistic multi-channel approach to fraud prevention. VALid-IVR provides outbound and inbound telephony all with configurable Transaction Verification. VALid-IVR integrates with Text-To-Speech (TTS), Speech Recognition and Voice Biometrics functionality, providing a seamless and intuitive customer experience while delivering the most secure and functionally rich authentication capability available.

■           VALid-SMS is the Store-and-Forward based protocol that provides Standard, Premium and Flash based messages, all with configurable Transaction Verification. Though SMS does not provide the multi-channel capability and real-time conversational functionality of voice services, it is a simple delivery mechanism for alerts, OTP’s (One Time Passcodes) and lower priority messages, and provides a migration path strategy for organizations wishing to extend their existing SMS based solutions.

■           VALid-SVP stands for Speaker Verification Platform and is the biometric voice verification capability of the VALid® platform. The VALid-SVP solution is based on a completely modular, plug-in based architecture that allows organizations to integrate their existing or preferred biometric engines into the VALid® framework. VALid-SVP supports text-dependent, text-independent and conversational voice verification models, all deliverable over multiple electronic channels. ValidSoft’s own biometric voice verification engine is based on Alize, a state-of-the-art speaker verification platform developed in the European Union.

■           VALid-TDS is the Transaction Data Signing capability of VALid®, crucial in the provision of Non-Repudiation for Internet based financial transactions. VALid-TDS cryptographically ties the One Time Passcode (OTP) to the underlying transaction, as distinct to a randomly generated OTP. This enables the underlying transaction detail to be determined through the code, critical in proving or disproving transaction repudiation.  VALid-TDS also interoperates with external tamper evident stores, storing the encrypted transaction data, authentication details and real-time call recording for further use in Non-Repudiation.

■           VALid-POS® is the Card-Present fraud prevention solution from ValidSoft. VALid-POS® targets one of the fastest growing fraud threats; card skimming. VALid-POS® combines the functionality of VALid’s real-time Out-of-Band transaction verification capability with proximity based mathematical models that assists banks in determining whether the genuine customer is conducting the card-based transaction. Where in doubt, VALid® can contact the customer and resolve the potential threat in real-time, providing massive advantages to bank and their customers alike.

■           VALid-ARM stands for Advanced Risk Management and provides organizations with a suite of tools to enhance their fraud prevention capability and increase the effectiveness of their risk management function. Included within VALid-ARM is the Risk Adjusted Rules Engine (RARE), real-time alerting, Panic-PIN, advanced voice analysis techniques such as voice pattern analysis and VALid’s proximity correlation tool VALid-POS.

■           VALid-TTS - The pluggable Text-to-Speech option that can run in parallel with a WAV based voice service or replace it completely. VALid-TTS enables organizations to apply Transaction Integrity Verification (TIV) to totally dynamic data such as individual or company names and address information.  A classic example of a manual transaction that could be enabled for the web is an Address Change, where VALid-TTS would be used to perform the TIV function on the actual address detail.

■           VALid-VPN - The Virtual Private Network client that allows users to gain secure remote access to an organization’s protected network. Remote network access is becoming a greater issue for many organizations through the growth of home working, remote workers, extended enterprise and disaster recovery and business disruption planning. VALid-VPN supports most of the major remote access solution providers, including Citrix, Juniper, Checkpoint and Cisco.  The VALid-VPN solution has been designing as a generic solution enabling simple, low-cost integration into additional remote access technologies and providers, should this be necessary.

■           VALid-ISA - VALid’s ISA integration provides secure access to applications accessed through ISA, e.g. Microsoft OWA. Currently many companies disallow remote access to ISA hosted applications (e.g. OWA) due to security concerns. VALid-ISA solves this problem and, through its zero client-footprint model, enables instant wide scale distribution.  VALid-ISA also enables one secure point of access to any number of web based application sitting behind ISA.

Marketing and competitive strength

Full MVNE

We are positioning ourselves as a complete MVNE with our own integrated platforms, switches and network capabilities for back-office and customer interaction solutions. The back-office services range from provisioning and administration to Operation Service Support (“OSS”) and Business Service Support (“BSS”) running on our global IN/CRM/Billing platform “ET BOSS”. Our “ET BOSS” platform is designed to provide an all-in-one solution for both the traditional MNO’s: (i) the operators of large Antenna Networks and (ii) managers of wireless spectrum granted through licenses by national governments, as well as for MVNO’s. MVNO’s are generally fast-moving sales and marketing companies reselling refocused, re-priced, re-bundled and repackaged mobile telecom services. We partner with MNO’s to bypass their legacy systems to profitably accommodate these wholesale MVNO customers with service levels and applications that satisfy the instant service flexibility, and pricing capability that MVNO’s require to specifically address their niche markets. At the same time, we can offer additional market share to MNO’s by marketing and contracting our own range of MVNO’s that look for the very specific capabilities that our mobile service delivery platforms may offer. Bundled together with attractively priced wholesale airtime packages provided by our MNO partners, our MVNO’s are positioned to run their operations effortlessly without the technical and financial burden associated with the development, maintenance and ownership of their own mobile network, while at the same time focusing on sales, marketing and distribution and the application of all elements required to be successful in these rapidly evolving consumer markets.

These in-depth MVNE (Mobile Virtual Network Enabler) platform services are now fully operational in The Netherlands as of the end of the third quarter of 2008 and operational in Spain since June 2009.

For companies that aspire to enter the mobile telephone market, the MVNO business model is attractive because it eliminates the expenses associated with establishing and managing a mobile network of their own. The initial capital expenditures required to enter the field are very low, as are the corresponding operational costs. Traditionally MNO and MVNO propositions required substantial capital and operational expenditures and attention to multiple technical components. Our business model offers a solution for MVNO’s, which allows them to concentrate on sales and marketing, and which allows MNO’s to cater to often smaller, niche market MVNO’s without the cumbersome burden of their legacy systems and other resources, which are not designed to efficiently service such wholesale customers.

In addition to more traditional voice and SMS services, we are focusing our MVNE platform on wireless data services, content, applications and E-commerce. The traditional voice services of MVNO’s are likely to be marginalized over time and will follow a similar price erosion pattern as landline telecom services. Therefore, it is unlikely MVNO’s will be able to effectively compete over time without value-added services. Moreover, the emerging market of 3G/3.5/4G mobile services, including WIFI, WIMAX and LTE, create great opportunities to attract new subscribers with new and improved business models.  Mobile devices are an effective medium to communicate commercial messages to subscribers, especially if supported by proper customer profiling tools in combination with our IN/CRM/Billing platform “ET BOSS”. Mobile messages can be personalized per subscriber becoming contextually relevant, and thereby migrate from being perceived as intruding advertising to meaningful information, segmented within the client base or just to be used as a mass communication means. A mobile device is one of the most personal communication tools to connect with and stimulate customers, thus an MVNO channel might offer excellent opportunities to a variety of companies with a non-telecommunication core business, such as fast moving consumer goods companies looking to expand and broaden their markets, while at the same time creating focused marketing communication channels with their existing customer bases, providing these contextual services that, we believe, will be perceived as adding value to communications. We are well positioned to provide such market entrants with a one stop, full service and instantly available platform to effectively cater to these markets, and thereby support any application that might help our customers to quickly offer a truly differentiating service into the marketplace. We believe that many new business models, especially within Security, Logistics, Heath Care and Banking, will become viable through a networked environment, thereby helping such businesses to enter such models without having to go through yearlong learning cycles to understand, master and manage all the relevant technologies. We are positioning ourselves as the enabling partner for all these new entrants, whereby we will cover all these elements on their behalf, coach and guide them and deliver all the tools these future business partners may require to drive these new business models successfully.

Through an integrated platform built around our network we offer our customers a turnkey solution for both pre-paid and post-paid mobile services, as well as more traditional landline telecommunication services like toll free, shared cost and premium rate services, supported by content & payment provisioning systems.

Our global network enables our customers to distribute all their information in a fully managed environment that we believe is more secure than the Internet. Together with a fully integrated back office system, we are opening up these networked platforms to our B2B customers, providing them with an efficient and effective tool designed to substantially improve their productivity. Additionally, through a customer friendly, web-based interface, our customers may run these networked delivery platforms as if they were their own. This feature will allow our B2B customers to see mobile, landline, Internet, WiFi, WiMax and local, regional or multi-country, as just one integrated network, with all of the advantages of one single network interface, centralized customer recognition and financial controls.

With the support of our back office system combined with our integrated “ET BOSS” system, we believe our B2B customers have all the necessary tools to create their own virtual telecom business environment; thereby enabling our customers to recognize and serve their own clients, employees, partners or affiliates through any device, at any place and at any time. Our vision is that access to our global network will revolve around our central data and information base, which will allow our customers to provide their clients with worldwide access authorization to our services through a familiar interface and/or workplace, preferred format and language.

As a consequence of the above, we are positioning ourselves as the preferred telecom outsourcing partner to all of our B2B customers. These long term business partners include a wide variety of marketing organizations and content providers who fundamentally require telecommunications services to drive their own revenue and growth, and as a necessary element of their overall product, market and distribution offering. We empower our partners as if they are a fully networked telecommunications company themselves, by providing them with all the tools and resources necessary to manage their businesses, particularly the telecommunications segment, as an integrated component of their overall offering. Additionally, and for many reasons both strategic and financial in nature, we see an increasing interest by other telecom companies to partner with us to easily expand their geographical footprint or services offered, without first having to commit to substantial telecom and IT related capital and operational expenditures.

Customized Mobile Solutions – ValidSoft Fraud prevention and security solutions

The essence of the ValidSoft product suite is in providing:

▪           Card-Present fraud prevention and resolution – Card Skimming is one of the fastest growing fraud threats. In the US alone, this type of fraud in 2008 was reported as costing the Financial Services Industry over fifty billion $US, and a leading research company is predicting that the cost of plastic card fraud will rise three-fold over the next 3 to 5 years. VALid-POS combines the functionality of VALid’s real-time Out-of-Band transaction verification capability with proximity based mathematical models that assists Issuing Banks in determining whether the genuine customer is conducting the card-based transaction.  Where in doubt, VALid® can contact the customer and resolve the potential threat in real-time.

▪           Card-not-Present fraud prevention and resolution – Card-not-Present fraud, i.e. fraud associated with online retailing, is a significant problem worldwide. The vast majority of this type of fraud involves the use of card details that have been fraudulently obtained through methods such as skimming, data hacking or through unsolicited emails or telephone calls. The card details are then used to make fraudulent card-not-present transactions, most commonly via the Internet. As the number of Internet retailers has grown, fraudsters have increasingly targeted the online shopping environment. In the US alone, this type of fraud in 2008 was reported as costing the Financial Services Industry over fifty five billion $US, and a leading research company is predicting that the cost of card-not-present fraud will rise three-fold over the next 3 to 5 years. VALid-POS combines the functionality of VALid’s real-time Out-of-Band transaction verification capability with proximity based mathematical models that assists retail providers in determining whether the genuine customer is conducting the online transaction. Where in doubt, VALid® can contact the customer and resolve the potential threat in real-time.

▪           Online Banking fraud prevention – Online banking fraud is a significant threat to the take-up of online banking worldwide. Fears concerning the safety of this type of banking transactions prevent banks from realizing the massive cost savings provided by self-service online banking. Globally less than 50% of internet users bank online and security fears remain the primary inhibitor of take-up.  VALid’s real-time Out-of-Band strong mutual authentication and real-time transaction verification enables the bank to apply a real-time dynamic rules engine to identify anomalies and to contact the customer and verify the transaction in real-time.

▪           Strong Mutual Authentication (multi-channel) – the need for the customer to know that the bank is genuine is just as important as the need for the bank to know that it is transacting with the genuine customer - this is essential in terms of fostering consumer confidence, the lack of which is the single most significant deterrent in terms of the adoption of online commerce. This is termed “Mutual Authentication” and VALid® has one of the most intuitive and strongest forms of Mutual Authentication available;

▪           Transaction Verification (Out-of-Band – OOB) – even if both parties to a transaction are genuine there is no guarantee that the transaction will not be corrupted. A “Man-in-the-Middle” or “Man-in-the-Browser” attack will succeed no matter how strong the authentication process. Therefore banks need Transaction Verification. Most banks monitor transactions to identify anomalies. When an exception is detected, banks for the most part rely on a manual process of contacting the customer by phone to verify the legitimacy of the transaction – this is expensive and also prone to security risk itself as the customer is forced to reveal security credentials to unknown third parties. VALid® addresses this issue since it has the ability to verify the integrity of transactions in real-time and in a totally automated manner over a separate telecommunications channel. Real-time OOB Transaction Verification is regarded by Gartner as the only effective way to protect the integrity of a transaction carried out on the Internet.

▪           Identity Verification – In mass market and extranet situations, service providers are struggling to find a solution that does not require the distribution of hardware devices yet provides strong authentication and transaction verification in a cost effective and convenient manner. It is likely that going forward service providers will be expected to comply with increasing regulation in this area. ValidSoft, through its telephony based architecture enables service providers to implement the strongest form of mutual authentication and transaction verification available. Designed specifically for mass markets and extranet situations, VALid® combines ease-of-use, cost effectiveness and strong security, from challenge response up to and including conversational voice biometrics, to ensure that service providers can verify to non-repudiation level if required, the verification of identity of both internal employees, external contractors and customers who may have access to sensitive material and also conduct transactions electronically.

▪           Non-Repudiation – PKI (Digital Certificates), long regarded as a form of Non-Repudiation is now vulnerable to Man-in-the-Browser attacks. This means that PKI can no longer guarantee the integrity of transactions and therefore can be challenged in a Court of Law where PKI is presented as a case for Non-Repudiation. VALid® has been designed to address the issue of Non-Repudiation through its multi-layered approach, which includes elements such as: Transaction Verification; Transaction Data Signing (cryptographically linking a One Time Passcode to the underlying transaction); Voice Biometrics (or OOB challenge/response); Customer Authorization (Voice Recording) and Geometric Transaction Analysis, to achieve the highest level of non-repudiation capability, presented to the customer in an intuitive and easy-to-use manner.

▪           Business Enabling – financial institutions cannot leverage the full power and cost effectiveness of the Internet as a Business Enabling/Self-Service medium because of security concerns. Certain transactions requiring branch or telephone banking, or the completion of paper-based forms with signatures (e.g. Address change), are considered too high risk for Internet deployment, and as a consequence these transactions continue to be processed manually resulting in high cost, inefficiencies, poor quality data and customer inconvenience. VALid®, through the combination of OOB Strong Mutual Authentication and Transaction Verification, provides the capability to securely automate today’s manual processes resulting in: dramatic cost savings; customer empowerment; increasing the consistency, accuracy, timeliness and security of transactions; and creating competitive advantage through market differentiation.

Landline network outsourcing services

Even though the majority of our investments in the past years have been in (mobile) software development,  mobile related acquisitions and implementing MNO’s and MVNO’s, our largest revenue stream is currently still generated by our traditional telecom services like Carrier Select and Carrier Pre-Select Services, and Toll Free and Premium Rate Services. These services formed the basis and gave us decade-long experience as an outsourcing partner in the field of telecommunications services managed by our propriety Intelligent Network/Customer Provisioning Management/Billing platform. This platform has always been designed to put our customers, who purposely chose to outsource their telecommunication requirements to a specialized company like us, in control: our customers can work with our technology and our delivery platforms as if these are their own. We empower and likewise facilitate our customers  to harness, to manage and to fully apply the power of some of the most powerful mobile/landline delivery systems in the world through a web-based self care user friendly interface, without the need to initiate, install, fund, operate and support those global systems on a 24/7 basis.

Growth Strategy

Elephant Talk is actively seeking additional MNO partners that understand the symbioses between a mobile network operator and an applications-focused enabler that brings the right services in the right format through a secure delivery platform within reach of all business customers that may require such services as part of their overall market and product strategy. We believe that over the next couple of years MNO’s will proactively seek partners like our company, as it will be the preferred way to successfully expand from retail focused markets to wholesale markets, thereby more effectively using the capacity of their core antenna networks and spectrum capabilities.

Especially in markets where direct retail customer penetration reaches 80% plus levels, MVNO’s can enhance bring market penetration and network usage levels. However, only if these MVNO’s are capable of bringing significantly differentiated service bundles into the market place - reflecting the specific requirements of individualized communities - will they be less vulnerable to what has been undermining the MNO’s basic business models: churn. Most important to an operator’s success is to understand that a uniquely serviced community far outweighs the pricing alone of any basic underlying service.

The growing importance of converging services is an area where we see excellent possibilities to combine our decade long in-depth experience in landline services with our sophisticated mobile delivery platform. This will support both our MNO as well as our MVNO customers to bring newly bundled services into the marketplace through a single device that is capable of using landline, IP, mobile, and wireless connectivity for any voice, data and multi-media application. All this will be provisioned and managed through one single customer account and one integrated bill that is supported by any relevant payment mechanism.

We see opportunities in customized mobile service, combining the individual profile of a mobile customer and his or her exact location, with the “always-on” secured connectivity of a mobile network, supported by our powerful mobile delivery platforms. We believe these elements will create completely new business models for MNOs and MVNOs alike, bringing personalized, contextual and time-wise relevant services to billions of customers worldwide. One can easily think of new applications in the areas of security, protection and logistics of people, goods and services, remotely monitoring and escalating medical care, individualized and contextual marketing communications for broad ranges of goods and services, and supporting secure financial transactions.

Most of these new business models, driven by customized mobile services, will be created and operated by independent third party application providers that may be directly or indirectly connected to mobile service delivery platforms like our MVNE platform. In areas we see attractive opportunities to create, operate and market such services ourselves, we may actively invest in such developments or may acquire other companies that already have developed such applications. A good example of such a service is the fraud prevention application that ValidSoft offers, the company recently acquired by us.

Growth in Partnerships

As a result of the convergence of information technology and telecommunications solutions, our involvement with various partners has increased.  On the supply side, we work with dozens of other carriers and content providers to either originate or terminate our traffic around the globe. On the customer side, resellers have evolved from indirect channels to true partners bringing specialized market knowledge, customer focus and a geographical reach to its activities.
 As a key element of our low-cost and fast deployment strategy, we make use of partners in all layers of our distribution platform. Our partners typically come from the following disciplines:

Landline Network Interconnect Partners

As a fully licensed telecommunications carrier, we are entitled to be interconnected with a variety of incumbent operators and cable companies as well as more recently established telecom providers in over a dozen countries that provide both network origination and termination, mostly at regulated costs.

Mobile Network Partners

As a provider of full Mobile Virtual Network Enabling platforms, we partner with Mobile Network Operators to strongly support them in better addressing the specific needs of Mobile Virtual Network Operators, the sales, marketing and distribution organizations that (re)package, (re)bundle and (re)position mobile telecommunications as part of their overall service offering. Likewise, we help our partner MNOs to improve the usage of their networks by also directly contracting additional MVNOs for which we attractively bundle our systems capabilities with the partner MNO’s airtime.

Content & Customized Mobile Services Partners

These partners can have a dual purpose whereby they are both a supplier as well as a marketing client. Essentially Content and Customized Mobile Services Partners provide a broad array of content and services available for distribution through our mobile and landline networks which are then promoted and sold by a variety of our marketing partners.  However, at the same time we may also generate revenue from such Content and Customized Mobile Services Partners by providing them with all of the tools required to exploit and promote their content and services through our delivery platforms.

Roaming & LCR Wholesale Origination/Termination Partners

Our network is connected to over a dozen wholesale partners that work together on a commercial basis to provide each other with “Least Cost Routing” and roaming capabilities to globally originate and terminate landline and mobile calls at the best possible cost/quality levels.

Competition

We experience fierce competition in each of the market segments in which we operate.

Traditional Telecom Services
In all segments where we offer traditional telecom services like carrier (pre) select/dial around/2-stage dialing services, premium rate and toll free services, we encounter heavy competition. Our stiffest competition comes from each of the incumbent telecom operators such as BT, France Telecom, KPN, Telefonica, Telecom Italia and Telekom Austria. The strongest price competition usually comes from smaller, locally established and/or regional players, although newer Pan-European carriers like Colt Telecom position themselves as aggressively priced competition.

Mobile Services

We face competition from other MVNE’s, as well as from the traditional MNO’s. An average MNO may have a few dozen technology suppliers; each may deliver a part of the overall network, switching, control and administrative systems comprising a mobile carrier’s infrastructure to service millions of retail customers. Likewise, many companies are aiming to become a vendor/partner of a MNO in order to assist the MNO to better service their wholesale business towards MVNO’s. Some companies try to achieve this by selling various core components as a more traditional vendor: stand alone switching systems, billing systems, CRM systems, Intelligent Network systems, etc. Examples of our competition in this market are companies like Highdeal, Comverse, Geneva, Amdocs and Artilium. In such cases the MNO often contracts with a system integrator like Cap Gemini or Atos Origin to help them to integrate all these components into effectively working systems. Recently, more and more of these system integrators not only position themselves anymore as onetime integrators, but they are also looking to assume the role as an on-going service providers, keeping (part of) the system up and running on behalf of the MNO; examples are Cap Gemini, Atos Origin, EDS, Accenture, and IBM. Likewise, various vendors themselves assumed such roles of managing and operating the systems they supplied. As such, we also face competition from traditional telecom infrastructure companies like Nokia-Siemens, Ericsson and Alcatel.

As a consequence of these purchasing and outsourcing policies, many MNO’s have over the years assembled large teams, sometimes as large as a dozen or more vendors/integrators/service providers, whereby each of them delivers a crucial part of the overall required capabilities. Not only have such larger teams, usually involving hundreds of full time consultants, been requiring very intense vendor management attention from the MNO to coordinate them, the result was often a very complex operational structure and work environment for both the MNO as well as the MVNO to work with. Instead of bringing superior, flexible services at affordable cost levels that were supposed to better position the MNO to easily go after MVNO business, the MNO is often struck with a whole range of hard to manage, inflexible and expensive (and sometimes even incompatible) platforms, that actually undermine the capability of the MNO to successfully and profitably compete for MVNO business. Existing MVNO’s threaten to migrate to another network provider, while new prospect are lost to other MNO’s that do provide more flexible and affordable service.

Being positioned for many years as an outsourcing partner for other businesses that require telecoms as a part of their overall service offering, we believe we can assist MNO’s to simplify and streamline these outsourced system requirements. One of the key elements in our offering in landline telecommunications has always been that all network, switching, control and administrative elements would function within one system, and that our B2B customer would be able to self-manage such system through an easy to use web based interface. In designing its MVNE platform, our company has kept the same philosophy in place. As a result, a MNO would only require one managed service provider to fully offer any possible service requirement any type of MVNO may have. We therefore believe that we not only eliminate an intense and costly vendor management role, but at the same time offer flexible, superior service levels at a much lower operational cost.

Other companies that have positioned themselves as a MVNE platform provider, aiming to assume the same role of a one stop solution provider to MNO’s, and as such are direct competitors of us, include Aspider, primarily active in the Netherlands, Vistream/Materna, primarily active in Germany, Effortel, primarily active in Belgium and Italy,  Transatel, primarily active in France, Telcordia, primarily active in North America, Virtel, primarily active in Australia and the combination Artilium/Atos Origin, active throughout Europe. However, none of them cover the same depth and width of platform capabilities as Elephant Talk provides. On top of that, on the supplier/vendor side we believe we compete favorably with all the earlier mentioned telecom system vendors and integrators. Even though we believe our company has a very good offering at a competitive pricing level, many of our competitors may develop a comparable, fully integrated MVNE platform in the near future. As many of these competitors are much larger companies than ours, with much higher profiles, it may very well be that these competitors will successfully sell their higher priced, less capable solutions than comparable Elephant Talk systems.

Although we believe we will continue to create excellent opportunities for MNOs to increase the addressable market they can service profitably, many MNOs may still prefer to compete directly with us, not only for the business of larger MVNOs, but also in servicing the many smaller MVNOs. This situation may become more likely if new technologies make it easier for the MNOs to service both larger and smaller non-retail customers directly on a lower cost basis. Also, other MVNEs may create strong competition, especially if such new MVNEs will be created by competing MNOs as a consequence of our success in profitably cooperating with other MNOs that already have a successful MVNE relationship with us.

Fraud Prediction & Prevention Services

Our current (ValidSoft) Fraud Prediction & Prevention Services face competition from Authentify, Strikeforce, Finsphere, Tricipher for Out-of-Band (OBB), RSA, VASCO and others for Tokens, and Verisign and others for Digital Certificates.

ValidSoft’s products combined with the Elephant Talk’s advanced telecommunications platform we believe combine the complementary strengths which results in a state of the art and currently one of a kind in terms of being a total solution for payment card (debit and credit) fraud prevention.

More in particular for the ValidSoft part, VALid® combines strong authentication and transaction verification to counter not only the more traditional attacks, but also the latest in session hijacking (Man-in-the-Middle, Man-in-the-Browser) through its Transaction Integrity Verification (TIV) model. Alternative two factor authentication solutions such as hardware tokens are vulnerable to these types of threats. These vulnerabilities exist due to a number of issues and weaknesses.  VALid® provides flexibility in allowing banks to authenticate at both the session and transaction level, with the device, protocol and even authentication behavior completely configurable. Use of the customers’ existing telephony devices, ensures complete interoperability between multiple banks, while providing the necessary branding through the use of the individual bank’s voice scripts. As VALid® supports remote access in a number of ways it operates in exactly the same manner for internal enterprise access. Managing conventional Two Factor authentication systems that use physical tokens carry significant overheads, such as the end user token distribution process (including retrieval and replacement), synchronization issues and time sequencing problems. Managing these tokens is also cumbersome as in some cases a master token must be used before an administrator can de-activate a token. VALid® does not have these issues and provides banks with the added benefit of a significant lower Total Cost of Ownership whilst dramatically improving security levels. A user can be added to the system using an intuitive web based system resulting in near real time for activation or deactivation

Intellectual Property

We have a significant investment in our intellectual property, including:

■	VALid® Patent Protected – ValidSoft own the UK Patent for authenticating a user access request to a secured service utilizing both a primary and secondary channel
■
VALid-POS® - Patent Pending (CFPP System) – ValidSoft are in a Patent Pending process for a Patent concerning a method where mathematically derived probability data determined from transaction feeds and telemetry services is used to identify a false positive transaction

■
VALid-POS® - Patent Pending (ACS System) – ValidSoft are in a Patent Pending process for a Patent concerning a method where data determined from transaction feeds and telemetry services is used to anonymously identify a fraudulent or false positive transaction

■	Two additional Patent submissions underway leading to Patents Pending relating to Card-Not-Present transactions, i.e. transactions carried out over the web - awaiting Patent Filing references
■	Significant investment in our own software, including: VALid-IVR; VALid-SMS; VALid-SVP; VALid-TDS; VALid-POS; VALid-ARM; VALid-TTS; VALid-VPN; VALid-ISA; VALid-FOB
■	Registered Trademarks VALid® and Trademarks VALid-POS®

Government Regulation

We operate in a heavily regulated industry.  As a multinational telecommunications company or provider of services to carriers and operators, we are directly and indirectly subject to varying degrees of regulation in each of the jurisdictions in which we provide our services. Local laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which we operate. Enforcement and interpretations of these laws and regulations can be unpredictable and are often subject to the informal views of government officials.  Certain European, foreign, federal, and state regulations and local franchise requirements have been, are currently, and may in the future be, the subject of judicial proceedings, legislative hearings and administrative proposals. Such proceedings may relate to, among other things, the rates we may charge for our local, network access and other services, the manner in which we offer and bundle our services, the terms and conditions of interconnection, unbundled network elements and resale rates, and could change the manner in which telecommunications companies operate. We cannot predict the outcome of these proceedings or the impact they will have on our business, revenue and cash flow.

Legal structure of the company

In 2007, our company grew as a result of the acquisition, effective January 1, 2007, of Elephant Talk Communication Holding AG (formerly known as “Benoit Telecom Holding AG”) by Elephant Talk Europe Holding B.V.(the “Benoit Acquisition”). Please see “Benoit Acquisition” below, for an overview of this transaction. In addition to the Benoit Acquisition, on June 1, 2007, we acquired a French entity: 3U Telecom SrL, from 3U Telecom AG, a German company. The name of this entity was subsequently changed to Elephant Talk Communications France S.A.S. (“ET France”). As a result of the preceding acquisitions, our corporate structure and breadth of operations significantly expanded.

In addition to the aforementioned acquisitions, we incorporated three new companies in 2007. On May 24, 2007 we established Elephant Talk Global Holding B.V (“ET Global”), a 100% Dutch subsidiary of ETCI. We created ET Global to act as the holding company for several of our worldwide subsidiaries. On October 21, 2007 we incorporated Elephant Talk Business Services W.L.L. (“ET Business Services”), a Bahrain based company, to act as an intra-group service provider outside Europe (Elephant Talk Communication Carrier Services GmbH performs this activity within Europe). On December 27, 2007 we formed Elephant Talk Communications Luxembourg S.A. (“ET Luxembourg”) to initially focus on providing payment collection services for other group companies. On March 20, 2008 Elephant Talk Caribbean BV was incorporated in the Netherlands as a 100% subsidiary of Elephant Talk Global Holding B.V. The purpose of this subsidiary is to act as the joint venture partner of United Telecommunication Services N.V. in the entity ET-UTS NV. ET-UTS NV was incorporated in Curacao, the Netherland Antilles, on April 9, 2008 as a 51% subsidiary of Elephant Talk Caribbean B.V. with the remaining 49% owned by our joint venture partner United Telecommunication Services N.V. The total issued capital amounts to one hundred thousand dollars ($100,000.00). The purpose of ET-UTS NV is to design, install, maintain and exploit WIFI and WIMAX networks in the Caribbean area and Surinam.

On August 14, 2008 we changed the name of Cardnet Clearing Services BV, a wholly-owned affiliate of Elephant Talk Europe Holding BV, to Elephant Talk Mobile Services BV. This company’s primary objective is to act as our vehicle to contract Mobile Virtual Network Operators in the Netherlands. On August 20, 2008 Elephant Talk Europe Holding BV signed an agreement for the acquisition of 100% of Moba Consulting Services BV.  The effective date of the transaction was September 1, 2008 at an acquisition price of €1.00 plus 50,000 of our stock options. We acquired Moba Consulting Services BV to obtain expertise and manpower for certain aspects of the implementation of the Mobile Virtual Network Operators on our platform.

Benoit Acquisition

On January 17, 2005, we entered into a Memorandum of Understanding with Beltrust AG, a corporation organized and existing under the laws of Switzerland (“Beltrust”), to acquire all of the issued and outstanding shares of Benoit Telecom Holding AG, a corporation organized and existing under the laws of Switzerland (“Benoit Telecom”). Benoit Telecom is a European-based telecom company. On November 17, 2006, we executed an Agreement of Purchase and Sale (the “Beltrust Agreement”), with Beltrust and Elephant Talk Europe Holding B.V. (“ET Europe”), a corporation organized and existing under the laws of The Netherlands, and our wholly owned subsidiary, providing for the purchase and sale of all of the issued and outstanding shares of Benoit Telecom by ET Europe. Pursuant to the Beltrust Agreement, ET Europe agreed to purchase from Beltrust all of the 100,000 issued and outstanding shares of Benoit Telecom, in exchange for a) cash payment of $6,643,080 and b) 40,000,000 shares of our common stock.

Validsoft Acquisition

On March 17, 2010, we entered into two Sale and Purchase Agreements (each an “SPA” and, collectively, the “SPAs”) with the shareholders of ValidSoft Limited (“ValidSoft”), a company organized under the laws of the Republic of Ireland.  The entry into the SPAs follows the parties’ execution of a Heads of Terms on November 2, 2009.  Two SPAs were entered into because one SPA, entered into with shareholder Enterprise Ireland, an Irish agency, is to be governed by Irish law. The remaining shareholders entered into the other SPA, governed by New York law.

Pursuant to the SPAs, we acquired the outstanding securities of ValidSoft for consideration consisting of 20% of our issued and outstanding common stock as of February 1, 2009 and warrants to purchase our common stock equal to the sum of: (i) 20% of our issued and outstanding warrants as of February 1, 2009; and (ii) 20% of our issued and outstanding options as of February 1, 2009. Twenty-five percent of the foregoing consideration was placed into escrow and is subject to forfeiture and cancellation in the event certain revenue milestones are not achieved.

In connection with the SPAs, the shareholders of ValidSoft entered into lock-up agreements restricting the sale, transfer and disposition of the unregistered common stock owned by such shareholders (i) for a period of 2 years from Completion (as defined in the SPAs) with respect to the shareholders who participate in the management of the Registrant and (ii) for a period of 1 year from Completion or 6 months from the completion of a rights offering by ValidSoft, whichever is earlier, with respect to the non-management shareholders.

Properties

Our principal executive office is located at Schiphol Boulevard 249, 1118 BH Schiphol, The Netherlands. The office monthly rental is $9,088 that carry rental leases until June 2015. In September 2008 the Company entered into a lease for office space at Wattstraat 52, 1171 TR, Sassenheim, The Netherlands. We lease this office space for a monthly rental of $1,931.

Elephant Talk Communications S.L.U. is currently leasing office space at Paratge Bujonis, 17220 Sant Feliu de Guixols, (Girona) Spain, on a quarter-to-quarter lease, at a monthly rent of $3,824. In Guangzhou, China, we lease office space for a monthly rental of $6,348.

We also lease space for our telecom switches, servers and IT platforms at data centers (“co-locations”) at an aggregate monthly rent of $35,892. The various co-location spaces include: Amsterdam, Madrid, Barcelona, Milan, Zurich, London, Paris, Vienna, Bahrain and other locations where our telecommunications equipment are located.

We believe the facilities currently under lease are adequate for our present activities and that additional facilities are available on competitive market terms to provide for such future expansion of our operations as may be warranted.

Employees

As of September 30, 2010 we employed 98 employees. We have retained on a long term basis, the services of 35 independent contractors.  We consider relations with our employees and contractors to be good. Each of our current employees and contractors has entered into confidentiality and non-competition agreements with us. There are no collective bargaining contracts covering any of our employees.

2010 QAT II Loan Agreements

On February 2, 2010, we entered into a loan agreement with QAT II. Pursuant to this loan agreement, QAT II Investments agreed to lend to us the sum of €350,000 ($488,775 based on the February 2, 2010 exchange rate published in the Wall Street Journal). The proceeds were made available to the Company on February 2, 2010.

On February 24, 2010, we entered into a loan agreement with QAT II.  Pursuant to this loan agreement, QAT II Investments agreed to lend us the sum of €850,000 ($1,150,390 based on the February 24, 2010 exchange rate published in the Wall Street Journal). The proceeds of the loan agreement were made available to the Company on February 24, 2010.

On March 22, 2010, we entered into a loan agreement with QAT II. Pursuant to this loan agreement, QAT II Investments agreed to lend us the sum of €150,000 ($203,280 based on the March 22, 2010 exchange rate published in the Wall Street Journal). The proceeds of the loan agreement were made available to the Company on March 22, 2010

On March 30, 2010, we entered into a loan agreement with QAT II. Pursuant to the loan agreement, QAT II Investments agreed to lend us the sum of €500,000 ($670,750 based on March 30, 2010 exchange rate published in the Wall Street Journal). The proceeds of the loan agreement were made available to the Company on March 31, 2010.

Each of the above mentioned loan agreement initially provided that we would pay QAT II interest at a rate of fourteen percent (14%) per annum on the outstanding balance and provided the principal and interest shall be due and payable on the earlier of: (i) within 180 days from the date of the loan or (ii) in the event we consummate a Placement.  QAT II has the ability to convert the principal and accrued interest outstanding as of the date of the Placement into the same type of equity or debt securities issued by us and on the same terms and conditions offered to other investors in the Placement. The outstanding principal and interest becomes immediately due and payable in the event we fail to make required payments of principal and interest, or otherwise breach the loan agreement and fail to cure such breach upon twenty days notice, or if we dispose of our properties or assets without QAT II’s prior consent, or if we file a petition for bankruptcy or otherwise resolves to wind up our affairs.

In connection with the above-referenced loans, we also issued to QAT II warrants to purchase common stock in an amount equal to one warrant per each United States dollar loaned hereunder to the Company (using the Euro-United States dollar conversion rate published by the Wall Street Journal at the close of business of the loan date). Such warrants have a term of three years and an exercise price equal to the OTCBB closing price of our common stock on the loan date.

The loans described above were amended on June 10, 2010.  Please see “2010 QAT II Investments Amendments—Loan Agreements” below.

2010 Bridge Offering

In May 2010 we sold 2,885,000 of units at a purchase price of $1.00 per unit, with each unit consisting of one share of our restricted common stock and two warrants to accredited, United States and foreign investors (including affiliates of the Company) in transactions exempt from registration under the Securities Act pursuant to Section 4(2), Regulation D and Regulation S. In connection with the 2010 bridge offering, the purchasers received (i) warrants to purchase up to 2,885,000 of shares of our common stock, at an exercise price of $1.25 per share and (ii) warrants to purchase up to 2,885,000 of shares of our common stock, at an exercise price of $2.00 per share.

None of the warrants contain cashless exercise provisions. Each warrant contains standard anti-dilution protection and may be cancelled upon the occurrence of the following: (i) with respect to the $1.25 warrant, in the event that the average of the last closing sale price of the common stock on the OTCBB, or a national securities exchange, trading market or inter-dealer electronic quotation system, exceeds $3.00 for twenty consecutive trading days and the holder fails to exercise within fifteen days of receipt of notice this target was met, the warrants will expire worthless and (ii) with respect to the $2.00 warrant, in the event that the average of the last closing sale price of the common stock on the OTCBB, or a national securities exchange, trading market or inter-dealer electronic quotation system, exceeds $4.00 for twenty consecutive trading days and the holder fails to exercise within fifteen days of receipt of notice this target was met, the warrants will expire worthless.

2010 Private Placement and Related Agreements

On June 28, 2010, we consummated the first closing of the 2010 private placement and on October 8, 2010, we consummated the final closing of the 2010 private placement.  In connection with the 2010 private placement, we raised in the aggregate $22,125,571 in gross proceeds, including $14,000,000 in cash and $8,125,571 in automatic conversions of promissory notes and loans held by QAT II Investments, SA, a party related to certain of our officers and directors.  After payment of commissions, non-accountable expenses and other fees and expenses, the Company received net cash proceeds of $12,340,908 (and the cancellation of $8,125,571 of promissory notes and loans held by QAT II).  The Company delivered an aggregate of 14,437,997 shares of common stock and warrants to purchase an aggregate of 21,564,392 shares of common stock, including 17,515,552 warrants with an exercise price of $1.50, 2,300,780 warrants with an exercise price of $1.45, 406,560 warrants with an exercise price of $1.61 and 1,341,500 warrants with an exercise price of $1.73.  The units and additional warrants were offered, sold and/or issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

The 14,437,997 warrants issued in the units and the 2,100,005 warrants issued to Dawson James in connection with their services as selling agent with respect to the U.S. portion of the 2010 private placement entitle the holders thereof to purchase shares of common stock for a period of five years from the specific date of issuance and contain certain anti-dilution rights.  In the event (i) the trading price of our common stock exceeds $2.25 for twenty consecutive trading days and (ii) there is an effective registration statement with a current prospectus on file with the Securities and Exchange Commission, we have the option to redeem these warrants.

The remaining warrants are exercisable for a period of five (5) years and also contain certain anti-dilution rights.   Such warrants are also mandatorily exercisable upon written notice, at the respective exercise price, in the event that the average of the last closing sale price of our common stock exceeds $2.25 for twenty (20) consecutive trading days.

The Company is obligated to register the common stock underlying the units and warrants on a registration statement to be filed after the final closing of the 2010 private placement.  In addition, the investors in the 2010 private are entitled to unlimited piggy-back registration rights.

2010 QAT II Investments Amendments

12% Secured convertible note

On June 10, 2010 and at our request, QAT II entered into an agreement with us calling for the mandatory conversion of the total principal amounts outstanding under the notes to QAT II ($4 million issued July 31, 2009 and $1.3 million issued October 31, 2009, totaling $ 5.3 million), in case the Company raises a minimum of $ 11 million in connection with the 2010 Private Placement Offering.

The Company and QAT II agreed the unpaid principal due pursuant to the Notes, excluding any accrued but unpaid interest or other fees due on such Notes, would be exchanged for units, at a price of $1.20 per unit and on the same terms and conditions as the 2010 Private Placement Offering, upon our raising an aggregate of $11 million in connection with our 2010 Private Placement Offering (also see item “Unregistered Sales of Equity Securities and Use of Proceeds”).

Loan agreements

The 2010 QAT loan agreements described in this prospectus were amended on June 10, 2010.  Pursuant to the amendment, QAT II agreed to extend the existing maturity dates of the loans to May 1, 2011. The amendment also provided for the conversion of the Notes, as previously described.  Additionally, QAT II was issued warrants to purchase common stock at an amount equal to two (2x) the existing warrant coverage under the terms of such loan agreement.

Automatic Conversion Threshold Reached

In connection with the final closing of the 2010 Private Placement, the convertible promissory notes owned by QAT II and the outstanding loans, including accrued interest, due QAT II automatically converted into units consisting of one share of common stock and one warrant to purchase one share of common stock at a price of $1.20 per unit.  These units were issued on the same terms and conditions of those provided to investors in the 2010 private placement.  In connection with the automatic conversion, 6,771,311 shares of common stock were issued, 6,771,311 warrants were issued with an exercise price of $1.50 and our long-term debt was reduced by $8,125,571.

Validsoft Acquisition

On March 17, 2010, we entered into two Sale and Purchase Agreements (each an “SPA” and, collectively, the “SPAs”) with the shareholders of ValidSoft Limited (“ValidSoft”), a company organized under the laws of the Republic of Ireland.  The entry into the SPAs follows the parties’ execution of a Heads of Terms on November 2, 2009.  Two SPAs were entered into because one SPA, entered into with shareholder Enterprise Ireland, an Irish agency, is to be governed by Irish law. The remaining shareholders entered into the other SPA, governed by New York law.

Pursuant to the SPAs, we acquired the outstanding securities of ValidSoft for consideration consisting of 20% of our issued and outstanding common stock as of February 1, 2009 and warrants to purchase our common stock equal to the sum of: (i) 20% of our issued and outstanding warrants as of February 1, 2009; and (ii) 20% of our issued and outstanding options as of February 1, 2009.  Twenty-five percent of the foregoing consideration was placed into escrow and is subject to forfeiture and cancellation in the event certain revenue milestones are not achieved.

2009 Private Placement and Related Agreements

From July through October 2009, the offered and sold, in the 2009 private placement, units comprised of 12% secured convertible promissory notes and warrants to purchase shares of common to accredited investors.   Total gross proceeds raised in the 2009 private placement were $12,332,226, including the conversion of $5,432,383 in outstanding loans and accrued interest owed to QAT II.  In aggregate, we delivered notes having a face value of $12,332,226 and 12,332,226 warrants to purchase shares of our common stock.  The notes are convertible at the option of the holder into common stock at a price of $1.35 per share.

Certain Investors that invested through their individual retirement accounts received Class B notes.  All other investors received Class A notes.  The Class B Notes were identical to the Class A notes in all respects except that the Class A notes are secured by a first priority security interest in all of our assets those of certain subsidiaries whereas the Class B notes are secured by all of our current assets and our consolidated subsidiaries.  Current assets include cash, cash equivalents and accounts receivable.  In addition, the Class B notes provide for simple interest while the Class A notes provide for compounded interest.

The warrants issued in the 2009 private placement entitle the holders to purchase shares of common stock reserved for issuance for a period of five years from the date of issuance and contain certain anti-dilution rights on terms specified in the warrants.  In the event the trading price of our common stock exceeds $2.00 for twenty (20) consecutive trading days, we have the option to compel the investors to exercise the warrants.  In the event any investor chooses not to exercise the warrants, the investor will receive such number of warrant shares as the investor would be entitled to receive pursuant to a cashless exercise.

The Company is obligated to register the common stock underlying these notes and warrants pursuant to unlimited piggy-back registration rights granted to the investors.

Legal Proceedings

(a) Rescission of the Purchase Agreement of May 24, 2004 of New Times Navigation Limited.

As previously described in our 2004 Annual Report we and New Times Navigation Limited mutually agreed to terminate this purchase agreement. We returned the received shares of New Times Navigation Limited to the concerned shareholders and received back 90,100 of our common stock out of the 204,000 issued by us for the purchase. In addition we issued 37 unsecured convertible promissory notes for a total amount of $3,600,000. On our request 21 notes were returned with a total value of $2,040,000.

We are presently seeking relief from the High Court of the Hong Kong Special Administrative Region against the holders of the unreturned shares to return a total of 113,900 common shares (valued at $381,565) and also to have them return the remaining 18 unsecured convertible promissory notes representing a total amount of $1,740,000 and rescind the purchase agreement. The case is currently pending.

(b) Manu Ohri Litigation

On March 26, 2009, an action was commenced against the Company by Manu Ohri (“Ohri”), our former Chief Financial Officer, in the California Superior Court, Orange County, in a matter entitled Manu Ohri v. Elephant Talk Communications, Inc., Case No. 30-20009-00120609.  Ohri alleges breach of a written contract, breach of an oral contract, and a common count for services rendered.  Ohri claims, among other things, $427,816 in unpaid severance payments, $56,951 owed under an oral consulting agreement, and stock options payable under the oral consulting agreement with a net value of $622,000.  The Company denies all material allegations of Ohri's complaint and asserts various affirmative defenses.  The Company also filed and served a cross-complaint against Ohri, who then filed and served an answer, denying the material allegations of the Company’s cross-complaint.

The parties are engaged in pretrial discovery, and a hearing for summary adjudication is scheduled for Friday, December 3, 2010.

(c) Bruce Barren Litigation

On December 30, 2009, an action was commenced against the Company by Bruce Barren (“Barren”), a former director of the Company from January 2008 to May 2009, in the California Superior Court, Los Angeles County, in a matter entitled Bruce Barren v. Elephant Talk Communications, Inc., Case No. BC429032.  Barren alleges causes of action for breach of a restricted stock agreement, breach of the implied covenant of good faith and fair dealing, breach of an oral employment agreement, and common counts for services rendered—despite entering into a settlement agreement and full release of any claims against the Company shortly after his resignation in May 2009.  The Company contends that Mr. Barren’s claims are without merit, and has answered his complaint, denying all material allegations and asserting various affirmative defenses.

The parties are engaged in pretrial discovery, and a jury trial is scheduled to start February 7, 2011.

(d) Chong Hing Bank Litigation

On December 15, 2009, an action was commenced against the Company by Chong Hing Bank Limited, fka Liu Chong Hing Bank Limited, a publicly listed Hong Kong company (the “Bank”), in the California Superior Court, Orange County, in a mater entitled Chong Hing Bank Limited v. Elephant Talk Communications, Inc., Case No. 30-2009-00328467.  The Bank alleges that it entered into various installment loan agreements and an overdraft account with Elephant Talk Limited (“ETL”), a Hong Kong subsidiary of the Company.  The Bank alleges that ETL is in default on the loans and overdraft account, and that $1,536,792.28 plus interest is currently due.  The Bank alleges that the Company is liable to repay the loans and overdraft account.  The Bank is suing the Company for breach of contract and common counts.  The Company has answered the complaint, denying all material allegations and asserting various affirmative defenses.

The parties are engaged in pretrial discovery, and a jury trial is scheduled to start February 14, 2011.

GLOSSARY OF TERMS USED

Glossary
24/7 - Twenty four hours a days and seven day a week
B2B - Business to Business
BSS - Business Support System
BT - British Telecom, National Operator in the United Kingdom
BV - Besloten Vennootschap (Dutch type of: Limited Liability Company)
CPS - Carrier Pre Select
CRM - Customer relationship management
CS - Carrier Select
CUG - Closed user group (also: VPN)
DSL - Digital Subscriber Line, is a family of technologies that provides digital data transmission over the wires of a local telephone network
ET - Elephant Talk Communications Inc.
ET BOSS - “ET Boss”, Is a platform that is designed to provide an all-in-one solution for both the traditional Mobile Network Operator’s: (i) the operators of large Antenna Networks and (ii) managers of wireless spectrum granted through licenses by national governments, as well as for Mobile Virtual Network Operator’s

ETAK- Ticker Symbol of Elephant Talk Communications Inc.
HLR - Home Location Register, HLR is a database from a mobile network in which information from all mobile subscribers is stored
HOT - Heads of Terms Agreement
IN - Intelligent Network,
ISP - Internet Service Provider
IT - Information Technology
IP - Internet Protocol or Intellectual Property
IVR - Interactive Voice Response
LCR - Least Cost Routing
MNO - Mobile Network Operator
MVNE - Mobile Virtual Network Enabler, Party that enables the activities for and MVNO
MVNO - Mobile Virtual Network Operator, Operator that uses the mobile network of a MNO or MVNE
NASDAQ - National Association of Securities Dealers Automated Quotations, securities exchange
NOC - Network Operations Center
OOB - Out of Band
OSS - Operating Support System
OTC - Over the Counter, Shortname for the stock market: OTCBB
OTCBB - Over The Counter Bulletin Board, a securities exchange
PDA - Personal Digital Assistant
PKI - Digital Certificates
PRS - Premium Rate Services
REFI - Refinancing rate, Interest rate of the Central European bank
SAR - Stock Appreciation Right/ Option
SCE - Service Creation Environment

SEC - Securities and Exchange Commission
SG&A - Selling, General and Administrative Expenses
SLP - Service Logic Processor
SPA - Sales and Purchase Agreements
TCO - Total Cost Ownership
TIV - Transaction Integrity Verification
US - United States
VAT- Value Added Tax
VOIP - Voice over Internet Protocol
VPN - Virtual Private Network
WIFI - Connectivity technologies including wireless local area network (WLAN) based on the IEEE 802.11 standards
WIMAX - Worldwide Interoperability for Microwave Access, is a telecommunications protocol that provides fixed and fully mobile Internet access

Glossary of Currencies
BHD - Bahraini dinar, Local Currency of Bahrain
CHF - Swiss Franc, Local Currency of Switzerland
CNY - Renminbi, Local Currency of China
EUR - Euro, Currency of the Euro-zone
HKD - Hong Kong dollar, local currency of Hong Kong
USD - United States Dollar, Currency of the United States

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table sets forth the name, age, and position of our officers and directors as of the date of this prospectus.  Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified. Directors are elected annually by our stockholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Our directors and executive officers and their ages as of November 19, 2010 are as follows:

			Director
Name	Age	Position	Since
Steven van der Velden	54	Chairman of the Board President, Chief Executive Officer and Director	2006
Martin Zuurbier	50	Chief Operating Officer, Chief Technical Officer and Director	2007
Yves R. Van Sante	50	Director	2006
Johan Dejager	51	Director	2006
Roderick de Greef (1)(2)(3)	49	Director	2008
Phil Hickman (1) (2) (3)	60	Director	2010
Mark Nije	48	Chief Financial Officer	n/a
Willem van der Brink	52	Chief Commercial Officer	n/a
Pat Carroll	52	Chief Executive Officer – Validsoft subsidiary	n/a

(1)	Member of Audit and Finance Committee.
(2)	Member of Nominating and Corporate Governance Committee.
(3)	Member of Compensation Committee

Background

The following is a brief summary of the background of each Director of the Company:

Steven van der Velden has been a director since October 24, 2006 and our Chairman, President and Chief Executive Officer since October 30, 2006. Mr. van der Velden has experience in consultancy, logistics, real estate development, and telecommunications, e-commerce and investment management. He founded his first consultancy firm in 1983 and since then Mr. van der Velden has started over a dozen companies. Mr. van der Velden is involved in various Information Communication Technology ventures throughout Europe, North America and the Far East, and currently serves as Chairman of the Board of QAT Investments SA in Luxembourg. In 2000, he co-founded E-commerce Park NV, which has developed a 50,000 sq.ft. data centre and Internet hosting facility, located on top of the various fiber optic landing points in Curacao. In 1994, Mr. van der Velden co-founded the ITA International Telemedia Association, known today as the Network for Online Commerce, and served as its first Chairman. In the same year, he co-founded InTouch Telecom SA/NV to offer a wide range of business and consumer telecom applications to the Belgian Market, and served as its CEO until the company was sold to Global TeleSystems, Inc. in 1999.  From 1988 until 1992 he served as the first Managing Director of Antillephone NV. Currently he is a Director of Unicom NV. Between 1986 and 1988, Mr. van der Velden co-headed a team of 16 consultants, which advised on and implemented a wide range of measures to balance budgets and to restructure the internal organizations of the Governments of both the Dutch Antilles and the island of Curacao. Mr. van der Velden earned his Master’s Degree in Business Administration from Rotterdam School of Management, the Netherlands, and a Master’s Degree in Law from Leiden University, the Netherlands. He splits his time between Curacao, Dutch Antilles and Brussels, Belgium.

Martin Zuurbier has been our Chief Operating Officer/Chief Technical Officer and a director since January 1, 2007. From January 2005 until January 1, 2007, Mr. Zuurbier had been the Chief Operating Officer and Chief Technology Officer of Benoit Telecom Holding AG, a telecom service provider in Europe that was acquired by us on January 1, 2007. From December 1999 to December 2004, Mr. Zuurbier served as director and was the founder of Vocalis Telecom Group located in The Netherlands and Switzerland. Mr. Zuurbier was responsible for building, maintaining and operating a telecommunications network spanning eight countries in Europe, including all back-office, billing and Client Relation Management systems. From January 1995 to June 1999, Mr. Zuurbier was directly involved in the telecommunications industry and was involved in the development of new switching technology in collaboration with hardware manufacturer Dialogic, implementation of the Amsterdam Carrier Ring in 1999 with COLT Telecom BV as the launch customer, and negotiating increased capacity on behalf of various international telecommunications companies. Prior to 1995, Mr. Zuurbier was involved in the production of television commercials for the European market.

Yves R. van Sante has been a director since October 24, 2006.  Mr. van Sante founded QAT Investments S.A. in 2002, where he currently serves as the Chief Executive Officer. Concurrently, Mr. van Sante has held various Management and Board functions in companies supported by Quercus Aimer Trust Investments (“QAT”), the majority shareholder of our company, such as being a member of the Business Club ‘De Warande’ since 1998. In 2000, Mr. van Sante became the Managing Director of E-port NV in Ostend, Belgium, a call centre owned by the Port of Ostend. When E-port was sold after six months to the Dutch call-centre Call-IT, Mr. van Sante was asked to become Advisor to the Management Board of Call-IT. In 1999, Mr. van Sante became Vice-President Business Services with GTS, a Pan European Telecom operator. In this position, Mr. van Sante consolidated acquisitions and turned a voice Telco operator around into an IP operator. In 1994, Mr. van Sante co-founded and became partner of InTouch Telecom, a privately owned Belgium Telco company. As its Managing Director, Mr. van Sante was responsible for Business Development, Sales and Marketing. From 1987 until 1993, Mr. van Sante served as Sales and Marketing Manager for Central Europe at 3C Communications (currently named Tele-2) in Luxemburg, where he launched Credit Card Telephony across Europe. Prior to this position, Mr. van Sante became a Business Unit Manager of Public Telephony at Belgacom, a former Belgian owned telecom operator, where he managed a department of over 650 employees. Mr. van Sante started his career as an Advisor at United Brokers in 1982. Mr. Van Sante studied Marketing, Communication and Commercial Management at the High School for Business Economics and Commercial Management in Ghent, Belgium in 1980.

Johan Dejager has been a director since October 24, 2006. Mr. Dejager is managing director and owner of Osta Carpets, a specialized niche producer of area rugs with production plants in Belgium and a distribution center in Barcelona, and Gaverdal, a finishing plant for the carpet industry. He is also Managing Director of Ligne Pure, a company specialised in the design and manufacturing of handmade carpets for the decorator market. Mr. Dejager serves as a member of the Board of Directors of QAT Investments SA. In addition, he is a shareholder and director of Keyware, a provider of identity-related solutions and services, and of SPARNEX, an engineering company developing and industrializing DSL products for the telecom industry. Mr. Dejager is a member of the Board of Directors of FEBELTEX (the Federation of the Belgian Textile Companies). As Vice-President of Osta Carpets , Mr. Dejager is in charge of the subdivision of interior textiles. Mr. Dejager holds a Bachelors degree (1981) and a Masters degree in Commercial Engineering from the University of Leuven, Belgium (1981) and an MBA from Insead Fontainebleau, France (1982).

Roderick de Greef has served on our Board of Directors since January, 2008.  Mr. de Greef is the principal of Taveyanne Capital Advisers, Inc., a firm providing corporate finance consulting services.  Since November 2008, Mr. de Greef has been chairman of the board of Cambridge Heart, Inc. Previously Mr. de Greef has served as the Chief Financial Officer of Cambridge Heart from October 2005 to July 2007.  Mr. de Greef served as the Executive Vice President, Chief Financial Officer and Secretary of Cardiac Science, Inc. from March 2001 to September 2005.  From 1995 to 2001, Mr. de Greef provided corporate finance advisory services to a number of early stage companies including Cardiac Science, where he was instrumental in securing equity capital beginning in 1997, and advising on merger and acquisition activity. Mr. de Greef also serves on the board of directors of Endologix, Inc., a public medical device company located in Irvine, California, and BioLife Solutions, Inc., a public life sciences company based in Bothell, Washington.

Phil Hickman was appointed as director on 29 March 2010. Mr. Hickman manages his own consultancy and advisory business in the fields of corporate strategy and organization, offshore banking, business process outsourcing (BPO), payment & cash management solutions, internet and telephony security, sales and marketing. Mr. Hickman is Chairman of ValidSoft, a member of the Elephant Talk Communications Group, and he is also a Director of Alfa Bank Holdings, the largest privately-owned bank in Russia and part of the Alfa Group.  He also acts as an advisor with the Bank in Russia, Ukraine, Belarus and Kazakhstan. Mr. Hickman spent 32 years in HSBC Bank plc and has been responsible for developing and implementing many areas of change and innovation both in the UK and around the world. Before leaving HSBC, Mr. Hickman was Head of Strategy & Planning HSBC Commercial Bank.

Executive Officers

Mark Nije was general manager Europe since January 1 2007, a function he held since the end of 2004 within the acquired Benoit Telecom Group. Mr. Nije was appointed Chief Financial Officer on December 15, 2008. Mr. Nije has experience in finance, project management, business development, investment management, logistics and telecommunications. Mr. Nije started as project manager and management consultant for Tebodin Consulting Engineers and Reitsma & Wertheim M&A specialists, the Netherlands. In 1990 he co-founded Logistic Management International NV (LMI), an international cargo transportation and airport handling company at the airport of Curacao, Netherlands Antilles. During those years he served as a board member and vice-chairman of the Curacao Exporters Association. From 2000-2002 Mr. Nije was co-founder and director of PickYourGifts BV, an internet start-up. In 2003 he became partner of QAT Investments SA, the Luxemburg venture capital fund, where he has been active as investment manager and/or board member in various ICT related ventures of QAT. Currently he is member of the Dutch Association of CEO’s and Directors (NCD). Mr. Nije earned his Master’s Degree in Business Administration from the Rotterdam School of Management, the Netherlands, and a Bachelor of Science Degree in Building Construction Management from the University of Reading, United Kingdom.

Mr. Nije is a cousin of the wife of Mr. van der Velden.  Other than the aforesaid, there are no family relationships between any director or executive officer. There are no arrangement between our directors and any other person pursuant to which our directors were nominated or elected for their positions.

Willem van den Brink started working for Elephant Talk October 1, 2010 as our Chief Commercial Officer. Prior to joining Elephant Talk, Mr. Van den Brink served as Vice President New Business Development for KPN Mobile International, which operates in Germany, Belgium, France and Spain. Throughout his tenure, he generated new business developments via partnerships with non-telecommunications companies and created bottom-line value for KPN. Mr. Van den Brink also organized multi-country partnerships that accelerated revenue and margin growth.

Prior to his role as Vice President New Business Development for KPN Mobile International, Mr. Van den Brink held a variety of senior management positions with KPN Netherlands, the leading telecom and ICT service provider in the Netherlands. Within his responsibilities he contributed to reorganizing businesses resulting in direct increase of the bottom-line and top-line results. He has extensive experience in restructuring sales from commodity sales to value-added consultative selling sales, focusing on ICT outsourcing, to aggressively grow the business.  Mr. Van den Brink holds a Masters degree in Experimental Physics from Catholic University Nijmegen and a Ph.D. from the University of Utrecht.

Patrick Carroll is Founder and CEO of ValidSoft Limited, the company that was acquired in 2010 by Elephant Talk Communications. Validsoft is a software engineering company that develops advanced security software solutions to help global institutions counter the most sophisticated Card and electronic fraud consistent with leading independent research thinking.  Prior to founding ValidSoft, Mr. Carroll was employed as Head of Electronic Trading Technology in Europe for Goldman Sachs International where responsibilities included technical strategy related to Electronic Trading, Client Connectivity and Straight Through Processing (STP).   Mr. Carroll has extensive Financial Services & technical experience (over 25 years) and has previously worked in a senior capacity with J.P Morgan, Credit Suisse Financial Products and Bankers Trust Company.

Officer and Director Qualifications

We have not formally established any specific, minimum qualifications that must be met by each of our officers or directors or specific qualities or skills that are necessary for one or more of our officers or members of the board of directors to possess. However, we generally evaluate the following qualities: educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our shareholders.

Our officers and board of directors are composed of a diverse group of leaders.  In their prior positions they have gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development. Most of our officers and directors also have experience serving on boards of directors and board committees of other public companies and private companies, and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies.

We, along with our officers and directors, believe that the above-mentioned attributes, along with the leadership skills and other experiences of our officers and board members described below, provide us with a diverse range of perspectives and judgment necessary to facilitate our goals of consummating a business transaction.

Steven van der Velden

Mr. van der Velden is well qualified to serve on our board because of his 30 years of experience in management of which 20 years in telecommunications. In addition, Mr. Van der Velden was selected because he is our Chief Executive Officer.

Martin Zuurbier

Mr. Zuurbier is well qualified to serve on our board because of his experience in telecommunication markets and technologies and because he is our Chief Technology Officer.

Yves van Sante

Mr. Van Sante is well qualified to serve on our board because of his experience in private equity  and as representative of our larger shareholder QAT Investments.

Johan Dejager

Mr. Dejager is well qualified to serve on our board because of his experience in private equity and as representative of our larger shareholder QAT Investments.

Roderick de Greef

Mr. de Greef is well qualified to serve on our board because of his experience with public companies and because he is independent.

Phil Hickman

Mr. Hickman is well qualified to serve on our board because of his experience in banking and because he is independent.

Committee Membership, Meetings and Attendance

During the fiscal year ended December 31, 2009, there were:

6	meetings of the Board of Directors;
5	meetings of the Audit Committee;
3	meetings of the Compensation Committee; and
1	meeting of the Nominating Committee.

Each director attended or participated in at least 3/4 of the meetings of the Board of Directors and his respective committees held during our fiscal year ended December 31, 2009 and during his term of service.

Board Committees

Our board of directors has established three standing committees: Audit and Finance, Nominating and Corporate Governance, and Compensation. Each Committee operates under a charter that has been approved by our board of directors.

Audit and Finance Committee

We have a separately designated standing Audit & Finance Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Audit Committee is currently composed of Roderick de Greef. Mr. de Greef was appointed on January 15, 2008 and Mr. Hickman on April 1, 2010.  Each individual is involved in discussions with management and our independent registered public accounting firm with respect to financial reporting and our internal accounting controls. The board of directors has determined that Mr. de Greef is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee has the sole authority and responsibility to select, evaluate and replace our independent registered public accounting firm or nominate the independent auditors for shareholder approval. The Audit Committee must pre-approve all audit engagement fees and terms and all non-audit engagements with the independent auditors. The Audit Committee consults with management but does not delegate these responsibilities.

Compensation Committee

Our Compensation Committee was formed on January 15, 2008 and consists of Mr. de Greef and Mr. Hickman. Our Compensation Committee will award stock options to officers and employees. The Compensation Committee has overall responsibility for approving and evaluating the executive officer compensation plans, policies and programs of the company.

In 2009 this Committee reviewed the Board and Management compensation, including bonus awards upon the realization of defined targets. Stock options were granted to staff and consultants. A company wide bonus stock plan is under study of the Committee.

In 2010 the 2010 compensation in cash and shares was arranged with the concerned board and executive members. Stock options were granted to staff and consultants. A company wide bonus stock plan is still under study of the Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee was formed on January 15, 2008 and consists of Mr. de Greef and Mr. Hickman. The Nominating and Corporate Governance Committee is responsible for (1) reviewing suggestions of candidates for director made by directors and others; (2) identifying individuals qualified to become Board members, and recommending to the Board the director nominees for the next annual meeting of shareholders; (3) recommending to the Board director nominees for each committee of the Board; (4) recommending to the Board the corporate governance principles applicable to the company; and (5) overseeing the annual evaluation of the Board and management. Pursuant to the Nominating and Corporate Governance Committee charter, there is no difference in the manner in which a nominee is evaluated based on whether the nominee is recommended by a shareholder or otherwise.

Corporate  Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines to which adherence is full commitment. The Corporate Governance Guidelines may be found on our website at www.elephanttalk.com.  We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of these Guidelines by posting such information on our website, at the address specified above.

COMPENSATION

The following table sets forth all annualized compensation paid to our named executive officers at the end of the fiscal years ended December 31, 2009 and 2008. Individuals we refer to as our "named executive officers" include our Chief Executive Officer, Chief Technology/Chief Operating Officer and Chief Financial Officer.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Total ($)
Steven van der Velden	2008	—	—	—		—
President and CEO	2009	—	—	$193,380	(2)	$193,380
Martin Zuurbier	2008	$193,149	—	—		$193,149
COO, CTO	2009	$216,920	—	$118,500	(3)	$335,420
Mark Nije	2008	$182,175	—	—		$182,175
CFO (5)	2009	$191,891	—	$79,000	(4)	$270,891

(1)
The amounts included in these columns are the aggregate fair values of the awards granted by the Company to the executives in the fiscal year, valued in accordance with ASC 718 for the fiscal years ended December 31, 2008 and December 31, 2009. Pursuant to SEC rules, the amounts in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions used in calculating these dollar amounts, see Note 1 to our audited financial statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2008 and December 31, 2009, each as filed with the SEC. During the fiscal year ended December 31, 2009, there were no award forfeitures related to service-based vesting conditions. Changes in compensation in the above table may arise as a result of exchange rate differences. Any changes in compensation in real terms can be found in the notes below.

(2)	Comprised of 124,800 shares of restricted stock paid as salary and 150,000 shares of restricted stock as bonus in stock
(3)	Comprised of 150,000 shares of restricted stock paid as bonus in stock.
(4)	Comprised of 100,000 shares of restricted stock paid as bonus in stock.
(5)	Mr. Nije became our Chief Financial Officer on December 15, 2008.
(6)	Neither William van den Brink nor Pat Carroll were employed by the company as of December 31, 2009.

Option/SAR Grants in Last Fiscal Year

We have not granted any stock options to our executive officers or directors from inception through the date hereof.

Outstanding Equity Awards

As of December 31, 2009 there were no unexercised options, unvested stock or equity incentive awards for executive officers and directors.

Administration

Our board of directors has established a compensation committee that, among other duties, will administer the Incentive Plan. The compensation committee will be composed of two members of the Board (although partly through 2009 it composed only 1 member), a majority of whom will be “non-employee directors” within the meaning of Rule 16b-3(b)(3) of the Securities Exchange Act of 1934, as amended. Members of our compensation committee will serve at the pleasure of our Board. In connection with the administration of our Incentive Plan, the compensation committee, with respect to awards to be made to any person who is not one of our directors will:

•	determine which employees and other persons will be granted awards under our Incentive Plan;
•	grant the awards to those selected to participate;
•	determine the exercise price for options; and
•	prescribe any limitations, restrictions and conditions upon any awards, including the vesting conditions of awards.

With respect to stock options or restricted stock awards to be made to any of our directors, the Compensation Committee will make recommendations to our Board of Directors as to:

•	which of such persons should be granted stock options, restricted stock awards, performance units or stock appreciation rights;
•	the terms of proposed grants of awards to those selected by our Board of Directors to participate;
•	the exercise price for options; and
•	any limitations, restrictions and conditions upon any awards.

Any grant of awards to any of directors under our Incentive Plan must be approved by our Board of Directors.

In addition, the compensation committee will:

•	interpret our Incentive Plan; and
•	make all other determinations and take all other action that may be necessary or advisable to implement and administer our Incentive Plan.

Types of Awards

Our Incentive Plan permits the Compensation Committee to grant the following types of awards.

Stock Options. Stock options are contractual rights entitling an optionee who has been granted a stock option to purchase a stated number of shares of our common stock at an exercise price per share determined at the date of the grant. Options are evidenced by stock option agreements with the respective optionees. The exercise price for each stock option granted under our Incentive Plan will be determined by our Board of Directors or a committee of the Board at the time of the grant, but will not be less than fair market value on the date of the grant. Our Board of Directors or a committee of the Board will also determine the duration of each option; however, no option may be exercisable more than ten years after the date the option is granted. Within the foregoing limitations, the Board of Directors or committee of the Board may, in its discretion, impose limitations on exercise of all or some options granted under our Incentive Plan, such as specifying minimum periods of time after grant during which options may not be exercised. Options granted under our Incentive Plan will vest at rates specified in the option agreement at the time of grant; however, all options granted under our Incentive Plan will vest upon the occurrence of a change of control, as defined in the Incentive Plan. Our Incentive Plan also contains provisions for our Board of Directors or a committee of the Board to provide in the participants’ option award agreements for accelerating the right of an individual employee to exercise his or her stock option or restricted stock award in the event of retirement or other termination of employment. No cash consideration is payable to us in exchange for the grant of options.

Our Incentive Plan provides that the stock options may either be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or Non-Qualified Options, which are stock options other than Incentive Stock Options within the meaning of Sections 422 of the Code. Incentive Stock Options may be granted only to our employees or employees of our subsidiaries, and must be granted at a per share option price not less than the fair market value of our common stock on the date the Incentive Stock Option is granted. In the case of an Incentive Stock Option granted to a shareholder who owns shares of our outstanding stock of all classes representing more than 10% of the total combined voting power of all of our outstanding stock of all classes entitled to vote in the election of directors, the per share option price must be not less than 110% of the fair market value of one share of our common stock on the date the Incentive Stock Option is granted and the term of such option may not exceed five years. As required by the Code, the aggregate fair market value, determined at the time an Incentive Stock Option is granted, of our common stock with respect to which Incentive Stock Options may be exercised by an optionee for the first time during any calendar year under all of our incentive stock option plans may not exceed $100,000.

The exercise price for Non-Qualified Options may not be less than the fair market value of our common stock on the date the Non-Qualified Option is granted. Non-Qualified Options are not subject to any of the restrictions described above with respect to Incentive Stock Options. The exercise price of stock options may be paid in cash, in whole shares of our common stock, in a combination of cash and our common stock, or in such other form of consideration as our Board of Directors or the committee of the Board may determine, equal in value to the exercise price. However, only shares of our common stock which the option holder has held for at least six months on the date of the exercise may be surrendered in payment of the exercise price for the options. In no event may a stock option be exercised after the expiration of its stated term.

Stock Appreciation Rights. A stock appreciation right permits the grantee to receive an amount (in cash, common stock, or a combination thereof) equal to the number of stock appreciation rights exercised by the grantee multiplied by the excess of the fair market value of our common stock on the exercise date over the stock appreciation rights’ exercise price. Stock appreciation rights may or may not be granted in connection with the grant of an option. The exercise price of stock appreciation rights granted under the Incentive Plan will be determined by the Board of Directors or a committee of the Board; provided, however, that such exercise price cannot be less than the fair market value of a share of common stock on a date the stock appreciation right is granted (subject to adjustments). A stock appreciation right may be exercised in whole or in such installments and at such times as determined by the Board of Directors or a committee of the Board.

Restricted Stock. Restricted shares of our common stock may be granted under our Incentive Plan subject to such terms and conditions, including forfeiture and vesting provisions, and restrictions against sale, transfer or other disposition as the Board of Directors or a committee of the Board may determine to be appropriate at the time of making the award. In addition, the Board of Directors or a committee of the Board may direct that share certificates representing restricted stock be inscribed with a legend as to the restrictions on sale, transfer or other disposition, and may direct that the certificates, along with a stock power signed in blank by the grantee, be delivered to and held by us until such restrictions lapse. The Board of Directors or a committee of the Board, in its discretion, may provide in the award agreement for a modification or acceleration of shares of restricted stock in the event of permanent disability, retirement or other termination of employment or business relationship with the grantee.

Performance Units. The Incentive Plan permits grants of performance units, which are rights to receive cash payments equal to the difference (if any) between the fair market value of our common stock on the date of grant and its fair market value on the date of exercise of the award, except to the extent otherwise provided by the Board of Directors or a committee of the Board or required by law. Such awards are subject to the fulfillment of conditions that may be established by the Board of Directors or a committee of the Board including, without limitation, the achievement of performance targets based upon the factors described above relating to restricted stock awards.

Performance Bonus. The Incentive Plan permits grants of performance bonuses, which may be paid in cash, common stock or combination thereof as determined by the Board of Directors or a committee of the Board. The maximum value of performance bonus awards granted under the Incentive Plan shall be established by the compensation committee at the time of the grant. An employee’s receipt of such amount will be contingent upon achievement of performance targets during the performance period established by the compensation committee. The performance targets will be determined by the Board of Directors or a committee of the Board based upon the factors described above relating to restricted stock awards. Following the end of the performance period, the Board of Directors or a committee of the Board will determine the achievement of the performance targets for such performance period. Payment may be made within 60 days of such determination. Any payment made in shares of common stock will be based upon the fair market value of the common stock on the payment date.

Director Compensation

Compensation of Directors Summary Table

The following table represents compensation paid in 2009 to our directors who are not “named executive officers.”

Name	Fees Earned or Paid in Cash ($)	Stock Award ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Johan DeJager (1)(2)(5)(6)	$0	$0	$0	$0	$0	$0	$0
Yves van Sante (1)(2)(5)(6)	$0	$0	$0	$0	$0	$0	$0
Roderick de Greef (1)(3)(5)(6)	$0	$0	$0	$0	$0	$0	$0
Bruce Barren (1)(4)(6)	$0	$0	$0	$0	$0	$0	$0

(1)
In 2009 no compensation was paid to the above directors.  Each of the above-named directors was granted shares of restricted common stock in 2008, which vested immediately, for their continued service on our Board of Directors through December 31, 2009 or December 31, 2010.

(2)
We granted to QAT Investments SA on behalf of each of Messrs. Dejager and van Sante, on  November 17, 2008, respectively, 500,000 shares of our common stock for their continued service on our Board of Directors through December 31, 2010.  These shares had values of $110,000 and $110,000, respectively, on their dates of issuance and vested immediately.

(3)
On November 17, 2008, we granted 408,333 shares of our common stock to Mr. de Greef for his continued service on our Board of Directors through December 31, 2009.  These shares had a value of $89,833 on their date of issuance and vested immediately.

(4)
On November 17, 2008, we granted 1,012,500 shares of our common stock to Mr. Barren for his continued service on our Board of Directors through December 31, 2010. These shares had a value of $222,750 on their date of issuance and vested immediately.  Effective May 28, 2009, Mr. Barren resigned as a director of the Company and returned 536,625 of the shares of restricted common stock granted to him for his continued service as a director of the Company.  Mr. Barren did not resign from the Company’s Board of Directors as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(5)	Generally, in the event the directors are no longer in our service, they will not be required to return the shares of common stock.
(6)	Each of the above-mentioned share values was calculated in accordance with FAS 123R, and valued at $0.22.

Employment Agreements

Except as set forth below, we currently have no written or unwritten employment agreements with any of its officers, directors or key employees.

Steven van der Velden, President and Chief Executive Officer - We intend to enter into an employment agreement with Mr. van der Velden which will provide for his continued employment in his present capacity as President and Chief Executive Officer prior to the end of 2010. Mr. van der Velden is paid € 228,000 per annum, of which 100% is paid in the form of restricted common stock, which is consistent with prior years.  Additionally, our 2009 management incentive bonus plan provided that upon (i) execution of a definitive agreement with Vodafone and (ii) the achievement of positive EBITDA in our fourth quarter of 2009, management would receive shares of restricted common stock.  Mr. van der Velden received 150,000 shares of restricted common stock pursuant to our satisfying the first target.  Mr. van der Velden receives no fees (cash or stock) for serving on our board of directors.

Martin Zuurbier, Chief Operating Officer, Chief Technical Officer - We intend to enter into an employment agreement with Mr. Zuurbier which will provide for his continued employment in his present capacity as Chief Operating Officer and Chief Technical Officer.  Mr. Zuurbier is paid € 228,000 per annum, of which 31% is paid in the form of restricted common stock, which is consistent with prior years.  Additionally, our 2009 management incentive bonus plan provided that upon (i) execution of a definitive agreement with Vodafone and (ii) the achievement of positive EBITDA in our fourth quarter of 2009, management would receive shares of restricted common stock.  Mr. Zuurbier received 150,000 shares of restricted common stock pursuant to our satisfying the first target.  Mr. Zuurbier receives no fees (cash or stock) for serving on our board of directors.

Mark Nije, Chief Financial Officer, - We intend to enter into an employment agreement with Mr. Nije which will provide for his continued employment in his present capacity as Chief Financial Officer. Mr. Nije is paid € 210,000 per annum, of which 34% is paid in the form of restricted common stock, which is consistent with prior years.  Additionally, our 2009 management incentive bonus plan provided that upon (i) execution of a definitive agreement with Vodafone and (ii) the achievement of positive EBITDA in our fourth quarter of 2009, management would receive shares of restricted common stock.  Mr. Nije received 100,000 shares of restricted common stock pursuant to our satisfying the first target.

Pat Carroll, Chief Executive Officer Validsoft- - We intend to enter into an employment agreement with Mr. Carroll which will provide for his continued employment in his present capacity as Chief Executive Officer of Validsoft Ltd.. Mr. Carroll is currently paid € 210,000 per annum, of which 34% is paid in the form of restricted common stock which is consistent with the period since he joined the Company in connection with its acquisition of Validsoft Ltd in March, 2010.

Willem van den Brink, Chief Commercial Officer- Mr. Van den Brink joined the Company as Chief Commercial Officer per October 1, 2010. We are now in the process of finalizing a management agreement with him.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, based on 89,171,658 shares of common stock outstanding and as of November 18, 2010, certain information as to the stock ownership of each person known by us to own beneficially five (5%) percent or more of the outstanding common stock, of each of the our named officers and directors who owns any shares and of all officers and directors as a group. In computing the outstanding shares of common stock, the Company has excluded all shares of Common Stock subject to options, warrants or other securities that are not currently exercisable or exercisable within 60 days and are therefore not deemed to be outstanding and beneficially owned by the person holding the options, warrants or other securities for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person.

Name of Beneficial Holder	Number of Shares of Common Stock Owned*		Percent of Class as of [ ]
Rising Water Capital AG (1)	27,894,054	(2)	30.99	%(2)
CMV Invest II CVA (3)	8,689,660	(4)	9.21	%(4)
Amelia & Associates SA(5)	868,968	(6)	0.97	%(6)
CMV Invest CVA	1,728,697		1.94%
Q.A.T. Investments SA (1)	55,340,074	(2)(7)(8)(9)(10)	61.44	%(2)(7)(8)(9)(10)
Interfield Consultancy Ltd. (1)	975,744	(11)	1.09%
Interact WLL (12)	826,578		0.93%
Steven van der Velden	68,678,173	(13)	58.93	%(13)
Johan Dejager	31,785,022	(14)	34.67	%(14)
Yves van Sante	50,271,553	(15)	44.81	%(15)
Martin Zuurbier	826,578	(16)	0.93	%(16)
Mark Nije	654,722	(17)	0.73	%(17)
Roderick de Greef	555,035		0.62%
Phil Hickman	248,844		0.28
Pat Carroll	517,082		0.58
QAT II Investments SA	19,643,278	(18)	18.05	%(18)
All Officers and Directors as a Group	79,985,173		67.80%

* Calculated in accordance with Rule 13d-(3)(d)(1) under the Securities Exchange Act of 1934.

(1)
 Q.A.T. Investments, S.A. (“QAT”) holds a 51.3% interest in Rising Water Capital, A.G. (“RWC”).  Mr. van der Velden holds a 30.79 ownership interest in QAT, and also indirectly holds a 17% interest in RWC through his 100% ownership interest in Interfield Consultancy Ltd. (“Interfield”). Martin Zuurbier indirectly holds approximately a 17% ownership interest in RWC, and Dejager and van Sante hold a direct 3.73% and an indirect 3.11% interest in QAT, respectively.  Accordingly, Messrs. van der Velden, Zuurbier, Dejager and van Sante hold shared voting power and dispositive power over the shares held by RWC.  To our knowledge, RWC’s address of record is Baarerstrasse 135, 6301 Zug, Switzerland.

(2)
Includes warrants to purchase 338,029 shares of our common stock at $1.05 per share, warrants to purchase 338,029 shares of our common stock at $1.26 per share, and warrants to purchase 169,015 shares of our common stock at $1.47 per share.

(3)
Mr. van der Velden owns a 40.75% ownership interest in CMV II Invest CVA (“CMV II”), and therefore controls shared voting and dispositive power over the securities held by this entity. To our knowledge, CMV II’s address of record is Rubensheide 73, 2950 Kappellen, Belgium.

(4)	Includes warrants to purchase 3,475,864 shares of our common stock at $1.26 per share, and warrants to purchase 1,737,932 shares of our common stock at $1.47 per share.

(5)
Mr. van Sante holds a 33% ownership interest in Amelia & Associates SA (“Amelia”) and therefore holds shared voting and dispositive power over the securities held by this entity.  While Amelia holds an 18.4% ownership interest in QAT, it disclaims beneficial ownership over the securities held by QAT.  To our knowledge, Amelia’s address of record is Rue du Fort Rheinshein 7, 2419 Luxembourg.

(6)
Includes warrants to purchase 347,587 shares of our common stock at $1.05 per share, warrants to purchase 347,587 shares of our common stock at $1.26 per share, and warrants to purchase 173,794 shares of our common stock at $1.47 per share.

(7)
Includes warrants to purchase 357,172 shares of our common stock at $1.05 per share, warrants to purchase 357,172 shares of our common stock at $1.26 per share, and warrants to purchase 178,586 shares of our common stock at $1.47 per share.

(8)	Includes shares beneficially owned by RWC as described in part in footnote (20) hereof.

(9)	Includes shares and warrants held by QAT II Investments.

(10)	Includes 774,022 warrants issued to Quercus Management Group N.V., a wholly-owned subsidiary of QAT Investments, for its role as placement agent in our Offering to European-area investors.

(11)	Does not include shares of common stock held by RWC.

(12)	Mr. Zuurbier owns 100% of Interact W.L.L. and therefore has voting and dispositive power of the shares of common stock held by this entity.

(13)	Includes shares of common stock held by RWC, QAT, CMV, CMVII, and Interfield and the warrants and other securities described in notes (2) (4) (7) (9) and (10).

(14)
Includes shares of common stock held by QAT, RWC and the warrants to purchase 619,048 shares of our common stock at $1.26 per share, and warrants to purchase 309,524 shares of our common stock at $1.47 per share as well as the warrants and other securities described in notes (2) (7) (9) and (10)

(15)	Includes shares of common stock held by QAT, RWC, and Amelia and the warrants and other securities described in notes (2) (6) (7) (9) and (10).

(16)	Includes shares held by Interact and RWC and the warrants described in note (2).

(17)	Mr. Nije holds .32% and .16% of QAT and RWC, respectively, and is a partner of QAT, but does not control the voting and dispositive power of the securities held by these entities.

(18)	QAT II is related to QAT Investments and its ownership includes 19,643,278 warrants to purchase shares of the company’s common stock.

Change in Control

There were no arrangements, known to us, including any pledge by any person of our securities the operation of which may at a subsequent date result in a change in control of our company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 15, 2005, we executed a Convertible Promissory Note (the “Note”) in the principal amount of $3.5 million to Rising Water Capital (“RWC”), an investor and an entity controlled by our Chief Executive Officer, with funds to be drawn in stages. The Note was convertible during the term, in whole or in part, into shares of common stock at the conversion price of three and one-half cents ($0.035) (pre-split) of principal amount per share of common stock. The Note did not have any beneficial conversion feature attached to it since the conversion rate was equal to the market price of the common stock of $0.035 (pre-split), on the closing of agreement. The Note was convertible to the extent that we had sufficient authorized common stock. The Note had a term of thirty (30) months during which time interest at the rate of 10% per annum accrued from the date advances were drawn by us. The Note was secured by shares owned by our agent in our subsidiaries. The Note provided for a balloon payment of principal and accrued interest at maturity or conversion into common stock.

As of December 31, 2007, the entire principal of $3,500,000 had been received. We recorded accrued interest of $889,881and $735,298 as of December 31, 2008 and December 31, 2007, respectively.

On June 9, 2008, we and RWC entered into a settlement agreement, effective May 13, 2008 (the “Settlement Agreement”), whereby RWC agreed to convert the Note held by it in the amount of $3,500,000 and accumulated interest of $889,881 into our common stock. As a result, total number of shares post reverse stock split issued as a result of the conversion was 5,017,007, based on a post reverse stock split conversion price of $0.875.

On May 26, 2006, we executed a second Convertible Promissory Note (the “2nd Note”) in the principal sum of $3,000,000 with RWC. The 2nd Note had a term of thirty (30) months, during which time interest on the principal amount would accrue from the date of this 2nd Note at an annual interest rate of 10%. The 2nd Note provided for a balloon payment of principal and interest accrued at maturity. The 2nd Note was secured by shares owned or to be owned by our agent in our subsidiaries. The 2 nd Note was also convertible during the term, in whole or in part, into common shares at a conversion price of seven cents ($0.07) (pre-split) per share. The 2nd Note did not have any beneficial conversion feature attached to it since the conversion rate was equal to the market price of the common stock of $0.07 (pre-split), on the closing of agreement.  We recorded accrued interest of $549,289 and $417,321 as of December 31, 2008 and December 31, 2007 respectively.

On June 9, 2008, we and RWC entered into the Settlement Agreement whereby RWC agreed to convert the 2nd note principal amount of $3,000,000 and interest of $549,289 into our common stock. RWC also agreed to fund the remaining balance under the $3,000,000 note. In order to induce RWC to convert the promissory note, we agreed to reduce the conversion price of the $3,000,000 note to the price at which we offer our common stock in a subsequent financing with a minimum of $1,000,000 in gross proceeds. The conversion price was adjusted to reflect the reverse stock split. As a result, the total number of shares (pre Reverse Split 1:25) amounted to 84,506,891.  The number of post Reverse Stock Split shares issued as a result of the conversion was 3,380,276 (post reverse stock split price of $1.05).

In connection with the conversion of the second RWC Note we originally recorded $1,200,000 as deemed dividend as a result of reduction in the conversion price from the original conversion price. However, in the third quarter we determined that in accordance with EITF 96-19 "Debtors Accounting for a Modification or Exchange of Debt Instruments" the $1,200,000 Beneficial Conversion feature should be expensed in the P&L, and this adjustment was recorded.

RWC is the beneficial holder of [28,188,087] shares of our common stock.  Quercus Aimer Trust Investments SA (“QAT Investments”) holds a 51.3% ownership interest in RWC.  Additionally, Mr. van der Velden, the our President and Chief Executive Officer, is the Chairman of QAT Investments, on the management board of QAT Investments and holds a 30.79% ownership interest in QAT Investments.  Mr. Nije, our Chief Financial Officer, is a principal at QAT Investments and holds a 0.32% ownership interest in QAT Investments.  Mr. van Sante, one of our directors, is the Chief Executive Officer of QAT Investments, on the management committee of QAT Investments and also holds a 33% ownership interest in Amelia & Associates SA (“Amelia”) which holds an 18.4% ownership interest in QAT Investments.  Mr. Dejager, one of our directors, is on the management board of QAT Investments and holds a 7.28% ownership interest in QAT Investments.  Interfield Consultancy SI Ltd. (“IFC”), a company wholly-owned by Mr. van der Velden, holds a 34% interest in RWC, of which approximately 17% is held in a fiduciary capacity for the benefit of Mr. Zuurbier, our Chief Operating Officer, Chief Technical Officer, and Director.

On August 22, 2007, the Board approved the sale of approximately 4,160,000 shares of restricted common stock to accredited investors.  As part of this transaction, CMV Invest CVA (“CMV”) agreed to purchase 1,728,697 shares of restricted common stock in the Company.  Mr. van der Velden holds a 27.25% ownership interest in CMV.

On May 8, 2008 we entered into a placement agent agreement with Quercus Management Group N.V. (“QMG”) and Amelia pursuant to which QMG and Amelia were each issued 16,667 shares of our common stock in connection with their participation in the financing (the “2008 Financing”).  In addition, pursuant to the terms of the placement agent agreement, and as part of their compensation for acting as placement agent in a private offering of securities, QMG was paid a commission of $469,764 and issued warrants to purchase 357,172 shares of OUR common stock at $1.05 per share, warrants to purchase 357,172 shares of our common stock at $1.26 per share and warrants to purchase 178,586 shares of the Company’s common stock at $1.47 per share. QAT Investments owns 100% of the outstanding capital stock of QMG. Amelia was paid a commission of $458,231 and issued warrants to purchase 347,587 shares of our common stock at $1.05 per share, warrants to purchase 347,587 shares of our common stock at $1.26 per share and warrants to purchase 173,794 shares of the Company’s common stock at $1.47 per share.
Pursuant to the terms of the Settlement Agreement, upon conversion of the 2nd Note, we agreed to make an incentive payment to RWC, commensurate with any fees paid in connection with a financing, pro rata, based upon the aggregate amount raised in such financing, whether equity or debt, of at least $1.0 million (the “Incentive Payment”).

In the 2008 Financing, CMV Invest II CVA (“CMV II”) purchased approximately 2,400,000 shares of our common stock for approximately $2.5 million.  Additionally, CMV II holds warrants to purchase  3,475,864 shares of our common stock at $1.26 per share and warrants to purchase 1,737,932 shares of our common stock at $1.47 per share.  Mr. van der Velden holds a 40.75% ownership interest in CMV II.

On January 27, 2009, QAT II Investments SA, a closed-end fund of QAT Investments, entered into a preliminary loan agreement with us whereby QAT II Investments will provide us with $1,300,000.  According to the terms, the loan will bear interest at a rate of twelve percent (12%) per annum and shall be repaid either: (1) if QAT II Investments and we sign an investment agreement, the amount due under the loan will be reduced by the investment amount pursuant to the investment agreement, or (2) if no investment agreement is executed, the principal amount of the loan plus interest is due and payable by June 30, 2009.  On February 15, 2009, February 23, 2009 and March 31, 2009, in connection with the above referenced agreement, QAT II Investments entered into three loan agreements with us whereby QAT II Investments agreed to provide us with $650,000, $650,000 and $650,000, respectively.  The outstanding principal and interest shall become immediately due and payable in the event we fail to make required payments of principal and interest, or otherwise breaches the agreements and fails to cure such breach upon twenty (20) days notice, or if it disposes of its properties or assets without QAT II Investments’ prior consent, or if we file a petition for bankruptcy or otherwise resolves to wind up its affairs. All agreements and amounts were entered in euro’s with a conversion rate used above of 1.30 EUR/USD, deviations may occur with 8-K filings due to different exchange rate usage.

On February 3, 2009, 23,982 shares of common stock were issued to RWC as part of the Incentive Payment.  As a result of our private placement of securities in excess of $1.0 million, RWC is additionally entitled, as an Incentive Payment, approximately $451,915 in cash and was issued warrants to purchase 338,029 shares of our common stock at $1.05 per share, warrants to purchase 338,029 shares of our common stock at $1.26 per share and warrants to purchase 169,015 shares of our common stock at $1.47 per share.  In lieu of the cash payment to RWC was entitled it accepted 742,000 shares of our common stock, based on a conversion price of $0.60 per shareIn connection with the loan agreements described above, on March 30, 2009 we entered into a security agreement (the “Security Agreement”) with QAT II.  The Security Agreement granted QAT II a security interest in the revenues received by us under a Spanish MVNE Agreement which management expects to be entered into by the parties (the “MVNE Agreement”).   The Security Agreement will terminate when all amounts due under the loan agreements have been paid in full by Registrant.

On June 30, 2009, we issued 124,800 shares of our common stock to QAT as consideration for the services provided by Steven van der Velden, our Chairman, President and Chief Executive Officer.  The shares of common stock were issued directly to QAT pursuant to an agreement between QAT and Mr. van der Velden.

On July 1, 2009 and July 8, 2009 QAT II, a closed-end fund of QAT Investments, entered into a loan agreement with the Company whereby QAT II provided the Company with $ 213,795 and $ 142,530.  According to the terms, the loans will bear interest at a rate of twelve percent (12%) per annum and shall be repaid either: (1) if QAT II and the Company sign an investment agreement, the amount due under the loan will be reduced by the investment amount pursuant to the investment agreement, or (2) if no investment agreement is executed, the principal amount of the loan plus interest is due and payable by August 31, 2009. The agreement and amount were entered in Euro’s, which means that currency differences may occur in filings made and this Report.

On July 31, 2009, QAT II converted $4,100,000 provided under the loan agreements into  $4,100,000 in Notes and  Warrants as part of the First Closing with respect to the Offering. On October 30, 2009, QAT II converted $1,332,383 into Notes and Warrants as part of the Fifth Closing with respect to the Offering.

Quercus Management Group N.V. (“QMG”), an entity affiliated with certain officers and directors of the Company served as European placement agent for the Offering.  In the aggregate, QMG raised $4,837,632, entitling it to 774,022 Warrants (equal to 8% of the aggregate amount of Notes and Warrants sold in the Offering, including those Notes and Warrants sold to affiliates of the Company), an 8% selling concession equal to $387,010.56 and 2% non-accountable expenses and fees equal to $96,752.64.  Of the $4,837,632 raised by QMG, $4,399,995.10 (or 91% of the total) was raised from parties affiliated with the Company (including the $4,100,000 conversion by QAT II).

12% Secured convertible note

On June 10, 2010 and at our request, QAT II entered into an agreement with us calling for the mandatory conversion of the total principal amounts outstanding under the Notes to QAT II ($4 million issued July 31, 2009 and $1.3 million issued October 31, 2009, totaling $ 5.3 million), in case the Company raises a minimum of $ 11 million in connection with the 2010 Private Placement Offering.

The Company and QAT II agreed the unpaid principal due pursuant to the Notes, excluding any accrued but unpaid interest or other fees due on such Notes, would be exchanged for units, at a price of $1.20 per unit and on the same terms and conditions as the 2010 Private Placement Offering, upon our raising an aggregate of $11 million in connection with our 2010 Private Placement Offering (also see item “Unregistered Sales of Equity Securities and Use of Proceeds”).

Loan agreements

On February 2, 2010, we entered into a loan agreement with QAT II. Pursuant to this loan agreement, QAT II Investments agreed to lend to us the sum of €350,000 ($488,775 based on the February 2, 2010 exchange rate published in the Wall Street Journal). The proceeds were made available to the Company on February 2, 2010.

On February 24, 2010, we entered into a loan agreement with QAT II.  Pursuant to this loan agreement, QAT II Investments agreed to lend us the sum of €850,000 ($1,150,390 based on the February 24, 2010 exchange rate published in the Wall Street Journal). The proceeds of the loan agreement were made available to the Company on February 24, 2010.

On March 22, 2010, we entered into a loan agreement with QAT II. Pursuant to this loan agreement, QAT II Investments agreed to lend us the sum of €150,000 ($203,280 based on the March 22, 2010 exchange rate published in the Wall Street Journal). The proceeds of the loan agreement were made available to the Company on March 22, 2010

On March 30, 2010, we entered into a loan agreement with QAT II. Pursuant to the loan agreement, QAT II Investments agreed to lend us the sum of €500,000 ($670,750 based on March 30, 2010 exchange rate published in the Wall Street Journal). The proceeds of the loan agreement were made available to the Company on March 31, 2010.

Each of the above mentioned loan agreement initially provided that we would pay QAT II interest at a rate of fourteen percent (14%) per annum on the outstanding balance and provided the principal and interest shall be due and payable on the earlier of: (i) within 180 days from the date of the loan or (ii) in the event we consummate a Placement.  QAT II has the ability to convert the principal and accrued interest outstanding as of the date of the Placement into the same type of equity or debt securities issued by us and on the same terms and conditions offered to other investors in the Placement. The outstanding principal and interest becomes immediately due and payable in the event we fail to make required payments of principal and interest, or otherwise breach the loan agreement and fail to cure such breach upon twenty days notice, or if we dispose of our properties or assets without QAT II’s prior consent, or if we file a petition for bankruptcy or otherwise resolves to wind up our affairs.

In connection with the above-referenced loans, we also issued to QAT II warrants to purchase common stock in an amount equal to one warrant per each United States dollar loaned hereunder to the Company (using the Euro-United States dollar conversion rate published by the Wall Street Journal at the close of business of the loan date). Such warrants have a term of three years and an exercise price equal to the OTCBB closing price of our common stock on the loan date.

The loan agreements described above were amended on June 10, 2010.  Pursuant to the amendment, QAT II agreed to extend the existing maturity dates of the loans to May 1, 2011. The amendment also provided for the conversion of the Notes, as previously described.  Additionally, QAT II was issued warrants to purchase common stock at an amount equal to two (2x) the existing warrant coverage under the terms of such loan agreement.

In 2010 a total of 1,395,168 were issued in shares of our common stock in lieu of cash compensation for executive officers’ salaries and board compensation for the year 2010.  These shares were issued in June 2010,  vested immediately and were issued to S. van der Velden (546,092), M. Zuurbier (172,450), M. Nije (172,450), Pat Carroll (172,450), Rod De Greef  (146,702), Phil Hickman (98,799 and general counsel A. Vermeulen (86,225).

In connection with the final closing of the 2010 Private Placement, the convertible promissory notes owned by QAT II and the outstanding loans, including accrued interest, due QAT II automatically converted into units consisting of one share of common stock and one warrant to purchase one share of common stock at a price of $1.20 per unit.  These units were issued on the same terms and conditions of those provided to investors in the 2010 private placement.  In connection with the automatic conversion, 6,177,311 shares of common stock were issued, 6,771,311 warrants were issued and our long-term debt was reduced by $8,125,571.

All future transactions between us and our officers, directors or five percent shareholders, and respective affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or independent legal counsel.

To the best of our knowledge, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $120,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

 SELLING STOCKHOLDERS

We have entered into registration rights agreements with certain of the selling shareholders pursuant to which we have agreed to file a registration statement, of which this prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), registering the resale by the selling shareholders of the shares of common stock covered by this prospectus.  We have also agreed to cause such registration statement to become effective, and to keep such registration statement effective. Our failure to satisfy the deadlines set forth in the registration rights agreements may subject us to payment of certain monetary penalties pursuant to the terms of the registration rights agreements.  Additionally, some of the selling shareholders are registering their shares pursuant to piggyback rights granted by us.

We are registering the shares of common stock covered by this prospectus in order to permit the selling shareholders to offer the shares for resale from time to time.

The table below lists the selling shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling shareholders. The table below has been prepared based on information supplied to us by the selling shareholders. Except as indicated in the footnotes to the table below, the selling shareholders have not had any material relationship with us within the past three years, except for their ownership of our common stock.

The second column lists the number of shares of common stock beneficially owned by the selling shareholders, based on their respective ownership of shares of common stock, as of November 18, 2010. This column includes the 21,322,887 shares of common stock issued in the 2010 private placement and bridge offering, but assumes neither the issuance of the 47,549,360 shares of common stock issuable upon exercise of warrants issued in the 2010 private placement, 2010 bridge offering, 2010 QAT II loans, 2010 QAT II conversion agreement, 2009 private placement or any warrants issued to Dawson James, Sandgrain or QMG.

The third column lists the maximum number of shares of common stock being offered by the selling shareholders under this prospectus and does not take into account any limitations on or conditions to the issuance of the shares of common stock being registered.

The fourth and fifth columns assume the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.  The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. We believe that, based on information provided to us by each of the selling stockholders, the selling stockholders listed in the table have sole voting and investment powers with respect to the securities indicated.  As indicated below, certain selling stockholders are broker-dealers or affiliates.

Name of Selling Stockholders	Securities Included In Prospectus (1)	Shares Beneficially Owned Prior To Offering (2)	Percentage of Shares Before Offering (2)	Shares Beneficially Owned After Offering (3)	Percentage of Shares After Offering (3)
Bernard Moncarey	150,000	499,611 (4)	*	349,500	*
Saskia Vandepoel	150,000	261,111	*	111,111	*
Cara N.V. (IMC Management (Anguilla) Ltd.)	200,000	367,403	*	167,403	*
QAT II Investments SA	21,082,097	26,354,589	24.22	5,272,492	4.85%
Jean-Yves Laurent	142,637	248,294	*	142,637	*
Ronald W. Nije	25,000	43,518	*	18,519	*
Ronniel Levy	5,000	5,000	*	0	0%
Robert H. Denke	300,000	300,000	*	0	0%
Alain de Cock	147,500	256,759	*	109,259	*
Marie Rutsaert	147,500	256,759	*	109,259	*
Guido Kibbelaar	295,000	507,565	*	212,565	*
Jeroen Kibbelaar	100,000	1,162,167	1.29%	1062,167	1.18%
MKM Opportunity Master Fund, Ltd.	300,000	300,000	*	0	0%
Arthur Luxenberg	150,000	150,000	*	0	0%
Michael Nimaroff	75,000	75,000	*	0	0%
Nigel Gregg	75,000	75,000	*	0	0%
Hanka Lew	75,000	75,000	*	0	0%
Cedarwiew Opportunities Master Fund	1,500,000	1,500,000	*	0	0%
Galt Asset Management, LLC	500,000	500,000	*	0	0%
Nije Beheer BV	25,000	43,518	*	18,519	*
Gary and Arlene Falkin, JTTEN	50,000	50,000	*	0	0%
IVM Productions, Inc.	150,000	187,037	*	37,037	*
Samax Family Limited Partnership	225,000	225,000	*	0	0%
John Curley	125,000	180,556	*	55,556	*
John A. Gennaro	100,000	100,000	*	0	0%
John J. Shaw	300,000	374,074	*	74,074	*
Robert O.Mara	100,000	174,074	*	74,074	*
Far Hills Capital, LLC	200,000	348,149	*	148,349	*
Johan Dejager	1,200,000	31,785,022 (5)	34.67	30,585,022	25.54
William P. Mulligan	100,000	100,000	*	0	0%
Arthur Dunkin	50,000	150,555	*	100,555	*
Michel Casselman	100,000	174,074	*	74,074	*
Mark D. M. Nije	25,000	698,241 (6)	*	673,241	*
John Christensen	100,000	174,074	*	74,074	*
Kevin Charos	150,000	187,038	*	37,038	*
Nathan Sugarman	75,000	113,888	*	38,888	*
Sandor Capital Master Fund, L.P.	500,000	500,000	*	0	0%
Peter Kertes	50,000	87,038	*	37,038	*
Stephen E. Holzel	125,000	143,519	*	18,519	*
Marie Karanfilian	25,000	43,519	*	18,519	*
Frances and Jeffrey Chan, JTWROS	50,000	50,000	*	0	0%
Ronald Forstrom	33,334	33,334	*	0	0%
Sheldon T. Fleck	200,000	400,000	*	0	0%
Sheldon T. Fleck, IRA	200,000	400,000	*	0	0%
Richard Fasman	50,000	50,000	*	0	0%
John R. Rogers	250,000	400,000	*	0	0%
John R. Rogers, IRA	150,000	400,000	*	0	0%
Gary W. Kleinman	200,000	324,074	*	124,074	*
Lamar F. Callaway, IRA	50,000	50,000	*	0	0%
Larry Cake, IRA	25,000	25,000	*	0	0%
Walter H. Sturm, M.D. & Sandra Sturm, JTWROS	50,000	50,000	*	0	0%
Steve Elsey	200,000	200,000	*	0	0%
Scott E. Douglass	250,000	250,000	*	0	0%
Stacie Greene	300,000	300,000	*	0	0%
Kenneth Greene fbo Grant Greene	150,000	150,000	*	0	0%
Kenneth Greene fbo Colby Greene	150,000	150,000	*	0	0%
Jericho Capital Corp.	150,000	150,000	*	0	0%

*           Represents less than 1% of total outstanding common stock.

(1)  Includes shares of common stock being registered and shares of common stock being registered which are issuable upon the exercise of warrants issued to such person.
(2)  Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 89,171,657 shares of common stock outstanding as of November 18, 2010.
(3)  Assumes that all securities registered will be sold.
(4) Also includes 40,000 shares held by BMO & Associates.
(5) Mr. Dejager is a member of our board of directors.  His beneficial ownership also includes shares and warrants to purchase shares of our common stock held by other entities.  Please see note 14 to our beneficial ownership table for more information.
(6) Mr. Nije is our chief financial officer.  His beneficial ownership also includes shares held by other entities.  Please see note 17 to our beneficial ownership table for more information.

*	Represents less than 1% of total outstanding common stock.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;

•	facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter.  The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our authorized capital consists of 250,000,000 shares of common stock and 50,000,000 shares of preferred stock.  As of the date of this prospectus, we have 89,171,658 shares of common stock issued and outstanding. There are no outstanding shares of preferred stock as of the date of this prospectus.

As of November 18, there were:

•	89,171,658 shares of common stock issued and outstanding;

•	warrants to purchase 69,680,856 shares of common stock issued and outstanding; and

•	there were no shares of preferred stock issued and outstanding.

Common Stock

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders of the Company. All shareholders are entitled to share equally in dividends, if any, as may be declared from time to time by the board of directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The shareholders do not have cumulative or preemptive rights.

Transfer Agent and Registrar

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.  Our transfer agent’s address is 17 Battery Place, New York, New York 10004.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board, an electronic quotation service for securities traded over-the-counter, under the symbol “ETAK”.  The following table sets forth the high and low closing sale prices of our common stock for the periods indicated.

	High	Low

2008
First Quarter	$1.75	$1.25
Second Quarter	2.00	0.35
Third Quarter	2.00	0.80
Fourth Quarter	1.00	0.15
2009
First Quarter	$1.16	$0.50
Second Quarter	1.00	0.67
Third Quarter	1.50	0.80
Fourth Quarter	2.20	1.10
2010
First Quarter	$1.80	$1.18
Second Quarter	2.15	1.10
Third Quarter	2.65	1.50

As of November 18, 2010, there were approximately 3,804 holders of record of our common stock.

Dividend Policy

We have not paid any cash dividends on our common stock to date, and we have no intention of paying cash dividends in the foreseeable future. Whether we will declare and pay dividends in the future will be determined by our board of directors at their discretion, subject to certain limitations imposed under California corporate law. The timing, amount and form of dividends, if any, will depend on, among other things, our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors.

LEGAL MATTERS

The validity of our common stock offered hereby has been passed upon by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2009 and 2008 and for each of the two years in the period ended December 31, 2009 included in this prospectus have been so included in reliance on the report of BDO USA, LLP (formerly known as BDO Seidman, LLP), an independent registered public accounting firm, the report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-1 we have filed with the SEC. We have not included in this prospectus all of the information contained in the Registration Statement and you should refer to our Registration Statement and its exhibits for further information.

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Our articles of incorporation and bylaws include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty, to the extent permitted by California law and (ii) permit us to indemnify our directors and officers, employees and other agents to the fullest extent permitted by the California Corporations Code. Pursuant to Section 317 of the California Corporations Code, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against any expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the directors’ duty of loyalty to us or our shareholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ELEPHANT TALK COMMUNICATIONS, INC.
AND ITS SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

ELEPHANT TALK COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(UNAUDITED)
	September 30,	December 31,
	2010	2009

ASSETS

CURRENT ASSETS

Cash and cash equivalents	$1,632,748	$1,457,900
Restricted cash	190,976	192,116
Accounts receivable, net of an allowance for doubtful accounts of $110,595 and $764,302 at September 30, 2010 and December 31, 2009 respectively	6,691,010	5,071,293
Prepaid expenses and other current assets	2,115,050	2,657,019
Total Current Assets	10,629,784	9,378,328

LONG TERM DEPOSITS	384,235	330,946

DEFERRED FINANCING COSTS	1,550,589	3,033,277

PROPERTY AND EQUIPMENT, NET	8,296,743	7,773,862

INTANGIBLE ASSETS, NET	17,506,611	3,910,363

GOODWILL	3,319,925	—

TOTAL ASSETS	$41,687,887	$24,426,776

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Overdraft	$364,185	$351,589
Accounts payable and customer deposits	4,709,375	6,475,074
Deferred revenue	-	132,205
Accrued expenses and other payables	5,275,001	2,738,998
Shares to be issued	351,788	—
Convertible 14% loan - related party (net of discount of $0 and $0)	2,518,220	—
Advances from related parties		13,287
Loans payable	880,184	880,536
Total Current Liabilities	14,098,753	10,591,689

LONG TERM LIABILITIES
Loan from related party	459,505	437,161
Convertible 12% secured note (net of discount of $ 11,752,078 and $12,333,020 respectively)	294,942	—
Warrant liabilities	38,587,322	16,626,126
Conversion feature	16,353,793	2,899,801
Total Long term Liabilities	55,695,562	19,963,088

Total Liabilities	69,794,315	30,554,777

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, no par value, 250,000,000 shares authorized, 73,367,458 issued and outstanding as of September 30, 2010 compared to 53,695,984 shares issued and outstanding as of December 31, 2009	86,202,663	54,880,778
Accumulated other comprehensive income (loss)	383,614	1,136,897
Accumulated deficit	(114,877,217)	(62,335,076)
Elephant Talk Comunications, Inc. Stockholders' Equity	(28,290,940)	(6,317,401)

NON-CONTROLLING INTEREST	184,512	189,400
Total Stockholders' Equity	(28,106,428)	(6,128,001)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$41,687,887	$24,426,776
The accompanying notes are an integral part of the unaudited consolidated financial statements

ELEPHANT TALK COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

	For the Three Months Period ended, September 30		For the Nine Months Period ended, September 30
	2010	2009	2010	2009

REVENUES	$9,040,397	$11,455,489	$28,657,987	$32,195,771

COST AND OPERATING EXPENSES
Cost of service	8,638,506	10,874,205	27,017,788	30,654,206
Selling, general and administrative expenses	2,795,572	2,949,038	6,780,281	6,195,981
Non cash compensation to employees, officers, consultants and directors	779,539	252,521	4,033,208	1,272,387
Depreciation and amortization of intangibles assets	1,481,451	861,616	3,841,573	2,199,561
Total cost and operating expenses	13,695,068	14,937,380	41,672,850	40,322,135

LOSS FROM OPERATIONS	(4,654,671)	(3,481,891)	(13,014,863)	(8,126,364)

OTHER INCOME (EXPENSE)
Interest income	40,566	24,375	105,685	46,682
Interest expense	(538,214)	(323,976)	(1,520,641)	(531,915)
Other expenses	—	—	—	—
Interest expense related to amortization of debt discount on promissory notes	(1,796,203)	(1,299,365)	(9,342,026)	(1,299,365)
Change in fair value of warrant liabilities	(18,330,773)	(507,695)	(27,079,551)	(507,695)
Amoritization of deferred financing costs	(566,478)	(41,649)	(1,688,013)	(41,649)
Total other income (expense)	(21,191,102)	(2,148,310)	(39,524,546)	(2,333,942)

LOSS BEFORE PROVISION FOR INCOME TAXES	(25,845,773)	(5,630,201)	(52,539,409)	(10,460,306)
Provision for income taxes	-	-	(800)	(800)
NET LOSS BEFORE NONCONTROLLING INTEREST	(25,845,773)	(5,630,201)	(52,540,209)	(10,461,106)
Net (loss) income attributable to noncontrolling interest	(452)	(432)	(2,735)	(1,188)
NET LOSS	(25,846,225)	(5,630,633)	(52,542,944)	(10,462,294)

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation gain (loss)	2,937,463	543,061	(753,283)	345,802
	2,937,463	543,061	(753,283)	345,802

COMPREHENSIVE LOSS	$(22,908,762)	$(5,087,572)	$(53,296,227)	$(10,116,492)

Net loss per common share and equivalents - basic and diluted	$(0.36)	$(0.10)	$(0.83)	$(0.20)

Weighted average shares outstanding during the period - basic and diluted	72,141,821	54,373,240	63,212,715	53,422,421

The accompanying notes are an integral part of the unaudited consolidated financial statements

ELEPHANT TALK COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the nine months period ended, September 30
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(52,542,944)	$(10,462,294)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,841,573	2,199,561
Provision for doubtful accounts	(670,561)	(104,521)
Stock based compensation	3,566,225	1,150,512
Noncontrolling interest	2,735	1,188
Amortization of Shares issued for Consultancy	466,983	121,875
Issuance of stock	397,542	—
Change in fair value of warrant liabilities	27,079,551	507,695
Amortization of deferred financing costs	1,688,013	—
Interest expense relating to debt discount and conversion feature	9,342,026	1,341,014
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(1,140,166)	(554,451)
Decrease (Increase) in prepaid expenses, deposits and other assets	(1,172,496)	120,028
Increase (decrease) in accounts payable, proceeds from related parties and customer deposits	(1,663,837)	1,255,893
Increase (decrease) in deferred revenue	(131,831)	(87,853)
Increase (decrease) in accrued expenses and other payables	1,159,963	753,797
Net cash used in operating activities	(9,777,224)	(3,757,556)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,448,278)	(3,162,599)
Restricted cash	30	(109)
Cash received from acquisition of subsidiary	48,577	—
Loan to third party	—	(1,237,602)
Net cash used in investing activities	(2,399,671)	(4,400,310)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft	17,926	19,535
Deferred financing costs	(205,326)	(845,496)
Loan from related party QAT Bridge Loan	2,518,220
Loan from related party Bridge SPA	2,885,000
Proceeds from Private Placement Offering	8,387,550
Exercise of warrants (cash less)	25,000	—
Placement fees	(1,420,720)	—
Proceeds from Convertible 12% secured note	—	4,114,605
Proceeds from Convertible 12% secured note - related parties	—	4,100,000
Loan from related party	—	1,061,116
Net cash provided by financing activities	12,207,650	8,449,760

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	144,093	(64,386)
NET DECREASE IN CASH AND CASH EQUIVALENTS	174,848	227,508
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	1,457,900	1,656,546
CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$1,632,748	$1,884,054

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the period for interest	$669,523	$17,468

	2010	2009
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING & FINANCING ACTIVITIES:
Increase in Share Capital due to Aquisitions and Non-cash Compensation	$14,710,361	$532,583
Increase of Share Capital due to Exercsie of Warrants and Conversion of Notes	$673,429	—
Decrease of Net Debt due to Conversion of Notes	$3,744	—
Warrants and derivative liabilities for issuance of 12% Promissory Notes are considered as discount of the Promissory Notes	$—	$8,214,605
Changes in warrants liabilities	$497,536	—
Changes in convertible note	$187,443	—
Cash paid during the period for income taxes	$—	$800
Increase of Warrants due to fundraising of Convertible Notes	7,539,585	—
Warrants issued to placement agents for services, treated as deferred financing costs	—	644,311

The accompanying notes are an integral part of the unaudited consolidated financial statements

ELEPHANT TALK COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Nature of Operations

The Company

Elephant Talk Communications, Inc. (“Elephant Talk,” “we,” “us” or the “Company”), is an international provider of business software and services to the telecommunications and financial services industry. The company enables both mobile network operators (“MNOs”) and virtual operators (“MVNOs”) to offer a full suite of products, delivery platforms, support services, superior industry expertise and high quality customer service without substantial upfront investments from clients. Elephant Talk provides global telecommunication companies, MNOs, banks, supermarkets, consumer product companies, media firms, and other businesses a full suite of products and services that enables them to fully provide telecom services as part of their business offerings. The company offers various dynamic products that include remote health care, credit card fraud prevention, mobile internet ID security, multi-country discounted phone services, loyalty management services, and a whole range of other emerging customized mobile services.

Converged telecommunication services – full MVNE solutions.  The Company is a niche player in the converged telecommunications market, providing traffic and network services as a licensed operator, and specializing in carrier grade mobile enabling platforms to provide outsourced solutions to the various players in the telecommunications’ value chain, including MNOs, MVNOs and non-operator companies in need of both mobile as well as specialized land-line telecommunication services. In this chain we position ourselves as a Full Mobile Virtual Network Enabler , including also customized mobile services such as our network integrated ValidSoft security and fraud prevention solutions.

ValidSoft – electronic fraud prevention

Our recent major acquisition of ValidSoft Ltd. (“ValidSoft”) gives us a position in providing solutions to counter electronic fraud relating to card, the internet, and telephone channels. ValidSoft's solutions are used to verify the authenticity of both consumers and institutions (mutual authentication), and the integrity of transactions (transaction verification) for the mass market, in a highly cost effective and secure manner, yet easy to use and intuitive. ValidSoft solutions are marketed under VALid-POS® and VALid®. For its biometrics based product it trades under VALid-VSG™.

Principles of Consolidation

The accompanying consolidated financial statements for September 30, 2010 and December 31, 2009 include the accounts of Elephant Talk Communications Inc., including:

•
its wholly-owned subsidiary Elephant Talk Europe Holding B.V., its wholly-owned subsidiary Elephant Talk Communication Holding AG, its wholly-owned subsidiaries Elephant Talk Communications S.L.U., Elephant Talk Mobile Services B.V., Elephant Talk Communication Austria GmbH, Elephant Talk Telekom GmbH (formerly Vocalis Austria GmbH), Elephant Talk Communications Italy S.R.L., ET-Stream GmbH, Elephant Talk Communication Carrier Services GmbH, Elephant Talk Communication (Europe) GmbH, Elephant Talk Communication Schweiz GmbH, Moba Consulting Partners B.V., Elephant Talk Communications France S.A.S.,its majority owned (51%) subsidiary Elephant Talk Communications Premium Rate Services Netherlands B.V., its majority owned (51%) subsidiary Elephant Talk Communications PRS U.K. Limited, its wholly-owned subsidiary Elephant Talk Communications Luxembourg SA;

•
its wholly-owned subsidiary Elephant Talk Global Holding B.V., its wholly-owned subsidiary Elephant Talk Business Services W.L.L., its wholly-owned subsidiary Guangzhou Elephant Talk Information Technology Limited., its wholly-owned Elephant Talk Caribbean B.V., its majority owned (51%) subsidiary ET-UTS N.V.;

•
its wholly-owned subsidiary Elephant Talk Limited, its majority owned (60%) subsidiary Elephant Talk Middle East & Africa (Holding) W.L.L., its majority owned (51%) subsidiary Elephant Talk Middle East & Africa (Holding) Jordan L.L.C., its majority owned (99%) subsidiary Elephant Talk Middle East & Africa Bahrain W.L.L and its majority owned (50.54%) subsidiary Elephant Talk Middle East & Africa FZ-LLC; and

•	its wholly-owned subsidiary ValidSoft Ltd and its wholly-owned subsidiaries ValidSoft (UK) Ltd & ValidSoft (Australia) Pty Ltd..

Acquisitions.

On March 17, 2010, the Company acquired all of the assets of privately held ValidSoft Ltd, an Irish company  (“ValidSoft”) for total consideration of $ 16,033,689, paid by the issuance of shares of  the Company’s common stock, as well as warrants to purchase shares of common stock. This consideration excludes the contingent consideration payable upon ValidSoft meeting certain performance targets. The opening balance sheet of ValidSoft has been recorded as of  April 1 2010. The Consolidated Statement of Income ending September 30, 2010 include the financial results of ValidSoft as of April 1 2010.

Interim Financial Information

The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and related notes as included in our 2009 Form 10-K. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements in our Form 10-K. In the opinion of management, the accompanying unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and contain all adjustments (which include only normal recurring adjustments) considered necessary for a fair presentation of our financial position, results of operations and cash flows as of and for the periods presented.

The results of operations for the nine months ended September 30, 2010 are not necessarily indicative of the results to be expected for the entire year.

Note 2. Financial Condition and Going Concern

The Company has an accumulated deficit of ($114,877,217) as of September 30, 2010. Historically, the Company has relied on a combination of debt and equity financings to fund ongoing cash requirements. In the first nine months of 2010 the Company has received loans in the total amount of €1,850,000 (US$ 2,518,220) from QAT II Investments, SA, a related party investment fund (“QAT II”).

We also raised $2,885,000 in a bridge financing of units consisting of common stock, no par value, and warrants exercisable into common stock, with accredited investors (the “Bridge Financing”).  Subsequent to the Bridge Financing, we conducted a private placement (the “2010 Private Placement Offering”) of units consisting of shares of our common stock and warrants to accredited investors which resulted in gross proceeds of $ 6,459,800 in the second quarter 2010, $ 1,927,750 in the third quarter and $ 5,612,450 in October 2010 bringing the total gross proceeds of the Private Placement Offering to $14,000,000.

Lastly, following the closing of the 2010 Private Placement Offering, the promissory notes and loans of the Company outstanding to QAT and QAT II automatically converted into equity in the  amount of $ 8,125,571 by delivery of units consisting of shares of our common stock and warrants to purchase shares of common stock.

Excluding the final closing of the 2010 Private Placement Offering on October 8, 2010 (described in Note 26), through  September 30 2010 we have raised gross proceeds of approximately $13.8 million consisting of $2.5 million in convertible debt and $11.3 million in equity, resulting in total net proceeds to us of approximately $12.2 million.

We believe that our cash balance at September 30, 2010, in combination with the additional funding received so far in 2010, cash generated from operations, expected additional revenues, repayment of certain debt as well as continued investment in capital expenditures will last us until 1st quarter 2011. Considering our share price development and upcoming achievements we expect warrants to purchase stock in our company to be exercised, which would provide sufficient funds until at least 4th quarter 2011.

Although the Company has previously been able to raise capital as needed, such capital may not continue to be available at all, or if available, on reasonable terms.  Further, the terms of such financing may be dilutive to existing shareholders or otherwise on terms not favorable to the Company or existing shareholders. The current global financial situation may offer additional challenges to raising the required capital.  If we are unable to secure additional capital, as circumstances require, or do not succeed in meeting our sales objectives we may not be able to continue operations. As of September 2010, these conditions raised substantial doubt from our auditors as to our ability to continue as a going concern.

Note 3. Significant Accounting Policies

Foreign Currency Translation

The functional currency is Euros for the Company’s wholly-owned subsidiary Elephant Talk Europe Holding B.V. and its subsidiaries, and Euros for its wholly-owned subsidiary Elephant Talk Global Holding B.V., and the Hong Kong Dollar for its wholly-owned subsidiary Elephant Talk Limited and the British Pound Sterling for its wholly-owned subsidiary ValidSoft (UK) Ltd. The financial statements of the Company were translated to USD using period-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses, and capital accounts were translated at their historical exchange rates when the capital transaction occurred. In accordance with Accounting Standard Codification (“ASC”) 830, Foreign Currency Matters, (formerly known as Statement of Financial Accounting Standards (“SFAS”) No. 52), net gains and losses resulting from translation of foreign currency financial statements are included in the statements of shareholder’s equity as other comprehensive income (loss). Foreign currency transaction gains and losses are included in consolidated income (loss). The accumulated other comprehensive income (loss) as of September 30, 2010 and December 31, 2009 was $383,614 and $1,136,897, respectively. The foreign currency translation gain/(loss) for the three months ended September 30, 2010 and 2009 was $2,937,463 and $ 543,061, respectively. The foreign currency translation gain/(loss) for the nine months ended September 30, 2010 and 2009 was ($753,283) and $345,802, respectively.

Use of Estimates

The preparation of the accompanying financial statements conforms with accounting principles generally accepted in the United States and requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates and assumptions.

Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Restricted Cash

Restricted cash represents cash deposited as bank guarantee for network interconnects with telecommunication operators.

Accounts Receivables, net

The Company’s customer base is geographically dispersed. The Company maintains an allowance for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these allowances. Allowances are recorded primarily on a specific identification basis. As of September 30, 2010 and December 31, 2009 the allowance for doubtful accounts was $110,595 and $764,302, respectively. The allowance for doubtful accounts largely included a provision for one former customer. This customer declared  bankruptcy in the quarter ended September 30  2010 resulting in a write-down of this provision thus reducing the total allowance for doubtful accounts.

Revenue Recognition and Deferred Revenue

The Company’s revenue recognition policies are in compliance with ASC 605, Revenue Recognition (“ASC 605”), (formerly, Staff Accounting Bulletin (“SAB 104”). Revenue is recognized only when the price is fixed or determinable, persuasive evidence of arrangement exists, the service is performed and the collectability of the resulting receivable is reasonably assured. The Company derives revenue from activities as a landline and mobile services provider with its network and its own switching technology. Revenue represents amounts earned for telecommunication services provided to customers (net of value added tax and inter-company revenue). The Company recognizes revenue from prepaid calling cards as the services are provided. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as deferred revenue. Deferred revenue represents amounts received from the customers against future sales of services since the Company recognizes revenue upon performing the services. Deferred revenue was $0 and $132,205 as of September 30, 2010 and December 31, 2009, respectively.

Cost of Service

Cost of service includes origination, termination, network and billing charges from telecommunications operators, out payment costs to content and information providers, network costs, data center costs, facility costs of hosting network and equipment, and costs of providing resale arrangements with long distance service providers, costs of leasing transmission facilities and international gateway switches for voice and data transmission services.

Reporting Segments

ASC 820, Segment Reporting, (Formerly SFAS No.131), defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performances. The Company allocates its resources and assesses the performance of its sales activities based upon geographic locations of its subsidiaries.

Stock-based Compensation

Effective January 1, 2006, we adopted the provisions of ASC 718 “Compensation-Stock Compensation” (“ASC 718”) (formerly SFAS No. 123(R)), using the prospective approach. As a result, we recognize stock-based compensation expense for only those awards that are granted subsequent to December 31, 2005 and any previously existing awards that are subject to variable accounting, including certain stock options that were exercised with promissory notes in 2003, until the awards are exercised, forfeited, or contractually expire in accordance with the prospective method and the transition rules of ASC 718. Under ASC 718, stock-based awards granted after December 31, 2005, are recorded at fair value as of the grant date and recognized as expense over the employee’s requisite service period (the vesting period, generally three years), which we have elected to amortize on a straight-line basis.

Income Taxes

The Company accounts for income taxes under ASC 740, “Accounting for Income Taxes” (“ASC 740”) (formerly SFAS No. 109). This statement requires the recognition of deferred tax assets and liabilities for the future consequences of events that have been recognized in the Company’s financial statements or tax returns. The measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and the tax bases of the Company’s assets and liabilities result in a deferred tax asset, ASC 740 requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or the entire deferred tax asset will not be realized. As part of the process of preparing our consolidated financial statements, we are required to estimate our income tax expense in each of the jurisdictions in which we operate. In the ordinary course of a global business, there are many transactions and calculations where the ultimate tax outcome is uncertain. Some of these uncertainties arise as a consequence of revenue sharing and reimbursement arrangements among related entities, the process of identifying items of revenue and expenses that qualify for preferential tax treatment and segregation of foreign and domestic income and expense to avoid double taxation. We also assess temporary differences resulting from differing treatment of items, such as deferred revenue, for tax and accounting differences. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We may record a valuation allowance to reduce our deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. Although we believe that our estimates are reasonable and that we have considered future taxable income and ongoing prudent and feasible tax strategies in estimating our tax outcome and in assessing the need for the valuation allowance, there is no assurance that the final tax outcome and the valuation allowance will not be different than those that are reflected in our historical income tax provisions and accruals.

ASC 740 prescribes a recognition threshold and measurement methodology to recognize and measure an income tax position taken, or expected to be taken, in a tax return. The evaluation of a tax position is based on a two-step approach. The first step requires an entity to evaluate whether the tax position would “more likely than not” be sustained upon examination by the appropriate taxing authority. The second step requires the tax position be measured at the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement. In addition, previously recognized benefits from tax positions that no longer meet the new criteria would be derecognized.

 The Company has filed, or is in the process of filing, tax returns that are subject to audit by the respective tax authorities. Although the ultimate outcome would be unknown, we believe that any adjustments that may result from tax return audits are not likely to have a material, adverse effect on our consolidated results of operations, financial position or cash flows.

Comprehensive Income/(Loss)

Comprehensive income (loss) includes all changes in equity during a period from non-owner sources. Other comprehensive income refers to gains and losses that under accounting principles generally accepted in the United States are recorded as an element of shareholders’ equity but are excluded from net income. For the first nine months of 2010 and 2009 the Company’s comprehensive income/(loss) consisted of its net loss and foreign currency translation adjustments.

Intangible Assets

In accordance with ASC 350, “Accounting for Goodwill and other Intangible Assets” (“ASC 350”) (formerly SFAS No. 142), intangible assets are carried at cost less accumulated amortization and impairment charges. Intangible assets are amortized on a straight-line basis over the expected useful lives of the assets, between three and ten years. Other intangible assets are reviewed for impairment in accordance with ASC 360, Property, Plant, and Equipment,” (formerly SFAS No. 144), annually, or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Measurement of any impairment loss for long-lived assets and identifiable intangible assets that management expects to hold and use is based on the amount of the carrying value that exceeds the fair value of the asset.

Property and Equipment, Internally Developed and third party Software

Property and equipment are initially recorded at cost. Additions and improvements are capitalized, while expenditures that do not enhance the assets or extend the useful life are charged to operating expenses as incurred. Included in property and equipment are certain costs related to the development of the Company’s internally developed software technology platform. The Company has adopted the provisions of ASC 985, “Software”, (“ASC 985”) (formerly the AICPA Statement of Position No. 98-1).

The Company has capitalized certain computer software development costs upon the establishment of technological feasibility. Technological feasibility is considered to have occurred upon completion of a detailed program design that has been confirmed by documenting the product specifications, or to the extent that a detailed program design is not pursued, upon completion of a working model that has been confirmed by testing to be consistent with the product design. Depreciation applied using the straight-line method over the estimated useful lives of the assets once the assets are placed in service. Once a new functionality or improvement is released for operational use, the asset is moved from the property and equipment category “projects under construction” to a property and equipment asset subject to depreciation in accordance with the principle described in the previous sentence.

Fair Value Measurements

Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities recorded at fair value in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level Input:	Input Definition:
Level I	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

Level II	Inputs, other than quoted prices included in Level I, that are observable for the asset or liability through corroboration with market data at the measurement date.

Level III	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The following table summarizes fair value measurements by level at September 30, 2010 for financial assets and liabilities measured at fair value on a recurring basis:

	level I		level II	level III	Total
Warrant liabilities	$		$—	$38,587,322	$38,587,322
Conversion feature		—		16,353,793	16,353,793
Total liabilities		$—	$—	$54,941,115	$54,941,115

We have moved (from level I) the warrant liabilities and (from level II) the conversion feature into level 3 due to the fact that the inputs used are not all published and not easily comparable to industry peers.

The carrying value of the Company’s financial assets and liabilities, including cash and cash equivalents, accounts payable and accrued liabilities, are carried at historical cost basis and approximate fair value because of the short-term nature of these instruments. The carrying value of the Company’s notes payable approximates fair value based on management’s best estimate of the interest rates that would be available for similar debt obligations having similar terms at the balance sheet date.

Recently Issued Accounting Pronouncements

In April 2009, the FASB issued guidance, which is now part of ASC 825, “Interim Disclosures about Fair Value of Financial Instruments” (“ASC 825”), (formerly Financial Staff Position SFAS 107-1 and Accounting Principles Board (APB) Opinion No. 28-1). ASC 825 amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. ASC 825 is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of ASC 825 did not have an impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued new guidance for accounting for subsequent events. The new guidance, which is now part of ASC 855-10, “Subsequent Events” (“ASC 855-10”) (formerly, SFAS No. 165) is consistent with existing auditing standards in defining subsequent events as events or transactions that occur after the balance sheet date but before the financial statements are issued or are available to be issued, but it also requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. The new guidance defines two types of subsequent events: “recognized subsequent events” and “non-recognized subsequent events.” Recognized subsequent events provide additional evidence about conditions that existed at the balance sheet date and must be reflected in the company’s financial statements. Non-recognized subsequent events provide evidence about conditions that arose after the balance sheet date and are not reflected in the financial statements of a company. Certain non-recognized subsequent events may require disclosure to prevent the financial statements from being misleading. The new guidance was effective on a prospective basis for interim or annual periods ending after June 15, 2009. We adopted the provisions of ASC 855-10 as required.

In June 2009, the FASB issued new guidance which is now part of ASC 105-10, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (ASC 105-10) (formerly Statement of Financial Accounting Standards No. 168), establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles. ASC 105-10 is effective for interim and annual periods ending after September 15, 2009. The adoption of ASC 105-10 did not have a material impact on the Company’s consolidated financial statements.

In January, 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements. The standard amends ASC Topic 820, Fair Value Measurements and Disclosures, to require additional disclosures related to transfers in and out of Levels 1 and 2 and for activity in Level 3 and clarifies other existing disclosures requirements. The Company adopted ASU 2010-06 beginning January 1, 2010. This update had no impact on the Company’s financial statements.

In April 2010, the FASB issued Accounting Standard Update (“ASU”) No. 2010-17, Milestone Method of Revenue Recognition, which provides guidance on applying the milestone method to milestone payments for achieving specified performance measures when those payments are related to uncertain future events. However, the FASB clarified that, even if the requirements in this ASU are met, entities would not be precluded from making an accounting policy election to apply another appropriate accounting policy that results in the deferral of some portion of the arrangement consideration. The ASU is effective for periods beginning on or after June 15, 2010. Entities can apply this guidance retrospectively as well as prospectively to milestones achieved after adoption. This update is expected to have no impact on the Company’s financial statements.

ASU 2010-13, Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades, amends Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition.  Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity.  It is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010.  The amendments should be applied by recording a cumulative-effect adjustment to the opening balance of retained earnings.  The cumulative-effect adjustment should be calculated for all awards outstanding as of the beginning of the year in which the amendments are initially applied, as if the amendments had been applied consistently since the inception of the award.  Earlier application is permitted.

ASU 2010-09, Subsequent Events, amends FASB ASC 855-10 to clarify that whereas SEC filers and conduit debt obligors for publicly-traded conduit debt securities must evaluate subsequent events through the date that the financial statements are issued, SEC filers need not disclose the date through which subsequent events have been evaluated.  Non-SEC filers must evaluate subsequent events through the date the financial statements are available to be issued, and continue to be required to disclose that date.  The ASU also clarifies that reissuances for which a subsequent events evaluation is required are limited to “revised” financial statements (as defined in the ASU).  The amendments are effective upon issuance (February 2010), except as relating to conduit debt obligors, for which the effective date is interim or annual periods ending after June 15, 2010.

Note 4. Long Term Deposit

Long term deposits to various telecommunication carriers  and office space rental deposits amount to $384,235 as of September 30, 2010 compared with $330,946 as of December 31, 2009. The deposits are refundable at the termination of the business relationship with the carriers or termination of the rental contracts.

Note 5. Prepaid Expenses and other Current Assets

Prepaid expenses and other current assets recorded as $ 2,115,050 as of September 30, 2010, compared with $2,657,019 as of December 31, 2009. The amounts comprise prepaid Value Added Tax (“VAT”), unvested stock related compensation for management & consultants and other general and administrative expenses.

Note 6. Deferred Financing Costs

Deferred financing costs consist of commissions, warrants issued to placement agents, associated expenses and legal fees for the 2009 private placement of units consisting of notes and warrants, and for the 2010 QAT convertible loans. At September 30, 2010 and December 31, 2009, deferred financing costs were $1,550,589 and $3,033,277, respectively, and are amortized over the terms of each of the notes and the 2010 QAT convertible loans, respectively.

Note 7. Property & Equipment

The Company’s Property & Equipment also include   the capitalization of  its systems engineering and software programming activities. Typically, these investments pertain to the Company’s:

•	Intelligent Network (IN) platform

•	CRM software

•	Mediation, Rating & Pricing engine

•	Operations and Business Support software

•	Network management tools

Property and equipment at September 30, 2010 and December 31, 2009 consist of:

	Average Estimated Useful Lives	September 30, 2010	December 31, 2009
Furniture and fixtures	5	218,002	219,469
Computer, communication and network equipment	3 - 10	9,164,598	8,071,138
Software	5	4,290,347	4,410,714
Automobiles	5	128,615	135,455
Construction in progress		2,008,703	1,009,969
		15,810,266	13,846,745

Less: accumulated depreciation		(7,513,523)	(6,072,883)

		$8,296,743	$7,773,862

Total depreciation expense for the three months ended September 30, 2010 and 2009 was $494,031 and $624,499, respectively. Total depreciation expense for the nine months ended September 30, 2010 and 2009 was $1,653,327 and $1,591,017, respectively.

Note 8. Intangible Assets - Customer Contracts, Licenses and Interconnects

Intangible assets include customer contracts, telecommunication licenses and integrated, multi-country, centrally managed switch-based interconnects as well as ValidSoft Intellectual Property, including but not limited to software source codes, applications, customer list & pipeline, registration & licenses, patents and trademark/brands.

	Average Estimated	September 30,	December 31,
	Useful Lives	2010	2009
Customer Contracts, Licenses , Interconnect & Technology	5 - 10	$11,835,877	$12,282,126
Validsoft IP & Technology	1 - 10	16,060,569	—
		27,896,446	12,282,126

Less: Accumulated Amortization and impairment charges		(8,652,991)	(8,371,763)
Less: Accumulated Amortization Validsoft IP & Technology		(1,736,844)	—
		$17,506,611	$3,910,363

Intangible asset amortization expense for the three months ended September 30, 2010 and 2009 was $987,420 and $237,117 respectively. Amortization expense for the nine months ended September 30, 2010 and 2009 totaled $2,206,246 and $608,544 respectively.

Goodwill	September 30, 2010	December 31, 2009
Goodwill at acquisition (Note 9)	$3,433,833	—
End of period exchange rate translation	(113,908)	—
	$3,319,925	$0

Estimated future amortization expense related to our intangible assets is:

	2010 remainder	2011	2012	2013	2014	2015	2015 thereafter
Interconnect licenses and contracts	188,284	753,136	751,052	728,144	641,447	120,823	-
ValidSoft IP & Technology	852,929	3,048,804	3,048,804	3,048,804	3,048,804	843,856	431,724
	1,041,213	3,801,940	3,799,856	3,776,948	3,690,251	964,678	431,724

Note 9   Acquisition of ValidSoft Ltd

On March 17, 2010 we issued 10,235,739 shares and 3,829,487 warrants as purchase price consideration following the completion of the acquisition of ValidSoft of which 2,558,937 shares and 957,373 warrants are contingent upon meeting specific targets following a stepped earn-out agreement.  Based upon a number material  contracts not having been  concluded yet as of the date of this report, the Company does not expect that the targets set forth in the earn-out agreement, will be met at this point in time. Consequently, the total value for the consideration is $16,033,688 comprising the fair market value for the non-contingent shares of $12,129,352 and non-contingent warrants of $3,904,336. The contingent consideration is held in escrow.  The Company will continue to monitor the progress made and determine quarterly to what extent  the stepped targets are likely to be met.

Consideration paid	Total Consideration	Non- Contingent Consideration	Contingent Consideration
Number of shares	10,235,739	7,676,805	2,558,934
Fair value (share price at 17 March 2010)	$1,58	$12,129,352	-
Numer of warrants	3,829,487	2,872,114	957,373
Fair Value (black-scholes)		$3,904,336
Total Consideration Paid		$16,033,688

Following the valuation of ValidSoft, we allocated the above purchase price to the identifiable assets and liabilities of ValidSoft.

A summary of the assets acquired and liabilities assumed for ValidSoft are:

Estimated fair values:
Assets acquired	$16,677,323
Liabilities assumed	4,077,467

Net assets acquired	12,599,856
Consideration paid	16,033,688

Goodwill	$3,433,832

The operating results of ValidSoft have been consolidated with those of the Company starting April 1, 2010.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION DISCLOSURE FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

The following un-audited pro forma consolidated financial information for the nine months ended September 30, 2010 and 2009, as presented below, reflects the results of operations of the Company as of January 1, 2010 and assuming that the acquisition occurred on January  1, 2009, respectively, and after giving effect to the purchase accounting adjustments. These pro forma results have been prepared for information purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on January 1, 2010 and 2009 respectively, and may not be indicative of future operating results.

Pro forma consolidated	September 30,	September 30,
	2010	2009

Revenues	$28,714,566	$32,345,902
Operating loss	(12,563,386)	(11,546,220)
Net loss	(52,142,606)	(13,775,893)
Loss per share - basic and fully diluted	(0.80)	(0.23)

Note: For comparison purposes with 2009 Operating Loss of ($12,563,386) and Net loss of ($52,142,606) are exclusive of the amortization charge incurred of $1,676,329 in the six months ending September 30, 2010 following the Fair Market Valuation of the assets of ValidSoft.

The Company included the financial results of ValidSoft in its consolidated 2010 financial results from the date April 1, 2010 through September 30, 2010.

Further details on the acquisition of ValidSoft can be found in our Current Report on Form 8-K/A filed June 2, 2010.

Note 10. Overdraft

In 2004, Elephant Talk Ltd. executed a credit facility with a bank in Hong Kong (the “Lender”) pursuant to which Elephant Talk Ltd. has borrowed funds from the bank. As of September 30, 2010 the overdraft balance included accrued interest in the amount  $271,756 compared to $250,023 as of December 31, 2009. The interest rate and default payment interest rate were charged at 2% and 6% per annum above the Lender’s Hong Kong Dollar Prime Rate quoted by the Lender from time to time. The Company has not guaranteed the credit facility nor is it otherwise obligated to pay funds drawn upon it on behalf of Elephant Talk Ltd., although the bank alleges otherwise (see also Note 23 litigation). As of September 30, 2010 Moba Consulting Partners B.V. had an overdraft of $92,429 compared to $101,566 as of December 31, 2009 on one of the company’s bank accounts. The overdraft must be reduced to zero within 24 monthly installments commencing September 2010.

Note 11. Accrued Expenses

As of September 30, 2010 and December 31, 2009, the accrued expenses comprised the following:

	September 30,	December 31,
	2010	2009
Accrued Selling, General & Administrative expenses	$1,579,696	$589,631
Placement fees	—	—
Accrued cost of sales and network	405,120	307,172
Accrued taxes	1,304,626	855,370
Accrued interest payable	1,407,492	552,393
Other	578,067	434,432
Total accrued expenses	$5,275,001	$2,738,998

Note 12. Convertible 14% loan – related party

The Company received interest-bearing loans in the first quarter at 14% per annum from QAT II . The loans are due to be repaid 180 days after the date the loans were made available to the Company or in the event another person or entity consummates an equity or debt securities financing with the Company in the amount of at least $5,000,000, upon notice to the Company.

These loans included the option of conversion into equity under certain conditions. An amendment to the Loan Agreement dated June 10, 2010, has affected the term and conditions of the agreement. See Note 25: Related Party Transactions, for more information.

The principal convertible 14% loan amount to €1,850,000 and is subject to re-valuation on a monthly basis, the current outstanding amount is $2,518,220 as of September 30, 2010. The conversion feature of these loans  resulted in the capitalization of Debt Discount which has been amortized during the initial term of 180 days by using the effective interest method and has been fully accounted for during 2010 and has no further effect on the Net Liability as September 30, 2010.

Subsequent to the date of this report all of these loans were converted into equity (see Note 26 for details).
Breakdown of Convertible 14% Note	Principal	Discount	Net Liability
Convertible 14% note - related party	$2,518,220	$(0)	$2,518,220
Totals	$2,518,220	$(0)	$2,518,220

 Note 13. Loans Payable

Loans payable at September 30, 2010 and December 31, 2009 are summarized as follows:

	September 30, 2010	December 31, 2009
Installment loan payable due December 24, 2006, secured by personal guarantees of two shareholders, a former director, and a third party	$320,211	$320,339
Installment loan payable, bank, monthly principal and interest payments of $2,798 including interest at bank's prime rate plus 1.5% per annum, 8.25% at November 30, 2008, due December 24, 2011, secured by personal guarantees of three shareholders and a former director	191,331	191,407
Installment loan payable, bank, monthly principal and interest payments of $1,729 including interest at bank's prime rate plus 1.5% per annum, 8.25% at November 24, 2008, due June 28, 2009, secured by personal guarantees of three shareholders and a former director	85,071	85,106
Term loan payable, bank, monthly payments of interest at bank's prime rate, 7.0% at June 30, 2010	283,571	283,684
Total	$880,184	$880,536

Elephant Talk Ltd. executed a credit facility with a bank in Hong Kong on June 29, 2004 under which Elephant Talk Ltd. has borrowed funds from the bank under three installment loans and a term loan arrangement. Elephant Talk Ltd. is in default of making loan payments on all the loans and has recorded an accrued interest amounting to $626,818 as of September 30, 2010. As a result of the default, the entire loan balance outstanding at September 30, 2010 is due and payable to the bank. Furthermore, Elephant Talk Ltd. is obligated to pay a default interest rate at the rate of 4.25% per annum in addition to the prescribed interest rate of the installment loans and term loan. Elephant Talk Ltd. has recorded $4,803 and $19,535 in interest expense and default interest expense, respectively, on loans payable as of September 30, 2010 and September 30, 2009 and $69,622 and $86,934 in interest expense as of September 30, 2010 and September 30, 2009, respectively. The Company has not guaranteed the credit facility nor is it otherwise obligated to pay funds drawn upon it on behalf of Elephant Talk Ltd., although the bank alleges otherwise (see also Note 23 litigation).

Note 14. Long term debt

The Company’s 51% owned subsidiary ET-UTS N.V. has received $459,505 in interest bearing (8% per annum) unsecured loans from United Telecommunication Services N.V., the 49% shareholder in the subsidiary. No maturity has been fixed.

Note 15. 12% Secured Convertible Promissory Notes

On July 31, August 18, September 3, September 30 and October 30, 2009, the Company consummated closings of its 2009 private placement offerings of units (the “2009 private placement”) comprised of 12% secured convertible promissory notes (the “Notes”) and warrants (the “Warrants”) to purchase shares of common stock to accredited investors. The securities were offered and sold pursuant to an exemption from registration under Section 4(2) of the Securities Act. The Company sold an aggregate of $12,333,020 principal amount of Notes and delivered Warrants to purchase an aggregate of 12,333,020 shares of the Company’s common stock at a purchase price of $1.00 per share. The Company used the net proceeds from the 2009 private placement primarily for working capital.

The value of the Warrants to the investors of the 2009 private placement has been capitalized and off set against the liability for the Notes. This resulted in a debt discount of $12,333,020 incurred in connection with the 2009 private placement. The debt discount will be amortized over the term of the Notes using the effective interest method.

Breakdown of Convertible 12% Secured Note	Principal	Conversions	Net Principal	Net Discount	Net Liability
Convertible 12% secured note – related party	$5,332,383	$0	$5,332,383	$5,203,035	$129,348
Convertible 12% secured note - third party	$7,000,637	$286,000	$6,714,637	$6,549,043	$165,594
Totals	$12,333,020	$286,000	$12,047,020	$11,752,078	$294,942

The Notes are convertible at the option of the holder into no par value common stock of the Company at a conversion price equal to $1.35. During the second and third quarter of 2010 a principal amount of $286,000 of the outstanding Notes were converted into common stock. This has resulted in an accelerated accretion of the relating debt discount (see “Breakdown of Convertible 12% Secured Note Discount,” below). The related number of shares of common stock issued is 213,789 which also included  noteholders’ accumulated interest up to their respective dates of conversion.

Breakdown of Convertible 12% Secured Note Discount	Initial Discount	Regular Accretions	Accelerated Accretions	Net Discount
Convertible 12% secured note - related party	$5,332,383	$129,348	$-	$5,203,035
Convertible 12% secured note - third party	$7,000,637	$169,338	$282,256	$6,549,043
Totals	$12,333,020	$298,686	$282,256	$11,752,078

The conditions of the outstanding $5.3 million Note to QAT II  were amended on June 10, 2010, to provide for  a forced conversion of their outstanding $5.3 million Note when an aggregate amount of $11 million is raised in connection with the 2010  Private Placement Offering. The valuation in Note 17 of the “Conversion Feature” is based upon our expectation that we would  raise at least $11 million in connection with the 2010 Private Placement Offering. The final closing of this offering took place in October 2010 and did exceed a total raise of $11 million and accordingly we met  the condition of the forced conversion of the notes. Consequently, these related party notes were converted into equity. See also Note 25 (Related Party Transactions) and Note 26 (Subsequent Events).

Note 16. Warrant liabilities

Outstanding warrants consisted of the following as of September 30, 2010:	Initial Fair Value	Fair Mark- to- Market Value as per December 31, 2009	Fair Mark- to- Market Value as per September 30, 2010
Investor Warrants - Related to 2009 Prommissory Note issue	$14,284,242	$14,359,363	$23,237,846
Placement Agent Warrants - Related to the 2009 Prom. Note issue	$2,285,479	$2,266,762	$3,388,999
2010 QAT II Loan Warrants (part I)	$3,042,617	$-	$3,986,826
2010 QAT II Loan Warrants (part II)	$5,718,467	$-	$7,973,651
	$25,330,805	$16,626,125	$38,587,322

Investor and placement agent warrants – 12% secured convertible note

We issued Warrants in connection with the 2009 private placement. The Warrants include conversion provisions that require us to record them at fair value as a liability in accordance with ASC 815 (formerly EITF 00-19), with subsequent changes in fair value recorded as a non-operating gain or loss in our statement of operations. The fair value of the warrants is determined using a Black-Scholes option pricing model, and is affected by changes in inputs to that model including our stock price, expected stock price volatility, interest rates and expected term. The fair value of the Warrants issued to investors and placement agents in connection with the 2009 private placement was $16,569,721 upon issuance and is valued at $26,626,845 as of September 30, 2010.

During the second and third quarter of 2010 some of the Warrants relating to the 2009 private placement were exercised. The total outstanding number of Warrants, including the warrants issued to the selling agents has decreased by 944,828. The total outstanding Warrants, including the warrants issued to the selling agent in connection with the 2009 private placement was reduced to 13,361,475 Warrants. The number of shares of common stock issued in connection with the aforementioned exercises was lower than the number of warrants exercised as the warrantsinclude a cashless exercise option.

Outstanding warrants consisted of the following as of September 30, 2010:	Initial number of warrants issued	Exercised	Outstanding warrants
Investor Warrants - Related to 2009 Prommissory Note issue	12,333,020	665,000	11,668,020
Placement Agent Warrants - Related to the 2009 Prom. Note issue	1,973,283	279,828	1,693,455
	14,306,303	944,828	13,361,475

2010 QAT II loan warrants

In the first quarter of 2010, 2,513,195 warrants were issued to QAT II as part of the loan agreements for the loans granted for a total amount of € 1,850,000. The total value of these warrants has initially been valued at $3,042,617 and as per September 30, 2010 they are valued at $3,986,826. The change in fair value of $944,209 was recorded in the income statement.

During the second quarter, we amended the convertible 14% loan agreements with QAT II, resulting in the issuance of an additional 5,026,390 warrants to QAT II, based on the amount of warrants originally issued in connection with the loans.  These warrants were valued at $5,718,467 and recorded as a warrant liability on the balance sheet and as an expense in the income statement.

For details on the abovementioned amendment see Note 25: “Related Party Transactions”.

ValidSoft acquisition warrants

In the first quarter of 2010, we acquired ValidSoft Ltd. The former shareholders of Validsoft were granted warrants to purchase shares of our common stock as part of the acquisition price. The initial value of these warrants was $3,904,337 and has been accounted for as capital in the common stock section of the balance sheet.

Note 17. Conversion feature

12% secured convertible note

A conversion feature (holders of the Notes will receive a discount of 15% when converting the Note into shares instead of cash repayment) was recognized at fair value on the respective issuance dates of the Notes as a discount and will be amortized using the effective interest rate method from issuance to the maturity date of the respective Notes. The conversion feature has been marked to market each previous reporting dates with subsequent changes in fair value which have been recorded as non-operating gains or losses in our income statement.

Pursuant to the terms of the Notes, the conversion price is  $1.35.  This amount is equal to eighty-five percent (85%) of the twenty (20) day average closing price of our common stock for the twenty (20) trading days prior to March 31, 2010. Note holders may convert their Notes into shares of common stock at the conversion price, in full or in part, at any time before the maturity date. Since this conversion feature has the characteristics of an option to purchase shares at a fixed price per share, the fair market value was calculated by using the Black-Scholes option pricing model. The fair value of the existing conversion feature was $13,178,191 as of September 30, 2010.

The 2010 valuation of the conversion feature described above is based upon our expectation that the current equity raise of the Private Placement Offering would be at least $11 million which would cause the automatic conversion of the Note held by QAT II in accordance with the conversion terms equal to the 2010 Private Placement Offering of $ 1.20 per share. The final closing of this offering took place in October 2010 and exceeded  a total raise of $11 million and were these Notes converted into equity in October 2010. See Note 26 for more details.

2010 QAT II loans

During the first quarter of 2010, the company received additional loans from QAT II aggregating a total of €1,850,000 (with a current book value of $2,518,220) which included the right for QAT II to convert the principal and accrued interest outstanding as of the date of the consummation of an equity or debt financing in the amount of at least US$5,000,000 (a “Placement”) into the same type of equity or debt securities issued in connection with the Placement and pursuant to the same terms and conditions of such Placement. The conversion share price was  determined at $1.20 and the conversion date for valuation purposes has been set at August 31, 2010.  Since this conversion feature has the characteristics of an option to purchase shares at a fixed price per share, the fair market value was calculated by using the Black-Scholes option pricing model. The fair value of the existing conversion feature has been calculated at $3,175,602 as of September 30, 2010.

Outstanding Conversion Feature Liability consisted of the following as of September 30, 2010:	Initial Fair Value	Fair Mark-to- Market Value as per December 31, 2009	Fair Mark-to- Market Value as per September 30, 2010
Conversion Feature - Related to 15% discount on 2009 Prom Note issue	$2,418,819	$2,899,801	$13,178,191
Conversion Feature - Related to conversion right 2010 QAT II Loans	$250,000	$0	$3,175,602
	$2,668,819	$2,899,801	$16,353,793

Note 18. Stockholders’ Equity

(A) Common Stock

The Company is presently authorized to issue 250,000,000 shares common stock. The Company had 73,367,458 shares of common shares issued and outstanding as of September 30, 2010, an increase of 19,671,474 shares since December 31, 2009, largely due to the shares issued in connection with the ValidSoft acquisition (7,638,424), the Bridge Financing (2,885,000), and shares issued in relation with the 2010 Private Placement Offering (6,989,638).  The number excludes the 245,900 unreturned and the 2,558,934 escrowed contingent shares mentioned below.  The number shares issued and outstanding as of November 12, 2010 is 88,462,305, which includes 245,900 shares which were cancelled by the Company prior to 2006 as well as the 2,558,934 contingent shares issued for the ValidSoft acquisition. The 245,900 shares were not returned to our transfer agent and never cancelled on their records. These shares have been blocked for trading by our transfer agent. The contingent shares are held in escrow for the contingent consideration of the ValidSoft consideration. The contingent consideration will be recorded when the contingency is resolved.

ValidSoft acquisition warrants

In the first quarter of 2010, we acquired ValidSoft and the former shareholders of Validsoft were granted warrants to purchase shares of  our common stock as part of the acquisition price. The initial value of these warrants was $3,904,337 and has been accounted for as capital in the common stock.

(B) Shares to be issued

Following the sale of securities pursuant to a conversion notice of 2009 Notes and shares issued as compensation, a total number of 209,488 shares remain to be issued, valued at $351,788.

Note 19. Basic and Diluted Net Loss Per Share

Net loss per share is calculated in accordance with ASC 260 “Earnings per Share” (formerly SFAS No.128). Basic net loss per share is based upon the weighted average number of common shares outstanding. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Weighted average number of shares used to compute basic and diluted loss per share is the same since the effect of dilutive securities is anti-dilutive.

Note 20. Employee Benefit Plan and Non-Qualified Stock Option and Compensation Plan

2000 Employee Benefit Plan

The Company adopted an employee benefit plan “The 2000 Employee Benefit Plan” (the “Plan”) on May 30, 2000. Under the Plan, the Company may issue shares or grant options to acquire the Company’s common stock, no par value, from time to time to employees of the Company or its subsidiaries. In addition, at the discretion of the Board of Directors, shares may be granted under this Plan to other individuals, including consultants or advisors, who contribute to the success of the Company or its subsidiaries, provided that bona fide services shall be rendered by consultants and advisors and such services must not be in conjunction with the offer or sale of securities in a capital raising transaction. No stock may be issued or options granted under the Plan to consultants, advisors or other persons who directly or indirectly promote or maintain a market for the Company’s securities. The Plan is intended to aid the Company in maintaining and developing a management team, attracting qualified officers and employees capable of assuring the future success of the Company, and rewarding those individuals who have contributed to the success of the Company. The Plan is administrated under the direction of the Board of Directors. A total of 160,000 common shares and 160,000 stock options to acquire common shares may be subject to, or issued pursuant to, benefits granted under the Plan. At any time any stock option is granted under the terms of this Plan, the Company will reserve for issuance the number of shares of stock subject to such option until it is exercised or expired. The Plan Administrator shall determine from time to time the terms, conditions and price of the options granted. Options shall not be construed to be stock and cannot be exercised after the expiration of its term. Under the Plan, 12,000 shares of common stock and 160,000 stock options remain available for grant at September 30, 2010.

2006 Non-Qualified Stock and Option Compensation Plan

Under our 2006 plan there are, as of September 30, 2010, 341,942 stock options outstanding. There are remaining 600,000 shares and 58,058 stock options available for grant.

Options granted generally vest over a three year period. Options generally expire two years from the date of vesting.

Common stock purchase options and warrants consisted of the following as of September 30, 2010:

	Number of shares	Exercise Price	Initial Fair Market Value
Options:
Outstanding as of December 31, 2009	344,342	$2.25	$453,917
Granted in 2010	—	—	—
Exercised	—	—	—
Cancelled/Forfeited	2,400	$2.25	$3,708
Outstanding as of September 30, 2010	341,942	$2.25	$450,209

The options were granted with an exercise price of $2.25, the share closing price as of September 26, 2007. The options generally vested as of December 31, 2009, or will vest (if unvested) if there is a change of control in the Company.

No options have been issued or granted under this plan in 2010. Due to the fact that an employee left the company, 2,400 options on shares have been forfeited.

Following is a summary of the status of options outstanding under the 2006 plan at September 30, 2010:

	Options outstanding			Options exercisable
Range of Exercise Prices	Total Options Outstanding	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$2.25	341,942	1.61	$2.25	266,942	$2.25

At September 30, 2010, the total compensation cost related to unvested stock-based awards granted to employees under the provisions of ASC 718 and the Company’s 2006 stock award plan, but not yet recognized was approximately $19,050.

2008 Long-Term Incentive Plan

The 2008 Long-Term incentive plan was adopted on January 15, 2008, and approved by our shareholders on the same date at our annual meeting. The 2008 Long-Term incentive authorizes awards of up to 5,000,000 shares of common stock, in the form of incentive and non-qualified stock options, stock appreciation rights, performance units, restricted stock awards and performance bonuses. The amount of common stock underlying the awards to be granted remained the same after the 25 to one reverse stock-split that was effectuated on June 11, 2008. As of September 30, 2010, a total of 4,153,600 stock options and 832,300 shares had been granted under this plan. Options granted generally begin vesting over a three-year period after grant date although options have been granted with a shorter period than three years. Options granted in the beginning expire two years from the date of vesting but the latest in 2010 issued options remain exercisable for nine years from the date of vesting. It is expected that future options will be awarded with the nine-year exercise period after first vesting.

Common stock purchase options and warrants consisted of the following as of September 30, 2010:

	Number of shares	Average Exercise Price	Initial Fair Market Value
Options:
Outstanding as of December 31, 2009	976,000	$0.89	$758,900
Granted in 2010	3,271,000	$1.49	$4,537,538
Exercised	—	—	—
Cancelled/Forfeited	93,400	$1.33	$104,730
Outstanding as of September 30, 2010	4,153,600	$1.35	$5,191.708

The options granted pursuant to this plan in 2010 were granted with an average exercise price of $1.49. The initial fair market value of the options granted using the Black-Sholes options model for these options has been valued at $4,537,538 at their initial grant-dates. In the third quarter we have reconsidered the churn rate we use in our model for employees leaving the company before the date of exercise. The churn rate was changed from 1.58% to 2.47% as reflecting the actual churn on staff. The result has been included in our income statement for the period ending September 30, 2010.

Following is a summary of the status of options outstanding under the 2008 Long-Term Incentive Plan at September 30, 2010:

	Options outstanding			Options exercisable
Range of Exercise Price	Total Options Outstanding	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$0.60-2.50	4,153,600	8,15 years	$1.352	325,000	$1.09

The weighted average assumptions used so far for the options granted in 2010 using the Black-Scholes options model are: volatility of 136%, term of 9.95 years and a Risk Free Interest Rate assumption of 3.663%. The expected dividend yield is zero.

At September 30, 2010 the total compensation cost related to unvested stock-based awards granted to employees under the provisions of ASC 718 and the Company’s 2008 stock award plan, but not yet recognized in the profit and loss was approximately $2,949,488

Note 21. Commitments

As of September 30, 2010 commitments of the Company relating to leases, co-location, interconnect and office rents are as follows:

December 31, 2010	1,227,018
December 31, 2011	3,263,192
December 31, 2012	2,638,070
December 31, 2013	2,264,046
December 31, 2014	459,821
Total	$9,852,147

Note 22. Minority interests in subsidiaries

The Company had minority interests in several of its subsidiaries. The balance of the minority interests as of September 30, 2010 and December 31, 2009 were as follows:

		Noncontrolling interest Balance at
Subsidiary	Noncontrolling Interest %	September 30, 2010	December 31, 2009

ETC PRS UK	49%	$9,985	$10,516
ETC PRS Netherlands	49%	133,370	140,462
ET ME&A Holding WLL	40%	—	—
ET Bahrain WLL	1%	5,912	3,180
ET ME&A FZ LLC	49.46%	35,245	35,242
ET UTS Curacao	49%	—	—

Total		$184,512	$189,400

Note 23. Litigation

(a) Rescission of the Purchase Agreement of May 24, 2004 of New Times Navigation Limited.

As previously described in our 2004 Annual Report we and New Times Navigation Limited mutually agreed to terminate this purchase agreement. We returned the received shares of New Times Navigation Limited to the concerned shareholders and received back 90,100 of our common stock out of the 204,000 issued by us for the purchase. In addition we issued 37 unsecured convertible promissory notes for a total amount of $3,600,000. On our request 21 notes were returned with a total value of $2,040,000.

We are presently seeking relief from the High Court of the Hong Kong Special Administrative Region against the holders of the unreturned shares to return a total of 113,900 common shares (valued at $381,565) and also to have them return the remaining 18 unsecured convertible promissory notes representing a total amount of $1,740,000 and rescind the purchase agreement. The case is currently pending.

(b) Manu Ohri Litigation

In March 2009 Manu Ohri (“Ohri”), our former Chief Financial Officer from 2002 to 2006, commenced a lawsuit against the Company in the California Orange County Superior Court called Manu Ohri v. Elephant Talk Communications, Inc., Case No. 30-20009-00120609.  Ohri alleges that the Company breached a 2006 written employment contract, a 2007 oral consulting contract, and otherwise owes him the reasonable value of consulting services rendered.  Ohri seeks damages of $446,359 under the alleged employment contract, $56,951 under the alleged oral consulting agreement, stock options that he values at $96,960 under the alleged oral consulting agreement, pre-judgment interest, and costs of the litigation.  The Company denies Ohri's allegations and asserts several affirmative defenses.

The Company commenced a cross-complaint against Ohri to, among other things, invalidate his alleged 2006 employment contract and stock bonus, and to recover the stock bonus or its fair market value.

The parties return to court on December 3, 2010, at which time the court is expected to rule on the Company’s pending motion for summary adjudication and set a trial date thereafter.

 (c) Bruce Barren Litigation

In December 2009 Bruce Barren (“Barren”), a former director of the Company between January 2008 and May 2009, commenced a lawsuit in the California Los Angeles County Superior Court called Bruce Barren v. Elephant Talk Communications, Inc., Case No. BC429032.  Barren alleges that the Company breached a restricted stock agreement, the implied covenant of good faith and fair dealing, an oral employment agreement, and otherwise owes him the reasonable value of consulting services rendered.  The Company denies Barren’s allegations and asserts several affirmative defenses.  The Company contends that Barren’s claims are without merit, and that a September 2009 settlement agreement and general release between Barren and the Company bars all of his claims as a matter of law.

The Company has a motion for summary judgment set for hearing on December 16, 2010.  A jury trial is scheduled to start February 7, 2011.

(d) Chong Hing Bank Litigation

In December 2009 Chong Hing Bank Limited, fka Liu Chong Hing Bank Limited, a foreign banking services company based in Hong Kong (the “Bank”), commenced a lawsuit in the California Orange County Superior Court called Chong Hing Bank Limited v. Elephant Talk Communications, Inc., Case No. 30-2009-00328467.  The Bank alleges that it entered into various installment loan agreements and an overdraft account with Elephant Talk Limited (“ETL”), a Hong Kong subsidiary of the Company.  Several former officers and directors of ETL personally guaranteed the loans and overdraft account. The Bank alleges that ETL is in default on the loans and overdraft account, and that $1,536,792.28 plus interest is currently due.  The Bank alleges that the Company is directly liable to repay the loans and overdraft account.  The Bank is suing the Company for breach of contract and common counts.  The Company denies the Bank’s allegations and asserts several affirmative defenses.  The Company contends that as a matter of law the Bank must pursue its recourse against ETL and its personal guarantors.

The Company and the Bank have cross-motions for summary judgment set for hearing on January 11, 2011.  A jury trial is scheduled to start February 14, 2011.

Note 24. Segment Information

Nine months ended September 30, 2010

	EUROPE
	Netherlands	Spain	Switzerland	Others	Total	Far East Hong Kong / China	Middle East	The Americas	TOTAL

Revenues from unaffiliated customers:	$21,371,865	1,378,700	5,011,703	296,395	$28,058,662	$-	$561,419	$37,907	$28,657,987

Operating income (loss)	$(2,154,011)	$(98,152)	$(2,238,444)	$(2,781,935)	$(7,272,542)	$(173,579)	$52,489	$(5,621,231)	$(13,014,863)

Net income (loss):	$(2,126,975)	$(98,152)	$(2,232,100)	$(2,821,309)	$(7,278,537)	$(871,263)	$52,489	$(44,445,633)	$(52,542,944)

Identifiable assets	$5,443,844	$1,504,281	$11,087,595	$18,802,062	$36,837,782	$831,390	496,535	3,522,180	$41,687,887

Depreciation and amortization	$(84,866)	$(158,309)	$(1,465,112)	$(1,679,073)	$(3,387,360)	$(41,778)	$(21,803)	$(390,632)	$(3,841,573)

Capital expenditure	$1,483	$2,041	$2,261,991	$92,461	$2,414,927	$15,890	$-	$17,462	$2,448,278

Nine months ended September 30, 2009

	EUROPE
	Netherlands	Spain	Switzerland	Others	Total	Far East Hong Kong / China	Middle East	The Americas	TOTAL

Revenues from unaffiliated customers:	$24,744,166	$1,743,437	$4,464,170	$410,044	$31,361,817	$753	$833,201	$-	$32,195,771

Operating income (loss)	$(1,572,876)	$243,274	$(2,392,343)	$(425,741)	$(4,147,686)	$(135,674)	$(73,530)	$(3,419,473)	$(7,776,364)

Net income (loss):	$(1,555,380)	$243,260	$(2,391,930)	$(424,453)	$(4,128,504)	$(845,023)	$(75,371)	$(5,063,396)	$(10,112,294)

Identifiable assets	$5,758,134	$1,685,012	$11,348,366	$514,546	$19,306,058	$543,273	$645,461	$4,099,902	$24,594,694

Depreciation and amortization	$(79,513)	$(153,615)	$(1,362,699)	$(57,997)	$(1,653,825)	$(37,404)	$(31,136)	$(477,196)	$(2,199,561)

Capital expenditure	$104,799	$1,308	$2,553,695	$-	$2,659,802	$295,665	$-	$207,132	$3,162,599

Note 25. Related Party Transactions

12% Secured convertible note

On June 10, 2010 and at our request, QAT II entered into an agreement with us with respect to the mandatory conversion of the total principal amounts outstanding under the Notes to QAT II ($4 million issued July 31, 2009 and $1.3 million issued October 31, 2009, totaling $ 5.3 million), in the event the Company raises a minimum of $11 million in connection with the 2010 Private Placement Offering.

The Company and QAT II agreed the unpaid principal due pursuant to the Notes, excluding any accrued but unpaid interest or other fees due on such Notes, would be exchanged for units, at a price of $1.20 per unit and on the same terms and conditions as the 2010 Private Placement Offering, upon our raising an aggregate of $11 million in connection with our 2010 Private Placement Offering (also see item “Unregistered Sales of Equity Securities and Use of Proceeds”).

Loan agreements

On February 2, 2010, we entered into a loan agreement with QAT II. Pursuant to this loan agreement, QAT II Investments agreed to lend to us the sum of €350,000 ($488,775 based on the February 2, 2010 exchange rate published in the Wall Street Journal). The proceeds were made available to the Company on February 2, 2010.

On February 24, 2010, we entered into a loan agreement with QAT II.  Pursuant to this loan agreement, QAT II Investments agreed to lend us the sum of €850,000 ($1,150,390 based on the February 24, 2010 exchange rate published in the Wall Street Journal). The proceeds of the loan agreement were made available to the Company on February 24, 2010.

On March 22, 2010, we entered into a loan agreement with QAT II. Pursuant to this loan agreement, QAT II Investments agreed to lend us the sum of €150,000 ($203,280 based on the March 22, 2010 exchange rate published in the Wall Street Journal). The proceeds of the loan agreement were made available to the Company on March 22, 2010

On March 30, 2010, we entered into a loan agreement with QAT II. Pursuant to the loan agreement, QAT II Investments agreed to lend us the sum of €500,000 ($670,750 based on March 30, 2010 exchange rate published in the Wall Street Journal). The proceeds of the loan agreement were made available to the Company on March 31, 2010.

Each of the above mentioned loan agreements initially provided that we would pay QAT II interest at a rate of fourteen percent (14%) per annum on the outstanding balance and provided the principal and interest shall be due and payable on the earlier of: (i) within 180 days from the date of the loan or (ii) in the event we consummate a Private Placement.  QAT II has the ability to convert the principal and accrued interest outstanding as of the date of the Placement into the same type of equity or debt securities issued by us and on the same terms and conditions offered to other investors in the Placement. The outstanding principal and interest becomes immediately due and payable in the event we fail to make required payments of principal and interest, or otherwise breach the loan agreement and fail to cure such breach upon twenty days notice, or if we dispose of our properties or assets without QAT II’s prior consent, or if we file a petition for bankruptcy or otherwise resolves to wind up our affairs.

In connection with the above-referenced loans, we also issued to QAT II warrants to purchase common stock in an amount equal to one warrant per each United States dollar loaned hereunder to the Company (using the Euro-United States dollar conversion rate published by the Wall Street Journal at the close of business of the loan date). Such warrants have a term of three years and an exercise price equal to the OTCBB closing price of our common stock on the loan date.

The loan agreements described above were amended on June 10, 2010.  Pursuant to the amendment, QAT II agreed to extend the existing maturity dates of the loans to May 1, 2011. The amendment also provides for the automatic conversion of the Notes if we raise at least $11 million in connection with the 2010 Private Placement Offering.  The unpaid principal of such loans would convert into units consisting of common stock and warrants at a price of $1.20 per unit.  Further, the units will be issued on the same terms and conditions as the units being offering in the 2010 Private Placement Offering.   Accrued but unpaid interest and any other fees due on the QAT II loans will not convert into units.  As additional consideration for entering into the amendment, QAT II was issued warrants to purchase common stock at an amount equal to two (2x) the existing warrant coverage under the terms of such loan agreement.

Note 26. Subsequent Events

On October 8, 2010, we consummated the fourth and final closing of the 2010 Private Placement Offering to accredited investors. In connection with the fourth and final closing, we sold units having an aggregate value of $5,612,450 at a price of $1.20 per unit and we delivered 4,677,047 shares of common stock and warrants to purchase up to 4,677,047 shares of common stock at $1.50 per share for a five year period

The units, consisting of common stock and warrants, were offered and sold and/or converted pursuant to an exemption from registration under Section 4(2) of the Securities Act.  The Company is obligated to register the common stock underlying the units and warrants on a registration statement to be filed after the final closing of the 2010 Private Placement Offering.  In addition, the investors in the 2010 Private Placement Offering are entitled to unlimited piggy-back registration rights. We intend to use the net proceeds primarily for working capital.

The warrants, and the 2,100,005 warrants issued to Dawson James in connection with the 2010 Private Placement, entitle the holders to purchase shares of common stock for a period of five years from the date of issuance and contain standard anti-dilution rights.  In the event: (i) the trading price of our common stock exceeds $2.25 for twenty consecutive trading days and (ii) there is an effective registration statement with a current prospectus on file with the Securities and Exchange Commission, the Company has the option to redeem the warrants issued in the 2010 Private Placement Offering.

In the 2010 Private Placement Offering, the Company raised in the aggregate $22,125,571 in gross proceeds, including $14,000,000 in cash raised by Dawson James (with full exercise of the $3,000,000 over-allotment option) and $8,125,571 in automatic conversions by QAT II.  After payment of commissions, non-accountable expenses and other fees and expenses, the Company received net cash proceeds of $12,340,908 (and the cancellation of $8,125,571 of promissory notes and loans held by QAT II).  The Company delivered an aggregate of 14,437,997 shares of Common Stock and warrants to purchase an aggregate of 21,564,392 shares of Common Stock, including 17,515,552 warrants with an exercise price of $1.50, 2,300,780 warrants with an exercise price of $1.45, 406,560 warrants with an exercise price of $1.61 and 1,341,500 warrants with an exercise price of $1.73.

Conversions of debt to equity and reclassification of related warrant liabilities

As a result of the completion of the 2010 Private Placement, certain promissory notes and loans (including accrued interest on such loans) held by QAT II Investments, SA, an investment entity related to certain of the Company’s officers and directors (“QAT II”) were automatically converted into units.  This automatic conversion resulted in the ‘repayment’ of the outstanding promissory notes and loans for an aggregate value of $8,125,571 to QAT II through the delivery of units priced at $1.20 for  6,771,311 shares  of common stock and warrants to purchase up to  6,771,311 shares of common stock at $1.50 per share for a five year period.

Prior to conversion of the QAT II notes, the warrants attached to the notes ( valued at $30 million) were accounted for as liabilities at fair value and will be reclassified into equity upon conversion.

The company estimates the impact of the conversion  to be as follows:

●	Increase of issued common stock totaling $8.125 million
●	Reclassification into equity of associated warrant liabilities totaling $30 million

●
Immediate expense recognition of approximately $5 million due to the associated and un-accreted debt discount, deferred financing charges, and revaluations of warrant liabilities and conversion features through date of conversion.

The estimates exclude the income statement effect resulting from the underlying  placement agents warrants.

Through November 11 2011 the Company has received additional conversion notifications from investors on the 2009 Convertible Loans for the total amount of $1,698,782 excluding accrued and deferred interest. Following these requests and including accrued and deferred interest, the Company subsequently issued 1,275,048 shares to these investors. These conversions also cause the associated warrants to revert from liability to equity in the same manner as calculated for the QAT conversions in the previous paragraph and pro rata the amounts converted.

VALIDSOFT LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2009	2009
	unaudited	audited

ASSETS

CURRENT ASSETS

Cash and cash equivalents	$33,063	$102,211
Accounts receivable, net of an allowance for doubtful accounts of $0 at December 31, 2009 and $ 11,300 at March 31, 2009, respectively	309,395	154,359
Prepaid expenses and other current assets	82,263	84,414
Total Current Assets	424,721	340,984

PROPERTY AND EQUIPMENT, NET	7,491	56,739

TOTAL ASSETS	$432,212	$397,723

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and customer deposits	$1,642,274	$859,020
Accrued expenses and other payables	353,689	1,145,992
Advances from related parties	1,700,325	330,129
Total Current Liabilities	3,696,288	2,335,141

LONG TERM LIABILITIES
Convertible Loan	7,122,339	6,562,002
Total Long term Liabilities	7,122,339	6,562,002

Total Liabilities	10,818,627	8,897,143

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, no par value, 1,659,958 shares authorized, issued and outstanding as of December 31, 2009 and March 31, 2009, repectively	3,810,666	3,810,666
Accumulated other comprehensive income	2,772,045	2,620,311
Accumulated deficit	(16,969,126)	(14,930,397)
Validsoft Limited Stockholders' Equity	(10,386,415)	(8,499,420)

Total Stockholders' Equity	432,212	397,723

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$432,212	$397,723

VALIDSOFT LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE PERIOD

	April 1 - December 31,	April 1 - December 31,
	2009	2008
	unaudited	unaudited

REVENUES	$141,360	$266,864

COST AND OPERATING EXPENSES
Cost of sales	(175)	64,307
Selling, general and administrative expenses	2,055,355	2,626,921
Depreciation and amortization of intangibles assets	54,039	77,526
Total cost and operating expenses	2,109,219	2,768,754

LOSS FROM OPERATIONS	(1,967,859)	(2,501,890)

OTHER INCOME (EXPENSE)
Interest expense	(70,870)	(98,142)
Total other income (expense)	(70,870)	(98,142)

LOSS BEFORE PROVISION FOR INCOME TAXES	(2,038,729)	(2,600,032)
NET LOSS	(2,038,729)	(2,600,032)

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation gain (loss)	(5,168)	1,316
	(5,168)	1,316

COMPREHENSIVE LOSS	$(2,043,896)	$(2,598,716)

VALISOFT LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIOD

	April 1 - December 31,	April 1 - December 31,
	2009	2008
	unaudited	unaudited
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$-2,038,729	$-2,600,032
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	54,039	77,526
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	-155,036	218,672
Decrease (Increase) in prepaid expenses, deposits and other assets	2,151	84,474
Increase (decrease) in accounts payable, proceeds from related parties and customer deposits	783,254	-271,437
Increase (decrease) in accrued expenses and other payables	-792,303	-51,129
Net cash used in operating activities	-2,146,624	-2,541,926

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	0	0
Net cash used in investing activities	0	0

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Convertible Loan	560,337	1,379,711
Advances from related parties	1,370,196	—
Net cash provided by financing activities	1,930,533	1,379,711

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	146,943	764,591
NET DECREASE IN CASH AND CASH EQUIVALENTS	-216,091	-1,162,215
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	102,211	366,138
CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$33,063	$-31,486

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the period for interest	$70,870	$98,142

PROFORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements assume the acquisition of ValidSoft by Elephant Talk. The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Elephant Talk, Inc. and subsidiaries, and ValidSoft, Inc., after giving effect to the purchase agreement, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed financial statements.

PRO FORMA FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheets as of December 31, 2009 are presented as if the acquisition had occurred on December 31, 2009. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 is presented as if the acquisition had occurred on January 1, 2009, with recurring acquisition-related adjustments reflected in the condensed combined statements of operations for the  period presented.

The equity investment was actually consummated on March 17, 2010 whereby the financials of the Company are consolidated in the Registrants’ financial statements as of 1 April 2010.

These financial statements are presented for informational purposes only and do not purport to be indicative of the financial position that would have resulted if the equity investment had been consummated at each company's end of period. The pro forma financial statements should be read in conjunction with the Registrant’s financial statements and related notes thereto contained in the Registrant’s SEC quarterly and annual filings (including its Current Reports on Form 8-K filed with the Commission in connection with the equity investment) and Validsoft Limited’s financial statements and related notes thereto contained elsewhere in this Form 8-K/A.

A final determination of required purchase accounting adjustments was done during the filing of the 10-Q 2nd Quarter 2010 financial statements, including the allocation of the purchase price to the assets acquired based on their respective fair values.

The following Pro Forma Statement of Operations and Financial Condition have been derived from the audited financial statements of Elephant Talk Communications Inc. for the fiscal year ended December 31, 2009 and the unaudited financial statements of Validsoft Limited for the nine months ended December 31, 2009.

The Pro Forma Statement of Operations and Financial Condition should be read in conjunction with the audited Financial Statements of Elephant Talk Communications, Inc., , the unaudited Financial Statements of Validsoft and the Notes to the consolidated financial statements. The Pro Forma Statements do not purport to represent what the Company's results of operations and financial conditions would actually have been if the acquisition of Validsoft had occurred on the date indicated or to project the company's results of operations for any future period or date. The Pro Forma adjustments, as described in the accompanying data, are based upon available information and the assumption set forth in the foot notes below, which management believes are reasonable.

ELEPHANT TALK COMMUNICATIONS, INC. AND SUBSIDIARIES
PRO FORMA STATEMENT OF FINANCIAL CONDITION (UNAUDITED)
FOR THE YEAR  ENDED DECEMBER 31, 2009

The following Pro Forma Statement of financial condition has been derived from the unaudited financial statements of Validsoft Limited and subsidiaries (A) as of December 31, 2009 and the audited financial statements of Elephant Talk Communication Inc., as of December 31, 2009.

		Elephant Talk
	Validsoft	Communications	Pro forma		Pro forma
	Limited	Inc.	Adjustments	Note	Combined

ASSETS

CURRENT ASSETS

Cash and cash equivalents	$33,063	$1,457,900	$-		$1,490,963
Restricted cash	—	192,116	-		192,116
Accounts receivable, net - third party	309,395	5,071,293	-		5,380,688
Prepaid expenses and other current assets	82,263	2,657,019	(1,689,010)	A	1,050,272
Total Current Assets	424,721	9,378,328	(1,689,010)		8,114,039

LONG TERM DEPOSITS	—	330,946	-		330,946

DEFERRED FINANCING COSTS	—	3,033,277	-		3,033,277

PROPERTY AND EQUIPMENT, NET	7,491	7,773,862	-		7,781,353

GOODWILL	—	—	3,046,790	B	3,046,790

INTANGIBLE ASSETS, NET	—	3,910,363	14,404,084	B	18,314,447

TOTAL ASSETS	$432,212	$24,426,776	$15,761,864		$40,620,852

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Overdraft	$—	$351,589	$-		$351,589
Accounts payable and customer deposits	1,642,274	6,475,074	-		5,809,211
Deferred revenue	—	132,205	-		132,205
Accrued expenses and other payables	353,689	2,738,998	(1,689,010)	A	1,403,677
Advances from related parties	1,700,325	13,287	-		1,713,612
Loans payable	—	880,536	-		880,536
Total Current Liabilities	3,696,288	10,591,689	(1,689,010)		12,598,967

LONG TERM LIABILITIES
Loan from related party	7,122,339	437,161	-		7,559,500
Warrant liabilities	—	16,626,126	-		16,626,126
Conversion feature	—	2,899,801	-		2,899,801
Total Long term Liabilities	7,122,339	19,963,088	-		27,085,427

Total Liabilities	10,818,627	30,554,777	(1,689,010)		39,684,394

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock	3,810,666	54,880,778	(3,810,666)	B	54,880,778
Accumulated other comprehensive income	2,772,045	1,136,897	4,292,414	B	8,201,356
Retained earnings	(16,969,126)	(62,335,076)	16,969,126	B	(62,335,076)
Elephant Talk Comunications, Inc. Stockholders' Equity	(10,386,415)	(6,317,401)	17,450,874		747,058

NON-CONTROLLING INTEREST	-	189,400	-		189,400
Total Stockholders' Equity	(10,386,415)	(6,128,001)	17,450,874		936,458

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$432,212	$24,426,776	$15,761,864		$40,620,852

ELEPHANT TALK COMMUNICATIONS, INC. AND SUBSIDIARIES
PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE NINE MONTHS ENDED DECEMBER 31, 2009

		Elephant Talk
	Validsoft	Communications	Pro forma		Pro forma
	Limited	Inc.	Adjustments	Note	Combined

REVENUES	$141,360	$34,222,073	$—		$34,363,433

COST AND OPERATING EXPENSES
Cost of service	(175)	32,304,842	—		32,304,667
Selling, general and administrative expenses	2,055,355	6,495,785	—		8,551,140
Non cash compensation to officers, directors and employees	—	1,458,410	—		1,458,410
Depreciation and amortization of intangibles assets	54,039	2,421,279	—		2,475,318
Total cost and operating expenses	2,109,219	42,680,316	—		44,789,535

LOSS FROM OPERATIONS	(1,967,859)	(8,458,243)	—		(10,426,102)

OTHER INCOME (EXPENSE)
Interest income	—	150,465	(19,397)	C	131,068
Interest expense	(70,870)	(866,842)	19,397	C	(918,315)
Interest expense related to amortization of debt discount on promissory notes	—	(4,369,183)	—		(4,369,183)
Other expenses	—	(480,000)	—
Change in fair value of warrant liabilities	—	(538,382)	—		(538,382)
Amoritization of deferred financing costs	—	(591,710)	—		(591,710)
Total other income (expense)	(70,870)	(6,695,652)	—		(6,286,522)

LOSS BEFORE PROVISION FOR INCOME TAXES	(2,038,729)	(15,153,895)	—		(17,192,623)
Provision for income taxes	—	-	—		-
NET LOSS BEFORE NONCONTROLLING INTEREST	(2,038,729)	(15,153,895)	—		(17,192,623)
Net (loss) income attributable to noncontrolling interest	—	(1,668)	—		(1,668)
NET LOSS	(2,038,729)	(15,155,563)	—		(17,194,291)

OTHER COMPREHENSIVE (LOSS) INCOME			—		-
Foreign currency translation gain (loss)	(5,168)	857,855	—		852,687
	(5,168)	857,855	—		852,687
					-
COMPREHENSIVE LOSS	$(2,043,896)	$(14,297,708)	$—		$(16,341,604)

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Significant Accounting Policies

Upon consummation of the acquisition, the Company reviewed Elephant Talk’s accounting policies. As a result of that review, the Company may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, the Company is not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma combined financial statements do not assume any differences in accounting policies.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurement” (SFAS No. 157). Effective July 1, 2009, this standard was incorporated into the Financial Accounting Standards Board Accounting Standard Codification (ASC) Section 820, Fair Value Measurements and Disclosures (FASB ASC 820). FASB ASC 820 does not require new fair value measurements, but provides guidance on applying fair value and expands required disclosures. FASB ASC 820 is effective for the Company beginning in fiscal 2008, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis, and is effective beginning in fiscal 2009, for fair value measurements of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The Company’s fair value measurement required under FASB ASC 820 is included in the unaudited pro forma consolidated financial statements.

In December 2007, the FASB issued FASB Statement No. 141(R), Business Combinations, and FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment to ARB No. 51. In April 2009, the FASB issued FSP FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, which amends and clarifies FASB 141 (R) to address application issues on initial recognition and measurement, subsequent measurement and disclosure of assets and liabilities arising from contingencies in a business combination. Effective July 1, 2009, SFAS No.141(R) and FSP FAS 141(R)-1 were incorporated into the ASC Section 805, Business Combinations (FASB ASC 805) and SFAS No.160 was incorporated into the ASC Section 810, Consolidation (FASB ASC 810). FASB ASC 805 and 810 require most identifiable assets, liabilities, noncontrolling interests, and goodwill acquired in a business combination to be recorded at “full fair value” and require noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders. Both Statements are effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited. FASB ASC 805 will be applied to business combinations occurring after the effective date. FASB ASC 805 and ASC 810 will be applied prospectively.

2. Pro Forma Adjustments

(A) Elimination of inter-company advances between Validsoft Limited and Elephant Talk Communications, Inc.

(B) Elimination of equity of Validsoft Limited by Elephant Talk Communications, Inc., eliminate pre-acquisition retained earnings and adjustment of Validsoft Limited at management’s estimate.

(C) Elimination of inter-company interest between Validsoft Limited and Elephant Talk Communications, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Elephant Talk Communications, Inc.

We have audited the accompanying consolidated balance sheet of Elephant Talk Communications, Inc. as of December 31, 2009 and 2008, the related consolidated statement of operations and comprehensive loss, shareholders’ equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Elephant Talk Communications, Inc. at December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note 3 to the consolidated financial statements, effective January 1, 2009, the Company adopted the Amendments to the provisions of Accounting Standards Codification 810-10, Consolidation.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred a net loss of $17.4 million, used cash in operations of $5.4 million and had an accumulated deficit of $62.3 million which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO USA, LLP

(Formerly known as BDO Seidman LLP)

New York, New York

March 31, 2010

ELEPHANT TALK COMMUNICATIONS, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS AS AT DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS

CURRENT ASSETS

Cash and cash equivalents	$1,457,900	$1,656,546
Restricted cash	192,116	191,209
Accounts receivable, net of an allowance for doubtful accounts of $764,302 and $503,102 at December 31, 2009 and December 31, 2008 respectively	5,071,293	4,574,013
Prepaid expenses and other current assets	2,657,019	1,916,967
Total Current Assets	9,378,328	8,338,735

LONG TERM DEPOSITS	330,946	310,356

DEFERRED FINANCING COSTS	3,033,277	—

PROPERTY AND EQUIPMENT, NET	7,773,862	6,345,113

INTANGIBLEASSETS, NET	3,910,363	4,461,869

TOTAL ASSETS	$24,426,776	$19,456,073

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Overdraft	$351,589	$322,903
Accounts payable and customer deposits	6,475,074	5,809,211
Deferred revenue	132,205	220,058
Accrued expenses and other payables	2,738,998	1,890,004
Shares to be issued	—	619,057
Advances from related parties	13,287	274,762
Loans payable	880,536	881,035
Total Current Liabilities	10,591,689	10,017,030

LONG TERM LIABILITIES
Loan from related party	437,161	402,425
Warrant liabilities	16,626,126	—
Conversion feature	2,899,801	—
Total Long term Liabilities	19,963,088	402,425

Total Liabilities	30,554,777	10,419,455

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, no par value, 250,000,000 shares authorized, 53,695,984 issued and outstanding as of December 31, 2009 compared to 50,433,260 shares issued and outstanding as of December 31, 2008	54,880,778	52,933,209
Accumulated other comprehensive income	1,136,897	946,834
Accumulated deficit	(62,335,076)	(45,035,192)
Elephant Talk Comunications, Inc. Stockholders' Equity	(6,317,401)	8,844,851

NON-CONTROLLING INTEREST	189,400	191,767
Total Stockholders' Equity	(6,128,001)	9,036,618

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$24,426,776	$19,456,073

The accompanying notes are an integral part of these consolidated financial statements.

ELEPHANT TALK COMMUNICATIONS, INC AND SUBSIDIARIES CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008

REVENUES	$43,650,957	$44,359,007

COST AND OPERATING EXPENSES
Cost of service	41,452,639	43,336,111
Selling, general and administrative expenses	7,958,933	7,569,583
Non cash compensation to officers, directors and employees	1,727,870	1,266,155
Depreciation and amortization of intangibles assets	3,051,461	2,903,244
Intangible assets impairment charge	—	3,730,524
Total cost and operating expenses	54,190,903	58,805,617

LOSS FROM OPERATIONS	(10,539,946)	(14,446,610)

OTHER INCOME (EXPENSE)
Interest income	160,535	42,258
Interest expense	(938,627)	(499,015)
Other expenses	(480,000)	—

Interest expense related to amortization of debt discount on promissory notes	(4,369,183)	—
Change in fair value of warrant liabilities	(538,382)	—
Amoritization of deferred financing costs	(591,710)	—
Note beneficial conversion feature	—	(1,200,000)
Total other income (expense)	(6,757,367)	(1,656,757)

LOSS BEFORE PROVISION FOR INCOME TAXES	(17,297,313)	(16,103,367)
Provision for income taxes	(800)	(800)
NET LOSS BEFORE NONCONTROLLING INTEREST	(17,298,113)	(16,104,167)
Net (loss) income attributable to noncontrolling interest	(1,771)	88,808
NET LOSS	(17,299,884)	(16,015,359)

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation gain (loss)	190,063	(490,239)
	190,063	(490,239)

COMPREHENSIVE LOSS	$(17,109,821)	$(16,505,598)

Net loss per common share and equivalents - basic and diluted	$(0.32)	$(0.53)

Weighted average shares outstanding during the period - basic and diluted	53,553,354	30,263,376

The accompanying notes are an integral part of these consolidated financial statements.

ELEPHANT TALK COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

Description	Common Shares	Common Amount	Other comprehensive income (loss)	Accummulated Deficit	Total stockholders Equity (Deficit)
Balance - December 31, 2007	9,536,107	$17,868,448	$1,437,073	$(29,019,832)	$(9,714,311)

Shares issued sold before 2008	22,198,905	$13,423,636	$—	$—	$13,423,636
Conversion of RWC Promissory note 1	5,017,007	4,389,881	—	—	4,389,881
Conversion of RWC Promissory note 2	3,380,276	3,549,289	—	—	3,549,289
Shares issued and sold in 2008	7,047,106	7,400,127	—	—	7,400,127
Shares issued for management compensation	2,882,192	6,123,128	—	—	6,123,128
Shares issued for consultants	355,000	532,500	—	—	532,500
Shares issued for placement fee agent	16,667	25,000	—	—	25,000
Placement fees	—	(1,737,915)	—	—	(1,737,915)
Beneficial Conversion Feature	—	1,200,000	—	—	1,200,000
Amortization of Stock Options expense	—	159,113	—	—	159,113
Other comprehensive loss due to foreign exchange rate translation	—	—	(490,239)	—	(490,239)
Net Loss	—	—	—	(16,015,360)	(16,015,360)
Balance - December 31, 2008	50,433,260	$52,933,208	$946,834	$(45,035,192)	$8,844,850
Shares issued, sold in 2008	468	500	—	—	500
Shares issued for financing	866,316	571,074	—	—	571,074
Shares issued for directors compensation	2,420,833	532,583	—	—	532,583
Shares issued to consultants	307,300	205,389	—	—	205,389
Shares returned by former CFO and Director	(956,993)	(192,694)	—	—	(192,694)
Shares issued for management compensation	624,800	469,880	—	—	469,880
Placement fees	—	(100,000)	—	—	(100,000)
Amortization of Stock Options expense	—	460,838	—	—	460,838
Other comprehensive loss due to foreign exchange rate translation	—	—	190,063	—	190,063
Net Loss	—	—	—	(17,299,884)	(17,299,884)
Balance - December 31, 2009	53,695,984	$54,880,778	$1,136,897	$(62,335,076)	$(6,317,401)

The accompanying notes are an integral part of these consolidated financial statements.

ELEPHANT TALK COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(17,299,884)	$(16,015,359)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,051,461	2,903,244
Provision for doubtful accounts	220,156	381,783
Stock based compensation	1,561,378	1,266,154
Noncontrolling interest	1,771	(88,808)
Amortization of Shares issued for Consultancy	162,501	135,417
Change in fair value of warrant liabilities	538,382	—
Interest expense relating to debt discount and conversion feature	4,960,893	—
Note beneficial conversion feature	—	1,200,000
Intangible assets impairment charge	—	3,730,524
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(628,082)	(717,991)
Decrease (Increase) in prepaid expenses, deposits and other assets	846,491	542,528
Increase (decrease) in accounts payable, proceeds from related parties and customer deposits	602,179	1,157,354
Increase (decrease) in deferred revenue	(87,853)	126,171
Increase (decrease) in accrued expenses and other payables	740,769	(899,758)
Net cash used in operating activities	(5,329,837)	(6,278,741)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,869,149)	(2,178,478)
Restricted cash	(93)	(168,654)
Cash paid for acquisition of subsidiary	—	(1)
Loan to third party	(1,736,756)	—
Net cash used in investing activities	(5,605,998)	(2,347,133)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft	27,125	127,495
Issuance of Common Stock	—	7,400,127
Placement fees	(100,000)	(1,737,915)
Proceeds from Convertible 12% secured note	5,568,000	—
Proceeds from Convertible 12% secured note - related parties	6,765,015	—
Deferred financing costs	(1,495,674)	—
Loan from related party	34,736	402,425
Net cash provided by financing activities	10,799,201	6,192,132

EFFECT OF EXCHANGERATES ON CASH AND CASH EQUIVALENTS	(62,012)	(276,023)
NET DECREASEIN CASH AND CASH EQUIVALENTS	(198,646)	(2,709,766)
CASH AND CASH EQUIVALENTS, BEGINNING OF THEPERIOD	1,656,546	4,366,312
CASH AND CASH EQUIVALENTS, END OF THEPERIOD	$1,457,900	$1,656,546

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the period for interest	$21,965	$7,527

	2009	2008
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING &
FINANCING ACTIVITIES:
Shares issued to convert the notes payable to related parties and accrued interest	$532,583	$7,939,171
Cash paid during the period for income taxes	800	800
Deemed Dividend as a result of loss on conversion of the above Note to related party	—	1,200,000
Warrants and derivative liabilities for issuance of 12% Promissory Notes are considered as discount of the Promissory Notes	12,333,020	—
Warrants issued to placement agents for services, treated as deferred financing costs	2,129,313	–

The accompanying notes are an integral part of these consolidated financial statements.

Note 1. Organization

The Company is a niche player in the converged telecommunications market, providing traffic and network services as a licensed operator, and specializing in carrier grade mobile enabling platforms to provide outsourced solutions to the various players in the telecommunications’ value chain, including Mobile Network Operators (MNO’s), Mobile Virtual Network Operators (MVNO’s) and non-operator companies in need of both mobile as well as specialized land-line telecommunication services. In this chain we position ourselves as a Full Mobile Virtual Network Enabler (Full MVNE).

Note 2. Financial Condition and Going Concern

The Company has an accumulated deficit of ($62,335,076) as of December 31, 2009.  Historically, the Company has relied on a combination of debt and equity financings to fund our ongoing cash requirements.  In 2009, the Company received a total of $12.3 million in gross proceeds from Offering during five closings in the period July until October 2009.

In 2009, QAT II continued to invest in the Company whereby QAT and associated partners subscribed to the private placement for $5.3 million out of the total gross proceeds of $12.3 million. In addition, the Company received in February and March 2010 bridge loan funding from QAT for the amount of $1,639,165 received in March 2010 from certain accredited investors.

Although QAT II and other related parties have invested, or have arranged for the investment of, a total of $35.4 million between 2005 and December 31, 2008 and an additional $7.7 million from 2009 through March 2010 to fund our short-term capital requirements as well as non-related accredited investors who invested $6.2, there can be no assurances the Company will be able to secure additional funding from the parties.

Although the Company has previously been able to raise capital as needed, such capital may not continue to be available at all, or if available, that the terms of such financing may be dilutive to existing shareholders or otherwise on terms not favorable to existing shareholders. Further, the current global financial situation may offer additional challenges to raising the required capital.  If the Company is unable to secure additional capital, as circumstances require, it may not be able to continue operations.

As of December 31, 2009, these conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 3. Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements for December 31, 2009 and 2008 include the accounts of Elephant Talk Communications, Inc., its wholly-owned subsidiary Elephant Talk Europe Holding B.V., its wholly-owned subsidiary Elephant Talk Communication Holding AG, its wholly-owned subsidiaries Elephant Talk Communications S.L.U., Elephant Talk Mobile Services B.V. (formerly known as Cardnet Clearing Services B.V), Elephant Talk Communication Austria GmbH, Vocalis Austria GmbH, Elephant Talk Communications Italy S.R.L., ET-Stream GmbH, Elephant Talk Communication Carrier Services GmbH, Elephant Talk Communication (Europe) GmbH, Elephant Talk Communication Schweiz GmbH, Moba Consulting Partners B.V., Elephant Talk Communications France S.A.S.,its majority owned (51%) subsidiary Elephant Talk Communications Premium Rate Services Netherlands B.V., , its majority owned (51%) subsidiary Elephant Talk Communications PRS U.K. Limited, its wholly-owned subsidiary Elephant Talk Communications Luxembourg SA, its wholly-owned subsidiary Elephant Talk Global Holding B.V., its wholly-owned subsidiary Elephant Talk Business Services W.L.L., its wholly-owned subsidiary Guangzhou Elephant Talk Information Technology Limited., its wholly-owned Elephant Talk Caribbean B.V., its majority owned (51%) subsidiary ET-UTS N.V., its wholly-owned subsidiary Elephant Talk Limited, its majority owned (51%) subsidiary Elephant Talk Middle East & Africa (Holding) W.L.L., its majority owned (51%) subsidiary Elephant Talk Middle East & Africa (Holding) Jordan L.L.C., its majority owned (99%) subsidiary Elephant Talk Middle East & Africa Bahrain W.L.L and its majority owned (50.54%) subsidiary Elephant Talk Middle East & Africa FZ-LLC.

For comparative purposes, certain prior period amounts have been reclassified to facilitate comparisons with the current year financial reporting.

Foreign Currency Translation

The functional currency was Euros for the Company’s wholly-owned subsidiary Elephant Talk Europe Holding B.V. and subsidiaries, and Euros for its wholly-owned subsidiary Elephant Talk Global Holding B.V., and the Hong Kong Dollar for its wholly-owned subsidiary Elephant Talk Limited. The financial statements of the Company were translated to USD using period-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses, and capital accounts were translated at their historical exchange rates when the capital transaction occurred. In accordance with Accounting Standard Codification (“ASC”) 830, Foreign Currency Matters, (formerly known as Statement of Financial Accounting Standards (“SFAS”) No. 52), net gains and losses resulting from translation of foreign currency financial statements are included in the statements of shareholder’s equity as other comprehensive income (loss). Foreign currency transaction gains and losses are included in consolidated income (loss). The accumulated other comprehensive income as of December 31, 2009 and 2008 was $1,136,896 and $946,834, respectively. The foreign currency translation gain/(loss) for the years ended December 31, 2009 and 2008 was $190,062 and ($490,239), respectively.

Use of Estimates

The preparation of the accompanying financial statements conforms with accounting principles generally accepted in the United States of America and requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ materially from those estimates and assumptions.

Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Restricted Cash

Restricted cash represents cash deposited as bank guarantee for interconnects.

Accounts Receivables, net

The Company’s customer base consists of a geographically dispersed customer base. The Company maintains an allowance for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these allowances. Allowances are recorded primarily on a specific identification basis.  As of December 31, 2009 and 2008, the allowance for doubtful accounts was $764,302 and $503,102, respectively.

Revenue Recognition and Deferred Revenue

The Company’s revenue recognition policies are in compliance with ASC 605, Revenue Recognition (“ASC 605”), (formerly, Staff Accounting Bulletin (“SAB104”). Revenue is recognized only when the price is fixed or determinable, persuasive evidence of arrangement exists, the service is performed and the collectability of the resulting receivable is reasonably assured.  The Company derives revenue from activities as a landline and mobile services provider with its network and its own switching technology. Revenue represents amounts earned for telecommunication services provided to customers (net of value added tax and inter-company revenue).  The Company recognizes revenue from prepaid calling cards as the services are provided.  Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as deferred revenue. Deferred revenue represents amounts received from the customers against future sales of services since the Company recognizes revenue upon performing the services. Deferred revenue was $132,205 and $220,058 as of December 31, 2009 and December 31, 2008, respectively.

Cost of Service

Cost of service includes origination, termination, network and billing charges from telecommunications operators, out payment costs to content and information providers, network costs, data center costs, facility costs of hosting network and equipment, and costs of providing resale arrangements with long distance service providers, costs of leasing transmission facilities and international gateway switches for voice and data transmission services.

Reporting Segments

ASC 820, Segment Reporting, (Formerly SFAS No.131), defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performances.  The Company allocates its resources and assesses the performance of its sales activities based upon geographic locations of its subsidiaries.

Stock-based Compensation

Effective January 1, 2006, we adopted the provisions of ASC 718 “Compensation-Stock Compensation”, (“ASC 718”) (formerly SFAS No. 123(R)), using the prospective approach. As a result, we recognize stock-based compensation expense for only those awards that are granted subsequent to December 31, 2005 and any previously existing awards that are subject to variable accounting, including certain stock options that were exercised with notes in 2003, until the awards are exercised, forfeited, or contractually expire in accordance with the prospective method and the transition rules of ASC 718. Under ASC 718, stock-based awards granted after December 31, 2005, are recorded at fair value as of the grant date and recognized as expense over the employee’s requisite service period (the vesting period, generally three years), which we have elected to amortize on a straight-line basis.

Income Taxes

The Company accounts for income taxes under ASC 740, “Accounting for Income Taxes” (“ASC 740”) (formerly SFAS No. 109). This statement requires the recognition of deferred tax assets and liabilities for the future consequences of events that have been recognized in the Company’s financial statements or tax returns. The measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and the tax bases of the Company’s assets and liabilities result in a deferred tax asset, ASC 740 requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or the entire deferred tax asset will not be realized. As part of the process of preparing our consolidated financial statements, we are required to estimate our income tax expense in each of the jurisdictions in which we operate. In the ordinary course of a global business, there are many transactions and calculations where the ultimate tax outcome is uncertain. Some of these uncertainties arise as a consequence of revenue sharing and reimbursement arrangements among related entities, the process of identifying items of revenue and expenses that qualify for preferential tax treatment and segregation of foreign and domestic income and expense to avoid double taxation. We also assess temporary differences resulting from differing treatment of items, such as deferred revenue, for tax and accounting differences. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We may record a valuation allowance to reduce our deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. Although we believe that our estimates are reasonable and that we have considered future taxable income and ongoing prudent and feasible tax strategies in estimating our tax outcome and in assessing the need for the valuation allowance, there is no assurance that the final tax outcome and the valuation allowance will not be different than those that are reflected in our historical income tax provisions and accruals.

ASC 740 prescribes a recognition threshold and measurement methodology to recognize and measure an income tax position taken, or expected to be taken, in a tax return. The evaluation of a tax position is based on a two-step approach. The first step requires an entity to evaluate whether the tax position would “more likely than not” be sustained upon examination by the appropriate taxing authority. The second step requires the tax position be measured at the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement. In addition, previously recognized benefits from tax positions that no longer meet the new criteria would be derecognized.

The Company has filed or is in the process of filing tax returns that are subject to audit by the respective tax authorities. Although the ultimate outcome is unknown, we believe that any adjustments that may result from tax return audits are not likely to have a material, adverse effect on our consolidated results of operations, financial condition or cash flows.

Comprehensive Income/(Loss)

Comprehensive income (loss) includes all changes in equity during a period from non-owner sources. Other comprehensive income refers to gains and losses that under accounting principles generally accepted in the United States are recorded as an element of shareholders’ equity but are excluded from net income. For the 2009 and 2008 the Company’s comprehensive income/(loss) consisted of its net loss and foreign currency translation adjustments.

Intangible Assets

In accordance with ASC 350 (formerly SFAS No. 142), intangible assets are carried at cost less accumulated amortization and impairment charges. Intangible assets are amortized on a straight-line basis over the expected useful lives of the assets, between three and ten years. Other intangible assets are reviewed for impairment in accordance with ASC 360, Property, Plant, and Equipment,” (formerly SFAS No. 144), annually, or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Measurement of any impairment loss for long-lived assets and identifiable intangible assets that management expects to hold and use is based on the amount of the carrying value that exceeds the fair value of the asset.

Property and Equipment, Internally Developed and Third Party Software

Property and equipment are initially recorded at cost.  Additions and improvements are capitalized, while expenditures that do not enhance the assets or extend the useful life are charged to operating expenses as incurred.  Included in property and equipment are certain costs related to the development of the Company’s internally developed software technology platform.  The Company has adopted the provisions of ASC 985, Software (formerly the AICPA Statement of Position No. 98-1).

The Company has capitalized certain computer software development costs upon the establishment of technological feasibility. Technological feasibility is considered to have occurred upon completion of a detailed program design that has been confirmed by documenting the product specifications, or to the extent that a detailed program design is not pursued, upon completion of a working model that has been confirmed by testing to be consistent with the product design. Depreciation applied using the straight-line method over the estimated useful lives of the assets once the assets are placed in service. Once a new functionality or improvement is released for operational use, the asset is moved from the property and equipment category “projects under construction” to a property and equipment asset subject to depreciation in accordance with the principle described in the previous sentence.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities recorded at fair value in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level Input:	Input Definition:
Level I	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

Level II	Inputs, other than quoted prices included in Level I, that are observable for the asset or liability through corroboration with market data at the measurement date.

Level III	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The following table summarizes fair value measurements by level at December 31, 2009 for financial assets and liabilities measured at fair value on a recurring basis:

	Level I	Level II	Level III	Total
Warrant liabilities	$-	$16,626,126	$-	$16,626,126
Conversion feature	2,899,801	-	-	2,899,801
Total liabilities	$2,899,801	$16,626,126	$-	$19,525,927

The carrying value of the Company’s financial assets and liabilities, including cash and cash equivalents, accounts payable and accrued liabilities, are carried at historical cost basis and approximate fair value because of the short-term nature of these instruments. The carrying value of the Company’s notes payable approximates fair value based on management’s best estimate of the interest rates that would be available for similar debt obligations having similar terms at the balance sheet date.

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued guidance which is now part of ASC 810-10, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of Accounting Research Bulletin No. 51 “ (formerly Statement of Financial Accounting Standards (SFAS) 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 ). This guidance establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a noncontrolling interest, calculation and disclosure of the consolidated net income attributable to the parent and the noncontrolling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained noncontrolling equity investment. The new guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company adopted this guidance on January 1, 2009, the beginning of its 2009 fiscal year, which resulted in certain reclassifications related to the noncontrolling interest in the consolidated financial statements.

In April 2008, the FASB issued revised guidance on determining the useful life of intangible assets. The revised guidance, which is now part of ASC 350-30 General Intangibles Other than Goodwill (previously Staff Position No. FAS 142-3, Determination of the Useful Life of Intangible Assets), amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The Position is effective for fiscal years beginning after December 15, 2008 and applies prospectively to intangible assets acquired after the effective date. Early adoption is not permitted. The adoption of SFAS No. ASC 350-30 did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued guidance, which is now part of ASC 825, “Interim Disclosures about Fair Value of Financial Instruments” (“ASC 825”), (formerly Financial Staff Position SFAS 107-1 and Accounting Principles Board (APB) Opinion No. 28-1). ASC 825 amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. ASC 825 is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of ASC 825 did not have an impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued new guidance for accounting for subsequent events.  The new guidance, which is now part of ASC 855-10, “Subsequent Events” (“ASC 855-10”) (formerly, SFAS No. 165) is consistent with existing auditing standards in defining subsequent events as events or transactions that occur after the balance sheet date but before the financial statements are issued or are available to be issued, but it also requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. The new guidance defines two types of subsequent events: “recognized subsequent events” and “non-recognized subsequent events.” Recognized subsequent events provide additional evidence about conditions that existed at the balance sheet date and must be reflected in the company’s financial statements.  Non-recognized subsequent events provide evidence about conditions that arose after the balance sheet date and are not reflected in the financial statements of a company.  Certain non-recognized subsequent events may require disclosure to prevent the financial statements from being misleading.  The new guidance was effective on a prospective basis for interim or annual periods ending after June 15, 2009.  We adopted the provisions of ASC 855-10 as required.

In June 2009, the FASB issued new guidance which is now part of ASC 105-10, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (ASC 105-10) (formerly Statement of Financial Accounting Standards No. 168),  establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles. ASC 105-10 is effective for interim and annual periods ending after September 15, 2009. The adoption of ASC 105-10 did not have a material impact on the Company’s consolidated financial statements.

Note 4. Long-term Earnest Deposit

Long-term earnest deposits to various telecom carriers during the course of its operations amount to $330,946 as at December 31, 2009 compared with $310,356 as of December 31, 2008.  The deposits are refundable at the termination of the business relationship with the carriers.

Note 5. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets recorded at $2,657,019 as of December 31, 2009, compared with $1,916,967 as of December 31, 2008.  The 2009 amount consists primarily of prepaid Value Added Tax (“VAT”), unvested stock related compensation for management and consultants and advances to ValidSoft Limited (“ValidSoft”) made pursuant to the Bridging Loan Agreement (also see Note 28).

Note 6. Deferred Financing Costs

Deferred financing costs consist of commissions, warrants issued to placement agents, associated expenses and legal fees for the convertible 12% secured notes. At December 31, 2009 and 2008 deferred financing costs were $3,033,277 and $0 respectively, and are amortized over the term of the convertible 12% secured notes.

Note 7. Property & Equipment

The Company has evaluated the nature of its systems engineering and software programming activities and relevance to its business activities and has concluded that the reclassification of these investments from Intangibles to Property and Equipment more accurately reflects the nature and financial reporting of the Company. Typically these investments pertain to the Company’s:

•	Intelligent Network (IN) platform (Infitel Suite, Inficore, Infiscript)

•	CRM provisioning software

•	Mediation, Rating & Pricing engine

•	Operations and Business Support software

•	Network management tools

Property and equipment at December 31, 2009 and 2008 consists of:

	Average Estimated Useful Lives	December 31, 2009	December 31, 2008
Leasehold improvements	3	$—	$10,433
Furniture and fixtures	5	219,469	78,278
Computer, communication and network equipment	3 - 10	8,071,138	6,395,032
Software	5	4,410,714	4,632,430
Automobiles	5	135,455	133,202
Construction in progress		1,009,969	1,047,248
		13,846,745	12,296,623

Less: accumulated depreciation		(6,072,883)	(5,951,510)

		$7,773,862	$6,345,113

Total depreciation expense for the year ended December 31, 2009 totaled $ 2,246,669 compared to $1,645,137 for the same period of 2008.

Note 8. Intangible Assets - Customer Contracts, Licenses and Interconnects

Intangible assets include customer contracts, telecommunication licenses and integrated, multi-country, centrally managed switch-based interconnects.

Intangible assets as of December 31, 2009 and 2008 consisted of the following:

	Average Estimated Useful Lives	December 31, 2009	December 31, 2008
Customer Contracts, Licenses & Interconnect	5 - 10	$12,282,126	$12,104,634

Less: Accumulated Amortization and impairment charges		(8,371,763)	(3,912,241)

Impairment of intangible assets		—	(3,730,524)
		$3,910,363	$4,461,869

Estimated amortization for:

Years Ending December 31,
2010	$764,302
2011	764,302
2012	762,078
2013	724,082
2014	652,882
Thereafter	242,717
$3,910,363

Intangible asset amortization expense for the year ended December 31, 2009 totaled $804,792 compared to $1,258,107 for the same period of 2008.

Intangible Assets Impairment charge

The Company assessed the carrying value of its intangible assets as of December 31, 2009.  As a result of this assessment, the Company determined that the value of certain specific intangible assets was not higher than the estimated recoverable value and therefore no impairment charge was recorded during 2009. In 2008 the company recorded an impairment charge of $3,730,524. In the evaluation of its Intangible Assets, the Company estimated the discounted future cash flows directly associated with the asset and compared these to the asset’s carrying amount.

Note 9. Overdraft

In 2004, Elephant Talk Ltd. executed a credit facility with a bank in Hong Kong pursuant to which Elephant Talk Ltd. borrowed funds. As of December 31, 2009, the overdraft balance, including accrued interest totaled, $250,022 compared to $223,663 as of December 31, 2008.  The interest rate and default payment interest rate were charged at 2% and 6% per annum above the Lender’s Hong Kong Dollar Prime Rate quoted by the Lender from time to time.

The Company has not guaranteed the credit facility or is otherwise obligated to pay funds drawn upon it on behalf of Elephant Talk Ltd.  As of December 31, 2009, Moba Consulting Partners B.V., a subsidiary of the Company, had an overdraft of $101,567 compared to $99,240 as of December 31, 2008 on one of the company’s bank accounts.

Note 10. Accrued Expenses

	December 31, 2009	December 31, 2008
Accrued Selling, General & Administrative expenses	$589,630	$513,722
Placement fees	-	491,100
Accrued cost of sales and network	307,172	14,140
Accrued taxes	855,370	227,896
Accrued interest payable	552,393	439,290
Other	434,432	203,856
Total accrued expenses	$2,738,998	$1,890,004

Note 11. Advances from Related Parties

As at December 31, 2009 and 2008 the Company had $13,287 and $274,762, respectively as payable to related parties.

Note 12. Loans Payable

Loans payable at December 31, 2009 and 2008 are summarized as follows:

	December 31, 2009	December 31, 2008
Installment loan payable due December 24, 2006, secured by personal guarantees of two shareholders, a former director, and a third party	$320,339	$320,520
Installment loan payable, bank, monthly principal and interest payments of $2,798 including interest at bank’s prime rate plus 1.5% per annum, 8.25% at November 30, 2008, due December 24, 2011, secured by personal guarantees of three shareholders and a former director	191,407	191,516
Installment loan payable, bank, monthly principal and interest payments of $1,729 including interest at bank’s prime rate plus 1.5% per annum, 8.25% at November 24, 2008, due June 28, 2009, secured by personal guarantees of three shareholders and a former director	85,106	85,154
Term loan payable, bank, monthly payments of interest at bank’s prime rate, 7.0% at December 31, 2007	283,684	283,845
Total	$880,536	$881,035

Elephant Talk Ltd has executed a credit facility with a bank in Hong Kong since June 29, 2004, under which Elephant Talk Ltd has borrowed funds from the bank under three installment loans and a term loan arrangement. Elephant Talk Ltd is in default of making loan payments on all the loans and has recorded an accrued interest amounting to $552,393 as of December 31, 2009. As a result of the default, the entire loan balance outstanding at December 31, 2009, totaling $880,536, is due and payable to the bank. Furthermore, Elephant Talk Ltd is obligated to pay a default interest rate at the rate of 4.25% per annum in addition to the prescribed interest rate of the installment loans and term loan. Elephant Talk Ltd has recorded $ 5,408 and $111,361 in interest expense and default interest expense, respectively, on loans payable as of December 31, 2009 and $9,062 and $103,560 in interest expense as of December 31, 2008. The Company has not guaranteed the credit facility or is otherwise obligated to pay funds drawn upon it on behalf of Elephant Talk Ltd.
Note 13. Loan from related parties

The Company’s 51% owned subsidiary ET-UTS N.V. has received $437,161 in interest bearing (8% per annum) unsecured loans from United Telecommunication Services N.V., the 49% shareholder in the subsidiary. No maturity date has been fixed.

Note 14. 12% Secured Convertible Notes

On July 31, August 18, September 3, September 30 and October 30, 2009, the Company consummated closings of its private placement offerings of Units comprised of 12% secured convertible promissory notes (the ‘Notes”) and warrants to purchase shares of no par value common stock to accredited investors. The Securities were offered and sold pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. The Company sold an aggregate of $12,333,020 principal amount of Notes and delivered Warrants to purchase an aggregate of 12,333,020 shares of the Company’s no par value common stock at a purchase price of $1.00 per share. The Company intends to use the net proceeds from the Offering primarily for working capital.

The Notes are convertible at the option of the holder into no par value common stock, of the Company at a conversion price equal to eighty five percent (85%) of the price at which shares are sold in a future public offering currently contemplated by the Company if consummated; provided, however, that if the public offering is not consummated on or before March 31, 2010, the conversion price shall be equal to eighty five percent (85%) of the twenty (20) day average closing price of the Common Stock for the twenty (20) trading days prior to March 31, 2010 (the “March 31, 2010 Conversion Price”); provided further, however, that if at any time following the earlier of the closing of the Public Offering or March 31,2010, the twenty (20) day average closing price of the Common Stock for any twenty (20) consecutive trading days exceeds two hundred percent (200%) of the Public Offering closing price or of the twenty (20) day average closing price of the Common Stock for the twenty (20) trading days prior to March 31, 2010, as applicable, that any Notes which remain unconverted shall automatically convert into shares of the Common Stock at the Conversion Price or the March 31, 2010 Conversion Price, as applicable. For further details see also Note 27.

Note 15. Warrant liabilities

We have issued warrants in connection with the private placements of our common stock during the second half-year of 2009. The warrants include conversion provisions that require us to record them at fair value as a liability in accordance with ASC 815 (formerly EITF 00-19), with subsequent changes in fair value recorded as a non-operating gain or loss in our statement of operations. The fair value of the warrants is determined using a Black-Scholes option pricing model, and is affected by changes in inputs to that model including our stock price, expected stock price volatility, interest rates and expected term. The fair value of the warrants issued to investors and placement agents in connection with the 2009 private placement offerings were $16,087,741 upon issuance and are valued at $16,626,126 as of December 31, 2009. Part of the fair value consisted of the warrants issued to placement agents in connection with the 2009 private placement offerings were valued at $2,297,498 as of December 31, 2009.  The warrants issued to placement agents were capitalized as deferred financing costs (see note 6) and were valued using the black scholes model and the inputs in accordance with ASC 505.

Note 16. Conversion feature

A conversion feature (promissory note-holders will receive a discount of 15% when converting the principal into shares instead of cash repayment) was recognized at fair value on the respective issuance dates of the Notes as a discount and will be amortized using the effective interest rate method from issuance to the maturity date of the respective Notes. The conversion feature will be marked to market each reporting date with subsequent changes in fair value recorded as a non-operating gain or loss in our statement of operations. The fair value of the conversion feature issued in the quarter ending December 31, 2009 totaled $985,172 which exceeded the remaining face value of the Notes issued after deducting the warrant liability by $985,172 which was expensed in the current quarter as finance/interest expense. The fair value of the aggregate conversion feature was $2,899,801 as of December 31, 2009.

Note 17.  Related Party Transactions

On January 27, 2009, QAT II Investments SA (“QAT II), a closed-end sister fund of QAT Investments SA, entered into a loan agreement with the Company whereby QAT II agreed to provide the Company with $1,409,700. According to the terms, the loan will bear interest at a rate of twelve percent (12%) per annum and shall be repaid either: (1) if QAT II and the Company sign an investment agreement, the amount due under the loan will be reduced by the investment amount pursuant to the investment agreement, or (2) if no investment agreement is executed, the principal amount of the loan plus interest is due and payable by June 30, 2009.  On February 15, February 23, and March 31, 2009 QAT II entered into three loan agreements with the Company whereby QAT II agreed to provide the Company with $643,650, $637,250 and $660,400 respectively.  The outstanding principal of $3,351,000 and interest at a rate of twelve percent (12%) per annum shall become immediately due and payable in the event the Company fails to make required payments of principal and interest, or otherwise breaches the agreements and fails to cure such breach upon twenty (20) days notice, or if it disposes of its properties or assets without QAT II’ prior consent, or if it files a petition for bankruptcy or otherwise resolves to wind up its affairs.  All agreements and amounts were entered in Euro’s. Accordingly, deviations may occur with prior 8-K filings due to different exchange rate usage.

In connection with the loan agreements, on March 30, 2009 we entered into a security agreement (the “Security Agreement”) with QAT II .  The Security Agreement granted QAT II a security interest in the revenues received by us under a Spanish MVNE Agreement which management expects to be entered into by the parties (the “MVNE Agreement”).   The Security Agreement will terminate when all amounts due under the loan agreements have been paid in full by Registrant.
Payments made in connection with the 2008 Financing

On March 31, 2008, in lieu of cash compensation owed to QMG and Amelia for their services in connection with the 2008 financing, we issued 34,000 shares of common stock to QAT (at the request of QMG) and 33,000 shares of common stock to Amelia.

Due Diligence Agreement.

On February 23, 2009, the Company entered into a non-binding heads of terms agreement (the “HOT Agreement”) with ValidSoft Limited (“ValidSoft”), a corporation organized under the laws of the Republic of Ireland.  Under the proposed terms of the HOT Agreement the Company expects to enter into a definitive agreement to acquire 50.1% of ValidSoft (the “First Acquisition Agreement”) by effecting a subscription for new shares in ValidSoft as well as a purchase of shares of ValidSoft from existing ValidSoft shareholders.

In connection with the potential acquisition of ValidSoft, on March 16, 2009, the Company entered into an agreement with QMG under which QMG will conduct due diligence of ValidSoft in exchange for an amount equal to 3% of the consideration paid by the Company under the First Acquisition Agreement. The ValidSoft acquisition was subsequently consummated on March 17, 2010, see “Subsequent Events” footnote (Note 30).

Stock issuance

On February 3, 2009, 23,982 shares of common stock were issued to RWC as part of the Incentive Payment.  As a result of the Company’s private placement of securities in excess of $1.0 million, RWC is additionally entitled, as an Incentive Payment, approximately $451,915 in cash and was issued warrants to purchase 338,029 shares of the Company’s common stock at $1.05 per share, warrants to purchase 338,029 shares of the Company’s common stock at $1.26 per share and warrants to purchase 169,015 shares of the Company’s common stock at $1.47 per share. In lieu of the cash payment RWC accepted 742,000 shares of our common stock, based on a conversion price of $0.60 per share.

Partial conversion of loans

On July 1, 2009 and July 8, 2009 QAT II, a closed-end fund of QAT Investments, entered into a loan agreement with the Company whereby QAT II provided the Company with $ 213,795 and $ 142,530.  According to the terms, the loans will bear interest at a rate of twelve percent (12%) per annum and shall be repaid either: (1) if QAT II and the Company sign an investment agreement, the amount due under the loan will be reduced by the investment amount pursuant to the investment agreement, or (2) if no investment agreement is executed, the principal amount of the loan plus interest is due and payable by August 31, 2009. The agreement and amount were entered in Euro’s, which means that currency differences may occur in filings made and this Report.

On July 31, 2009, QAT II converted $4,100,000 provided under the loan agreements into $4,100,000 in Notes and Warrants as part of the First Closing with respect to the Offering (see note 14). On October 30, 2009, QAT II converted $1,332,383 into Notes and Warrants as part of the Fifth Closing with respect to the Offering.

Compensation of QMG

Quercus Management Group N.V. (“QMG”), an entity affiliated with certain officers and directors of the Company served as European placement agent for the Offering.  In the aggregate, QMG raised $4,837,632, entitling it to 774,022 Warrants (equal to 8% of the aggregate amount of Notes and Warrants sold in the Offering, including those Notes and Warrants sold to affiliates of the Company), an 8% selling concession equal to $387,010.56 and 2% non-accountable expenses and fees equal to $96,752.64.  Of the $4,837,632 raised by QMG, $4,399,995.10 (or 91% of the total) was raised from parties affiliated with the Company (including the $4,100,000 conversion by QAT II).

Note 18. Shareholders’ equity

(A) Common Stock

The Company is presently authorized to issue 250,000,000 shares of no par value Common Stock. The Company currently has 53,695,984 common shares issued and outstanding as of December 31, 2009. The shares issued and outstanding as per the stock transfer agent’s records are 53,941,884, and include 245,900 shares which were cancelled by the Company prior to 2006.  However, these shares were not returned to the stock transfer agent and never cancelled on the Company’s records. These shares have been blocked for trading by the Stock Transfer Agent.

Shares awarded in 2008, issued in 2009

On May 8, 2008 the Company entered into a placement agent agreement with Quercus Management Group N.V. (“QMG”) and Amelia pursuant to which QMG and Amelia were each issued 16,667 shares of common stock of the Company in connection with their participation in the financing (the “2008 Financing”). The fair value of the 33,334 shares on issuance was $50,001 and was recognized as an expense and credited to “Shares issued for financing”

On March 31, 2008, in lieu of cash compensation owed to QMG and Amelia for their services in connection with the 2008 financing, we issued 34,000 shares of common stock to QAT (at the request of QMG) and 33,000 shares of common stock to Amelia. The fair value of the 67,000 shares on issuance was $40,000 and was recognized as an expense and credited to “Shares issued for financing”.

In the fourth quarter of 2008, pursuant to four restricted stock agreements, we issued an aggregate of 2,420,833 to our non-executive directors in consideration for services rendered in connection with their positions on our board of directors.

On January 2, 2009, in lieu of a cash payment regarding a previous private placement, RWC accepted 742,000 shares of our common stock, based on a share price of $0.60 per share. The fair value of the 742,000 shares on issuance was $445,100 and was recognized as an expense and credited to “Shares issued for financing”.

On February 3, 2009, 23,982 shares of common stock were issued to RWC as part of the Incentive Payment. The fair value of the 23,982 shares on issuance was $35,973 and was recognized as an expense and credited to “Shares issued for financing”

Shares issued in 2009

On January 20, 2009, we entered into an agreement with Alliance Advisors LLC. As consideration for investor relations, consulting services to be provided through January 20, 2010 we agreed to pay Alliance $20,000 to $ 25,000 per quarter plus 200,000 restricted shares already issued in 2009. The fair value of the 200,000 restricted shares on issuance was $130,000 and was recognized as an expense and credited to “Shares issued to consultants”.

On March 31, 2009, we entered into an agreement with OTC Global Partners, LLC (“OTC Global”).  As consideration for financial consulting services to be provided through September 30, 2009, we agreed to pay OTC Global $10,000 per month, budget expenses of up to $50,000 subject to our prior approval, and 100,000 restricted shares of our common stock. The fair value of the 100,000 restricted shares on issuance was $70,000 and was recognized as an expense and credited to “Shares issued to consultants”.

On September 16, 2009, the company issued 7,300 shares to a consultant with a value of $5,389.

On June 30, 2009, we issued 124,800 shares of our common stock to QAT as consideration for the services provided by Steven van der Velden, our Chairman, President and Chief Executive Officer.  The shares of common stock were issued directly to QAT pursuant to an agreement between QAT and Mr. van der Velden. The fair value of the 124,800 shares on issuance was $74,880 and was recognized as an expense and credited to “Shares issued for management compensation”

On June 30, 2009, we issued an aggregate number of 500,000 shares of our common stock to our management team (four persons) for successfully meeting of targets set by the company. The fair value of the 500,000 shares on issuance was $395,000 and was recognized as an expense and credited to “Shares issued for management compensation”

The aforementioned securities were issued in reliance upon the exemptions from registration provided by Section 4(2) of promulgated under the Securities Act.

On June 2, 2009 a former chief financial officer returned 420,368 shares with a fair value of $192,694.

On September 14, 2009 a former director returned 536,625 shares with a fair value of $0 to the Company. The former director has filed a lawsuit against the Company, see note 24 for further details.

The following table summarizes the shares issued for the year ended December 31, 2009:

Computation of Full Dilution - December 31, 2009	Number of shares issued

December 31, 2008 Total number of shares issued	50,433,260

Shares issued, sold in 2008	468
Shares issued for financing	866,316
Shares issued for directors compensation	2,420,833
Shares issued for consultants	307,300
Shares returned by former CFO	(420,368)
Shares issued for management compensation	624,800
Shares returned by former director	(536,625)
December 31, 2009 Total number of shares issued	53,695,984

Note to Warrants

Warrants issued in 2009

On March 30, 2009, we entered into a Letter Agreement with Spencer Clarke LLC (“Spencer Clarke”).   In consideration of our payment to Spencer Clarke of $50,000 in cash and 300,000 warrants to purchase shares of our common stock at an exercise price of $1.25, Spencer Clarke agreed to reduce certain compensation to which it may be entitled pursuant to a prior engagement agreement by and between Spencer Clarke and us. The Letter Agreement provides that in connection with certain possible future offerings of our securities, to the extent such securities are sold to certain investors listed in the Letter Agreement we shall pay to Spencer Clarke 5.5% of the gross proceeds raised from such investors, or 2.75% of gross proceeds to the extent they are raised on a back-stop funding provided by Spencer Clarke from these investors.  We also agreed to issue to Spencer Clarke warrants to purchase our common stock in an amount equal to 5.5% of the number of shares sold to such investors in an offering.  The warrants will be exercisable at a price per share equal to the lower of (i) the exercise price of the warrants sold in such offering; or (ii) 100% of the price of the shares of common stock sold in the offering or issuable upon conversion of equity linked securities sold in the offering.

On July 31, 2009, the Company consummated the first closing of its private placement offering (the “Offering”) of Units comprised of 12% secured convertible promissory notes (the “Notes”) and warrants to purchase shares of common stock (the “Warrants”, and together with the Notes, the “Securities”) to accredited investors (“Investors”).  The Securities were offered and sold pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).  The Company sold an aggregate of $5,111,000 principal amount of Notes and delivered Warrants to purchase an aggregate of 5,111,000 shares of the Company’s common stock at a purchase price of $1.00 per share

On August 18, 2009, the Company consummated the second closing of its Offering.  At the second closing, the Company sold an aggregate of $1,185,000 principal amount of Notes and delivered Warrants to purchase an aggregate of 1,185,000 shares of the Company’s common stock at a purchase price of $1.00 per share.

On September 3, 2009, the Company consummated the third closing of its Offering.  At the third closing, the Company sold an aggregate of $1,270,837 principal amount of Notes and delivered Warrants to purchase an aggregate of 1,270,837 shares of the Company’s common stock at a purchase price of $1.00 per share.

On September 30, 2009, the Company consummated the fourth closing of its Offering.  At the fourth closing, the Company sold an aggregate of $650,000 principal amount of Notes and delivered Warrants to purchase an aggregate of 650,000 shares of the Company’s common stock at a purchase price of $1.00 per share.

On October 30, 2009, the Company consummated the fifth of its.  At the fifth closing, the Company sold an aggregate of $4,116,383 principal amount of Notes and delivered Warrants to purchase an aggregate of 4,116,383 shares of the Company’s common stock, no par value (“Common Stock”) at a purchase price of $1.00 per share.

(B) Class B Preferred Stock

The Company’s Articles of Incorporation (“Articles”) authorize the issuance of 50,000,000 shares of no par value Class B Preferred Stock. No shares of Preferred Stock are currently issued and outstanding. Under the Company’s Articles, the Board of Directors has the power, without further action by the holders of the Common Stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in such one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the Common Stock or the Preferred Stock of any other series. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company without further shareholder action and may adversely affect the rights and powers, including voting rights, of the holders of Common Stock. In certain circumstances, the issuance of preferred stock could depress the market price of the Common Stock.

During 2009 or 2008 the Company did not issue any shares of Preferred Stock.

Note 19. Basic and diluted net loss per share

Net loss per share is calculated in accordance with ASC 260, Earnings per Share, (formerly SFAS No.128). Basic net loss per share is based upon the weighted average number of common shares outstanding. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Weighted average number of shares used to compute basic and diluted loss per share is the same since the effect of dilutive securities is anti-dilutive.

Note 20. Employee Benefit Plan and Non-Qualified Stock Option and Compensation Plan

2000 Employee Benefit Plan

The Company adopted an employee benefit plan “The 2000 Employee Benefit Plan” (the “Plan”) on May 30, 2000. Under the Plan, the Company may issue shares or grant options to acquire the Company’s common stock, no par value, from time to time to employees of the Company or its subsidiaries. In addition, at the discretion of the Board of Directors, shares may be granted under this Plan to other individuals, including consultants or advisors, who contribute to the success of the Company or its subsidiaries, provided that bona fide services shall be rendered by consultants and advisors and such services must not be in conjunction with the offer or sale of securities in a capital raising transaction. No stock may be issued or options granted under the Plan to consultants, advisors or other persons who directly or indirectly promote or maintain a market for the Company’s securities. The Plan is intended to aid the Company in maintaining and developing a management team, attracting qualified officers and employees capable of assuring the future success of the Company, and rewarding those individuals who have contributed to the success of the Company. The Plan is administrated under the direction of the Board of Directors. A total of 160,000 common shares and 160,000 stock options to acquire common shares may be subject to, or issued pursuant to, benefits granted under the Plan. At any time any stock option is granted under the terms of this Plan, the Company will reserve for issuance the number of shares of Stock subject to such option until it is exercised or expired. The Plan Administrator shall determine from time to time the terms, conditions and price of the options granted. Options shall not be construed to be stock and cannot be exercised after the expiration of its term. Under the Plan, 12,000 shares of common stock and 160,000 stock options remain available for grant at December 31, 2009.

2006 Non-Qualified Stock and Option Compensation Plan

Under this plan there are, as of December 31, 2009, 344,342 stock options outstanding. There are remaining 600,000 shares and 55,658 stock options available for grant.

Options granted generally vest over a 3 year period. Options generally expire 2 years from the date of vesting.

Common stock purchase options and warrants consisted of the following as of December 31, 2009:

	Number of shares	Exercise Price	Initial Fair Market Value
Options:
Outstanding as of December 31, 2008	366,009	$2.25	$453,917
Granted in 2009	—	—	—
Exercised	—	—	—
Cancelled/Forfeited	21,667	2.25	26,871
Outstanding as of December 31, 2009	344,342	$2.25	$427,046

The options were granted with an exercise price of $2.25, the share closing price as of September 26, 2007. The options will generally vest on December 31, 2009, or if there is a change of control in the Company.

The options will expire on December 31, 2011 or later depending on granting date.

The cancelled/forfeited options during 2009 were granted in 2007 (9,667) and 2008 (12,000).

Following is a summary of the status of options outstanding at December 31, 2009:

	Options outstanding			Options exercisable
Range of Exercise Prices	Total Options Outstanding	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$2.25	344,342	2.61 years	$2.25	262,142	$2.25

At December 31, 2009, the total compensation cost related to unvested stock-based awards granted to employees under the provisions of ASC 718 and the Company’s 2006 stock award plan, but not yet recognized was approximately $38,915.
2008 Long-Term Incentive Plan

The 2008 plan was adopted on January 15, 2008, and approved by our shareholders on the same date at our annual meeting. This incentive plan authorizes awards of up to 5,000,000 shares of common stock, in the form of incentive and non-qualified stock options, stock appreciation rights, performance units, restricted stock awards and performance bonuses. The amount of common stock underlying the awards to be granted remained the same after the 25 to one reverse stock-split that was effectuated on June 11, 2008. As of December 31, 2009, a total of 976,00 stock options and 507,300 shares had been granted under this plan. Options granted generally begin vesting over a three (3) year period after grant date although already Options have been granted with a shorter period than three (3) years. Options generally expire two (2) years from the date of vesting.

Common stock purchase options and warrants consisted of the following as of December 31, 2009:

	Number of shares	Average Exercise Price	Initial Fair Market Value
Options:
Outstanding as of December 31, 2008	366,009	$0.60	$159,696
Granted in 2009	631,658	$1.04	$496,481
Exercised	—	—	—
Cancelled/Forfeited	21,667	$0.60	$9,454
Outstanding as of December 31, 2009	976,000	$0.89	$646,723

The options granted in 2009 were granted with an average exercise price of $0.886. The initial fair market value of the options granted using the Black-Sholes options model for these options has been valued at $496,481 at their initial grant-date.

Following is a summary of the status of options outstanding at December 31, 2009:

	Options outstanding			Options exercisable
Range of Exercise Price	Total Options Outstanding	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$0.60-1.20	976,000	4.9 years	$0.89	62,500	$1.09

The weighted average assumptions used so far for the options granted in 2009 using the Black-Scholes options model are: volatility of 154%, term of 5.79 years and a Risk Free Interest Rate assumption of 1.546%. The expected dividend yield is zero.

At December 31, 2009 the total compensation cost related to unvested stock-based awards granted to employees under the provisions of ASC 718 and the Company’s 2008 stock award plan, but not yet recognized in the profit and loss was approximately $434,219.

Stock-Based Compensation Expense

Under the provisions of ASC 718, the Company recorded for the three months ended December 31, 2009, $405,531in stock-based compensation expense for management shares, Non-Qualified Stock and Option Compensation Plan and shares issued for consultancy and employee compensation. For the comparable period in 2008 the expensing was $159,113. The Company utilized the Black-Scholes valuation model for estimating the fair value of the stock-based compensation granted after the adoption of SFAS 123(R).

Note 21.  Income taxes

Income tax expense (benefit) for the year ended December 31, 2009 and 2008 is summarized as follows:

	December 31, 2009	December 31, 2008
Current:
Federal	$(5,881,961)	$(5,444,950)
State	(1,037,993)	(960,874)
Deferred Taxes	6,920,754	6,406,624

Income tax expense	$800	$800

The following is a reconciliation of the provision for income taxes at the United States federal statutory rate to the foreign income tax rate at December 31, 2009:

	2009	2008
Tax expense (credit) at statutory rate-federal	(34)%	(34)%
State tax expense net of federal tax	(6)%	(6)%
Foreign income tax rate difference	8,1%	6,5%
Change in valuation allowance	31,9%	33,5%
Tax expense at actual rate	—	—

The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, 2009 are as follows:

Deferred tax assets:	2009	2008
Deferred Tax Asset	$24,934,030	$18,013,756
Total gross deferred tax assets	24,934,030	18,013,756
Less: Valuation allowance	(24,934,030)	(18,013,756)
Net deferred tax assets	$—	$—

At December 31, 2009, the Company had accumulated deficit carry forwards of approximately $ 62,335,076. Pursuant to Dutch income tax laws, losses may be carried forward indefinitely. However, loss carry-back is permitted for three years. Utilization of the net operating losses may be prohibited after a change of 30% or more of the ultimate control in a company.

The net change in the valuation allowance during the twelve months period ended December 31, 2009 was $ 6,920,274.

At December 31, 2008, the Company had accumulated deficit carry forwards of approximately $ 45,035,192. Pursuant to Dutch income tax laws, losses may be carried forward indefinitely. However, loss carry-back is permitted for three years. Utilization of the net operating losses may be prohibited after a change of 30% or more of the ultimate control in a company.

The net change in the valuation allowance during the twelve months period ended December 31, 2008 was $6,405,823.

A valuation allowance of $ 24,934,030 and $ 18,013,756 at December 31, 2009 and 2008, respectively, has been recorded against deferred tax assets as the Company was unable to conclude that it is more likely than not that such deferred tax assets will be realized.

As of December 31, 2009, we had net federal operating loss carry forwards and state operating loss carry forwards of approximately $ 22.9 million. The net federal operating loss carry forwards begin to expire in 2018 and the net state operating loss carry forwards begin to expire in 2012. The net operating loss carry forwards for foreign countries amounts to approximately $ 38.4 million. In all foreign countries various periods of expiration dates are applicable.

 Section 382 of the Internal Revenue Code limits the use of net operating loss and tax credit carry forwards in certain situations where changes occur in the stock ownership of a company.  In the event we have a change in ownership, utilization of the carry forward could be restricted.”

In June 2006, the FASB issued FIN 48, which clarifies the accounting for uncertainty in income taxes. FIN 48 requires that companies recognize in the consolidated financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective for years beginning after December 15, 2006. We adopted FIN 48 on January 1, 2007 with no impact to our consolidated financial statements. We file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. Due to the net operating loss, all the tax years are open for tax examination. As of December 31, 2009 and 2008, we accrued FIN48 reserve of $480,000 and $0, respectively for uncertain tax benefit, including interest and penalties.

Note 22.  Non-controlling Interest

The Company had non-controlling interests in several of its subsidiaries. The balance of the non-controlling interests as of December 31, 2009 and December 31, 2008 were as follows

		Noncontrolling interest Balance at
Subsidiary	Noncontrolling Interest %	December 31, 2009	December 31, 2008

ETC PRS UK	49%	$10,516	$10,807
ETC PRS Netherlands	49%	140,462	144,344
ET ME&A Holding WLL	49%	—	—
ET Bahrain WLL	1%	3,180	1,388
ET ME&A FZ LLC	49.46%	35,242	35,227
ET UTS Curacao	49%	—	—

Total		$189,400	$191,767

Note 23.  Commitments

Commitments of the Company relating to leases, co-location and office rents, regulatory and interconnection fees are as follows:

Years ending December 31,
2010	2,448,743
2011	2,267,667
2012	2,451,194
2013	1,713,150
2014	88,260
Total	$8,969,015

As of December 31, 2009 the commitments of the Company relating to purchase orders are valued at cost of $ 607,416.

Note 24.  Litigation

(a) Beijing Chinawind

On September 25, 2006, Beijing Zhongrun Chuantou Technology Co., Ltd., a company organized and existing under the laws of the People’s Republic of China (“Beijing Zhongrun”) and a minority shareholder of Beijing Chinawind Telecommunication Information Technology Company Limited, a company organized and existing under the laws of the People’s Republic of China (“CW”), filed two lawsuits against Guangdong Elephant Talk Network Consulting Limited, a company organized and existing under the laws of the People’s Republic of China and an agent of the Company (“ETGD”), in the Beijing Civil Courts. The lawsuit alleged that a) ETGD failed to pay the remaining consideration of $787,748 under an Equity Transfer Agreement, dated January 4, 2006 (the “CW Agreement”), between ETGD and Beijing Zhongrun, which provided for the acquisition by ETGD from Beijing Zhongrun of 60% of the registered capital of Beijing Chinawind; and b) ETGD induced the minority shareholders of Beijing Chinawind to accept, pursuant to the CW Agreement, consideration of $1,000,000 through the issuance of 400,000 common shares of the Company valued at $2.25 per common share. The lawsuit further alleged that Chinese law prohibits citizens of the People’s Republic of China from accepting shares of companies listed on the United States Over-The-Counter Bulletin Board Quotation Service, which is regulated by the National Association of Securities Dealers, Inc., as compensation in an acquisition transaction

The judgment of the Beijing Haiding Civil Court was received. On October the 18th, 2007 the verdict was given in the two cases.  The CW Agreement was confirmed to be effective. All requests from CW are rejected.  In addition, the Court confirmed the opinion of ETGD: that the resolutions of the shareholders meeting of China Wind held on January 27, 2007 are invalid, as the meeting was not conducted in a proper way.

On February 4, 2009, our board of directors decided to pursue no longer our interests in the concerned company, as the business perspectives are no longer seen as of value for us.

 (b) Rescission of the Purchase Agreement of May 24, 2004 of New Times Navigation Limited.

As previously described in our 2004 Annual Report we and New Times Navigation Limited mutually agreed to terminate this purchase agreement. We returned the received shares of New Times Navigation Limited to the concerned shareholders and received back 90,100 of our common stock out of the 204,000 issued by us for the purchase. In addition we issued 37 unsecured convertible promissory notes for a total amount of $3,600,000. On our request 21 notes were returned with a total value of $2,040,000.

We are presently seeking relief from the High Court of the Hong Kong Special Administrative Region against the holders of the unreturned shares to return a total of 113,900 common shares (valued at $381,565) and also to have them return the remaining 18 unsecured convertible promissory notes representing a total amount of $1,740,000 and rescind the purchase agreement. The case is currently pending.

(c) Russelle Choi Litigation

On September 12, 2008, an action was commenced against the Company by Russelle Choi (“Choi”), our former CEO and director, in the California Superior Court, Orange County, in a matter entitled Choi v. Elephant Talk Communications, Inc., Case No. 30-2008-00111874.  Choi alleges that the Company breached a termination agreement and a consulting agreement entered into between the Company and Choi.  By August 19, 2009 the Company had settled both the dispute on the termination agreement as well as the dispute regarding the alleged breach of the consulting agreement. The entire action was dismissed by Choi with prejudice on June 8, 2009.

(d) Manu Ohri Litigation

On March 26, 2009, an action was commenced against the Company by Manu Ohri (“Ohri”), our former Chief Financial Officer, in the California Superior Court, Orange County, in a matter entitled Manu Ohri v. Elephant Talk Communications, Inc., Case No. 30-20009-00120609.  Ohri alleges  breach of a written contract, breach of an oral contract, and a common count for services rendered.  Ohri claims, among other things, $427,816 in unpaid severance payments, $56,951 owed under an oral consulting agreement, and stock options payable under the oral consulting agreement with a net value of $622,000.  The Company denies all material allegations of Ohri’s complaint and asserts various affirmative defenses.  The Company also filed and served a cross-complaint against Ohri, who then filed and served an answer, denying the material allegations of our cross-complaint.

The parties are continuing with pretrial discovery, and a jury trial is scheduled to start June 11, 2010.

(e) Bruce Barren Litigation

On December 30, 2009, an action was commenced against the Company by Bruce Barren (“Barren”), a former director of the Company from January 2008 to May 2009, in the California Superior Court, Los Angeles County, in a matter entitled Bruce Barren v. Elephant Talk Communications, Inc., Case No. BC429032.  Barren alleges causes of action for breach of a restricted stock agreement, breach of the implied covenant of good faith and fair dealing, breach of an oral employment agreement, and common counts for services rendered—despite entering into a settlement agreement and full release of any claims against the Company shortly after his resignation in May 2009.

The Company believes that all of Mr. Barren’s such claims are without merit and has answered his complaint, denying all material allegations and asserting various affirmative defenses. We intend to continue to vigorously defend ourselves against these claims.

(f) Chong Hing Bank Litigation

On December 15, 2009, an action was commenced against the Company by Chong Hing Bank Limited, fka Liu Chong Hing Bank Limited, a publicly listed Hong Kong company (the “Bank”), in the California Superior Court, Orange County, in a mater entitled Chong Hing Bank Limited v. Elephant Talk Communications, Inc., Case No. 30-2009-00328467.  The Bank alleges that it entered into various installment loan agreements and an overdraft account with Elephant Talk Limited (“ETL”), a Hong Kong subsidiary of the Company.  The Bank alleges that ETL is in default on the loans and overdraft account, and that $1,536,792.28 plus interest is currently due.  The Bank alleges that the Company is liable to repay the loans and overdraft account.  The Bank is suing the Company for breach of contract and common counts.

At this time the Company intends to vigorously challenge the Bank’s claims.

Note 25. Segment information

Year ended December 31, 2009

			EUROPE
	Netherlands	Spain	Switzerland	Others	Total	Hong Kong /	Middle East	The Americas	TOTAL
Revenues from unaffiliated customers:	$33,610,555	$2,277,766	$6,117,537	$431,548	$42,437,406	$753	$1,207,298	$5,500	$43,650,957

Operating income (loss)	$(2,242,451)	$306,505	$(3,111,328)	$(753,604)	$(5,800,877)	$(254,678)	$(97,699)	$(4,386,693)	$(10,539,946)

Net income (loss):	$(2,216,043)	$306,499	$(3,110,907)	$(752,157)	$(5,772,607)	$(1,204,025)	$(98,887)	$(10,224,365)	$(17,299,884)

Identifiable assets	$5,156,354	$1,459,767	$11,066,207	$559,357	$18,241,686	$602,574	$518,745	$5,063,772	$24,426,776

Depreciation and amortization	$(110,968)	$(211,707)	$(1,892,639)	$(97,106)	$(2,312,420)	$(51,397)	$(41,507)	$(646,137)	$(3,051,461)

Capital expenditure	$103,893	$30,105	$3,080,942	$-	$3,214,940	$438,989	$-	$215,220	$3,869,149

Year ended December 31, 2008

	EUROPE					Far East		The
	Netherlands	Spain	Switzerland	Others	Total	Hong Kong /	Middle East	Americas	TOTAL
Revenues from unaffiliated customers:	$32,745,079	$2,772,295	$7,350,985	$1,183,707	$44,052,067	$10,832	$296,108	$5,500	$44,364,507

Operating income (loss)	$(2,551,663)	$234,895	$(6,276,743)	$602,475	$(7,991,036)	$(975,766)	$(255,682)	$(5,224,126)	$(14,446,610)

Net income (loss):	$(2,526,822)	$234,889	$(6,276,716)	$610,213	$(7,958,435)	$(1,817,334)	$(215,861)	$(6,023,728)	$(16,015,358)

Identifiable assets	$3,713,315	$1,626,346	$8,835,496	$629,304	$14,804,462	$219,608	$801,527	$3,630,475	$19,456,073

Depreciation and amortization	$(195,105)	$(229,930)	$(3,446,152)	$(82,823)	$(3,954,011)	$(48,250)	$(8,774)	$(2,622,733)	$(6,633,768)

Capital expenditure	$45,297	$1,242	$1,998,496	$-	$2,045,035	$58,490	$34,664	$40,289	$2,178,478

Note 26 . Concentrations

Customers in excess of 10% of total revenues were as follows:

For the year ended December 31, 2009, the Company had a customer in the Netherlands, which accounted for revenue of $21,905,840. For the same periods in 2008, this same customer accounted for $25,195,711

Note 27. Loans and Convertible Notes (Private Placement)

On July 1, 2009 and July 8, 2009 QAT II, a closed-end fund of QAT Investments, entered into a loan agreement with the Company whereby QAT II provided the Company with $ 213,795 and $ 142,530.  According to the terms, the loans will bear interest at a rate of twelve percent (12%) per annum and shall be repaid either: (1) if QAT II and the Company sign an investment agreement, the amount due under the loan will be reduced by the investment amount pursuant to the investment agreement, or (2) if no investment agreement is executed, the principal amount of the loan plus interest is due and payable by August 31, 2009. The agreement and amount were entered in Euro’s, which means that currency differences may occur in filings made and this Report.  An investment agreement was made October 31st 2009, converting these loans into the convertible 12% secured notes. See note 15.

Separately, on July 31, 2009, the Company consummated the first of its private placement offering (the “Offering”) of Units comprised of 12% secured convertible promissory notes (the “Notes”) and warrants to purchase shares of common stock, no par value (the “Common Stock”) (the “Warrants”, and together with the Notes, the “Securities” to accredited investors (“Investors”). The Securities were offered and sold pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). In the First Closing the Company sold an aggregate of $5,111,000 principal amount of Notes and delivered Warrants to purchase an aggregate of 5,111,000 shares of the Company’s common stock at a purchase price of $1.00 per share. After taking into consideration the conversion of $4.1 million of existing QAT II loans into the First Closing, the Company received cash proceeds of $1.0 million.

The Notes are convertible at the option of the holder at the Conversion Price; provided, however, that if the Public Offering is not consummated on or before March 31, 2010, the Conversion Price shall be equal to the March 31, 2010 Conversion Price; provided further, however, that if at any time following the earlier of the closing of the Public Offering or March 31, 2010, the twenty (20) day average closing price of the Common Stock for any twenty (20) consecutive trading days exceeds two hundred percent (200%) of the Public Offering closing price or of the twenty (20) day average closing price of the Common Stock for the twenty (20) trading days prior to March 31, 2010, as applicable, any Notes which remain unconverted shall automatically convert into shares of the Common Stock at the Conversion Price or the March 31, 2010 Conversion Price, as applicable.

Certain Investors that invested through their individual retirement accounts received Class B Notes. All other Investors received Class A Notes. The Class B Notes are identical to the Class A Notes in all respects except that the Class A Notes are secured by a first priority security interest in all of the assets of the Company and certain subsidiaries whereas the Class B Notes are secured by all the current assets of the Company and its consolidated subsidiaries including cash, cash equivalents and accounts receivable. In addition, the Class B Notes provide for simple interest as opposed to the Class A Notes, which provide for compounded interest.

The Warrants entitle the holders to purchase warrant shares for a period of five years from the date of issuance and contain certain anti-dilution rights and a cashless exercise feature on terms specified in the Warrants. In the event the trading price of the Common Stock exceeds $2.00 for twenty (20) consecutive trading days, the Company has the option to require that the Investors exercise the Warrants. In the event the Investor chooses not to exercise the Warrants in this case, the Investor will receive such number of Warrant Shares as the Investor would be entitled to receive pursuant to a cashless exercise.

On August 18, 2009, the Company consummated the second closing (the “Second Closing”) of the Offering.  In the Second Closing the Company sold an aggregate of $1,185,000 principal amount of Notes and delivered Warrants to purchase an aggregate of 1,185,000 shares of the Company’s common stock at a purchase price of $1.00 per share.

On September 3, 2009, the Company consummated the third closing (the “Third Closing”) of the Offering.  In the Third Closing the Company sold an aggregate of $1,269,843 principal amount of Notes and delivered Warrants to purchase an aggregate of 1,269,843 shares of the Company’s Common Stock at a purchase price of $1.00 per share.

On September 30, 2009, the Company consummated the fourth closing (the “Fourth Closing”) of the Offering.  In the Fourth Closing the Company sold an aggregate of $650,000 principal amount of Notes and delivered Warrants to purchase an aggregate of 650,000 shares of the Company’s common stock at a purchase price of $1.00 per share.

On October 30, 2009, the Company consummated the fifth closing (the “Fifth Closing”) of the Offering.  In the Fifth Closing the Company sold an aggregate of $4,116,383 principal amount of Notes and delivered Warrants to purchase an aggregate of 4,116,383 shares of the Company’s common stock at a purchase price of $1.00 per share

The Company intends to use the net proceeds from the Offering for working capital purposes. The Company is obligated to register the shares of Common Stock underlying the Notes and Warrants pursuant to unlimited piggy-back registration rights granted to the Investors.

Note 28. Related Party Transactions

On July 1, 2009 and July 8, 2009 QAT II, a closed-end fund of QAT Investments, entered into a loan agreement with the Company whereby QAT II provided the Company with $ 213,795 and $ 142,530.  According to the terms, the loans will bear interest at a rate of twelve percent (12%) per annum and shall be repaid either: (1) if QAT II and the Company sign an investment agreement, the amount due under the loan will be reduced by the investment amount pursuant to the investment agreement, or (2) if no investment agreement is executed, the principal amount of the loan plus interest is due and payable by August 31, 2009. The agreement and amount were entered in Euro’s, which means that currency differences may occur in filings made and this Report.

On July 31, 2009, QAT II converted $4,100,000 provided under the loan agreements into  $4,100,000 in Notes and  Warrants as part of the First Closing with respect to the Offering. On October 30, 2009, QAT II converted $1,332,383 into Notes and Warrants as part of the Fifth Closing with respect to the Offering.

Quercus Management Group N.V. (“QMG”), an entity affiliated with certain officers and directors of the Company served as European placement agent for the Offering.  In the aggregate, QMG raised $4,837,632, entitling it to 774,022 Warrants (equal to 8% of the aggregate amount of Notes and Warrants sold in the Offering, including those Notes and Warrants sold to affiliates of the Company), an 8% selling concession equal to $387,011 and 2% non-accountable expenses and fees equal to $96,753.  Of the $4,837,632 raised by QMG, $4,399,995 (or 91% of the total) was raised from parties affiliated with the Company (including the $4,100,000 conversion by QAT II).

Note 29. ValidSoft, Limited Transactions

On June 17, 2009, the Company and ValidSoft Limited a company organized under the laws of the Republic of Ireland entered into a Collaboration Agreement (the “Collaboration Agreement”). Pursuant to the Collaboration Agreement, the Company and ValidSoft will bundle and sell products offered by the Companies. The Companies have granted each other worldwide licenses for their intellectual property in connection with the distribution, marketing and sale of products to be offered. The Companies have agreed to terms regarding the allocation of revenue generated by the sale of the bundled products, and to indemnify the other party in the event of losses arising from a breach of the Collaboration Agreement by either the Company or ValidSoft. The Agreement has a term of ten years.

On June 30, 2009, we issued 124,800 shares of our common stock to QAT as consideration for the services provided by Steven van der Velden, our Chairman, President and Chief Executive Officer.  The shares of common stock were issued directly to QAT pursuant to an agreement between QAT and Mr. van der Velden.

On November 2, 2009, the Company entered into a generally non-binding heads of terms agreement (the “HOT Agreement”) with ValidSoft Limited (“ValidSoft”), a company organized under the laws of the Republic of Ireland, and the shareholders of ValidSoft.  The HOT Agreement replaces a previous agreement entered into on February 23, 2009, between Registrant and ValidSoft.

Under the HOT Agreement, the Company expects to enter into a definitive agreement to acquire 100% of the issued and outstanding securities of ValidSoft for consideration consisting of 20% of the issued and outstanding common shares of the Company as of February 1, 2009 and warrants to purchase common shares of Company equal to (i) 20% of the issued and outstanding warrants of the Company as of February 1, 2009; and (ii) 20% of the issued and outstanding options of the Company as of February 1, 2009.  Twenty-five percent of the foregoing consideration shall be placed into escrow and, in the event certain revenue milestones (as set forth the in the HOT Agreement) have not been achieved, is subject to forfeiture and cancellation.

The HOT Agreement includes the payment of a binding break-up fee of € 2,000,000 by a party if (i) such party breaches the exclusivity and conduct of business provisions described in the HOT Agreement; (ii) such party terminates negotiations before December 31, 2009 without good cause (as defined in the HOT Agreement); or (iii) such party is unable to complete the proposed transactions substantially upon the terms set forth in the HOT Agreement by December 31, 2009.

Pursuant to the earlier HOT Agreement of February 23, 2009, a Bridging Loan Agreement, and subsequent amendments, on December 31 2009, the Company had advanced a total of $1,736,756 excluding accrued interest, to ValidSoft.

Note 30. Subsequent Events

On February 3, 2010, February 24, 2010 and March 26, 2010 we entered into loan agreements with QAT II, an investment firm related to our officers and directors, having an approximate aggregate value of $2,320,000 (based on exchange rates published in the Wall Street Journal).  These loan agreement provides that we will pay interest at a rate of fourteen percent (14%) per annum on the outstanding balance and provides the principal and interest shall be due and payable on the earlier of: (i) 180 days from the date of the loan or (ii) in the event we consummate an equity or debt financing of at least $5,000,000 (a “Placement”); provided, however, QAT II has the ability to convert the principal and accrued interest outstanding as of the date of the Placement into the same type of equity or debt securities issued by us and on the same terms and conditions offered to other investors in the Placement.  The outstanding principal and interest shall become immediately due and payable in the event we fail to make required payments of principal and interest, or otherwise breaches the loan agreement and fail to cure such breach upon twenty (20) days notice, or if it disposes of its properties or assets without QAT II’s prior consent, or if we files a petition for bankruptcy or otherwise resolves to wind up our affairs.

On March 17, 2010 the Company completed the acquisition of ValidSoft. The acquisition will be effective from April 1, 2010. The advances by the Company to ValidSoft totaling $1,736,756 as of December 31, 2009 will reclassified as intracompany loans and subsequently eliminated upon consolidation.

On March 30, 2010 the Company appointed Mr. Phil Hickman to the Board of Directors.

The Company’s management evaluated subsequent events through March 31, 2010, the date the financial statements were issued and filed with the Securities and Exchange Commission.

VALIDSOFT LIMITED
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2009 AND 2008

TABLE OF CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Validsoft Limited

We have audited the accompanying consolidated balance sheets of Validsoft as of March 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficiency) and cash flows for the years ended March 31, 2009 and 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Validsoft as of March 31, 2009 and 2008 and the consolidated results of its operations, changes in stockholders’ equity (deficiency) and comprehensive loss and its cash flows for the years ended March 31, 2009 and 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company incurred losses of $4,467,268 and $4,750,217 during the years ended March, 2009 and 2008, respectively, had working capital deficits of $1,937,418 and $553,585 as of March 31, 2009 and 2008, respectively, had accumulated deficits of $14,930,397 and $10,180,180 as of March 31, 2009 and 2008, respectively, and cash used in operations of $3,473,709 and $.4,160,058 for 2009 and 2008 respectively. These factors raise substantial doubt about its ability to continue as a going concern. The sale of all of the Company’s outstanding shares to Elephant Talk Communications Inc (the Registrant) is part of the effort of management plans to tackle the above concerns. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Nolan & Associates
Registered Auditors

Dublin, Ireland
June 2, 2010

VALIDSOFT LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,
	2009	2008

ASSETS

CURRENT ASSETS

Cash and cash equivalents	$102,211	$367,582
Accounts receivable, net of an allowance for doubtful accounts of $ 11,300 and $0 at March 31, 2009 and March 31, 2008 respectively	154,359	303,678
Prepaid expenses and other current assets	84,414	136,693
Total Current Assets	340,984	807,952

PROPERTY AND EQUIPMENT, NET	56,739	159,733

TOTAL ASSETS	$397,723	$967,685

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and customer deposits	$859,019	862,255
Accrued expenses and other payables	1,145,992	499,282
Advances from related parties	330,129	—
Total Current Liabilities	2,335,140	1,361,537

LONG TERM LIABILITIES
Convertible Loan	6,562,002	5,368,600
Total Long term Liabilities	6,562,002	5,368,600

Total Liabilities	8,897,142	6,730,137

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, no par value, 1,659,958 shares authorized, issued and outstanding as of March 31, 2009 and 2008	3,810,666	3,810,666
Accumulated other comprehensive income	2,620,311	607,062
Accumulated deficit	(14,930,397)	(10,180,180)
Validsoft Limited Stockholders' Equity	(8,499,420)	(5,762,452)

Total Stockholders' Equity	(8,499,420)	(5,762,452)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$397,723	$967,685

The accompanying notes are an integral part of these consolidated financial statements.

VALIDSOFT LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED

	March 31,	March 31,
	2009	2008

REVENUES	$262,782	$650,188

COST AND OPERATING EXPENSES
Cost of sales	62,612	434,867
Selling, general and administrative expenses	4,717,337	4,556,016
Depreciation and amortization of intangibles assets	100,507	67,404
Total cost and operating expenses	4,880,455	5,058,286

LOSS FROM OPERATIONS	(4,617,673)	(4,408,098)

OTHER INCOME (EXPENSE)
Interest income	43	23
Interest expense	(246,862)	(171,514)
Total other income (expense)	(246,819)	(171,490)

LOSS BEFORE PROVISION FOR INCOME TAXES	(4,864,492)	(4,579,588)
Provision for income taxes	114,275	112,319
NET LOSS	(4,750,217)	(4,467,268)

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation gain (loss)	2,013,249	607,062
	2,013,249	607,062

COMPREHENSIVE LOSS	$(2,736,968)	$(3,860,206)

The accompanying notes are an integral part of these consolidated financial statements.

VALIDSOFT AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED MARCH 31, 2009 AND 2008

Description	Common Shares	Common Amount	Other compre-hensive income (loss)	Accummulated Deficit	Total stock-holders Equity (Deficit)
Balance - March 31, 2007				(5,712,911)	(5,712,911)

Shares issued and sold in 2004	9,958	$1,786,613	$—	$—	$1,786,613
9% Cumulative Preference Shares b/f	1,650,000	2,024,053	—	—	2,024,053
Other comprehensive loss due to foreign exchange rate translation	—	—	607,062	—	607,062
Net Loss	—	—	—	(4,467,269)	(4,467,269)
Balance - December 31, 2008	1,659,958	$3,810,666	$607,062	$(10,180,180)	$(5,762,452)
Other comprehensive loss due to foreign exchange rate translation	—	—	2,013,249	—	2,013,249
Net Loss	—	—	—	(4,750,217)	(4,750,217)
Balance - December 31, 2009	1,659,958	$3,810,666	$2,620,311	$(14,930,397)	$(8,499,420)

The accompanying notes are an integral part of these consolidated financial statements.

VALISOFT LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED

	March 31,	March 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,750,217)	$(4,467,268)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	100,507	67,404
Provision for doubtful accounts	12,101	—
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	138,018	(180,950)
Decrease (Increase) in prepaid expenses, deposits and other assets	52,278	(63,751)
Increase (decrease) in accounts payable, proceeds from related parties and customer deposits	326,894	527,274
Increase (decrease) in accrued expenses and other payables	646,709	(42,766)
Net cash used in operating activities	(3,473,709)	(4,160,058)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(21,453)	(182,069)
Net cash used in investing activities	(21,453)	(182,069)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Convertible Loan 2	1,193,402	3,733,464
Net cash provided by financing activities	1,193,402	3,733,464

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	2,036,389	699,937
NET DECREASE IN CASH AND CASH EQUIVALENTS	(265,371)	91,275
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	367,582	276,308
CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$102,211	$367,583

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the period for interest	$146,716	$171,514

The accompanying notes are an integral part of these consolidated financial statements.

VALIDSOFT LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Nature of Operations

The Company

ValidSoft Limited was formed in October 2003 and is registered in Ireland with offices in Tullamore (Ireland), London (United Kingdom) and Sydney (Australia).

ValidSoft provides solutions to counter electronic fraud relating to card, the internet, and telephone channels. ValidSoft's solutions are at the cutting edge of the market and are used to verify the authenticity of both consumers and institutions (Mutual Authentication), and the integrity of transactions (Transaction Verification) for the mass market, in a highly cost effective and secure manner that is easy to use and intuitive.

Principles of Consolidation

The accompanying consolidated financial statements for March 31, 2009 and March 31, 2008 include the accounts of Validsoft Limited and its wholly-owned subsidiaries Validsoft UK Limited and Validsoft (Australia) Pty Limited.

Note 2. Financial Condition and Going Concern

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has an accumulated deficit of $14,930,397 at March 31, 2009, which included a net loss of $4,750,217 for the year ended March 31, 2009. The Company’s total current liabilities exceed its total current assets by $1,937,417 and the Company used cash in operations of $3,473,709. This raises a substantial doubt about the Company’s ability to continue as a going concern. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheet is dependent upon continued operations of the company, which in turn is dependent upon the Company’s ability to raise additional capital, obtain financing and succeed in its future operations. The recent sale of all of the Company’s  outstanding capital to Registrant is part of these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3. Significant Accounting Policies

Foreign Currency Translation

The functional currency is Euros for Validsoft Limited, British Pound Sterling for Validsoft UK Limited and Australian dollars for Validsoft (Australia) Pty Limited. The financial statements of the Company were translated to USD using period-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses, and capital accounts were translated at their historical exchange rates when the capital transaction occurred. In accordance with Accounting Standard Codification (“ASC”) 830, Foreign Currency Matters, (formerly known as Statement of Financial Accounting Standards (“SFAS”) No. 52), net gains and losses resulting from translation of foreign currency financial statements are included in the statements of shareholder’s equity as other comprehensive income (loss). Foreign currency transaction gains and losses are included in consolidated income (loss). The accumulated other comprehensive income as of March 31, 2009 and 2008 was $2,620,311 and $607,062, respectively. The foreign currency translation gain/(loss) for the years ended March 31, 2009 and 2008 was $2,013,249 and $607,062  respectively.

Use of Estimates

The preparation of the accompanying financial statements conforms with accounting principles generally accepted in the United States of America and requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates and assumptions.

Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Accounts Receivables, net

The Company’s customer base consists of a geographically dispersed customer base. The Company maintains an allowance for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these allowances. Allowances are recorded primarily on a specific identification basis. As of March 31, 2009 and 2008, the allowance for doubtful accounts was $11,300 and $ 0 respectively.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with ASC 605, Revenue Recognition (“ASC 605”), (formerly, Staff Accounting Bulletin (“SAB 104”). Revenue is recognized only when the price is fixed or determinable, persuasive evidence of arrangement exists, the service is performed and the collectability of the resulting receivable is reasonably assured. The Company derives revenue from activities to provide strong authentication and transaction verification capabilities that allow organizations to quickly implement solutions that protect against certain of the latest forms of credit and debit card fraud, and on-line transaction and identity theft. Revenue represents amounts earned for services provided to customers, net of value added tax and inter-company revenue.

Reporting Segments

ASC 820, Segment Reporting, (Formerly SFAS No.131), defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performances. The Company allocates its resources and assesses the performance of its sales activities based upon geographic locations of its subsidiaries.

Some of these uncertainties arise as a consequence of revenue sharing and reimbursement arrangements among related entities, the process of identifying items of revenue and expenses that qualify for preferential tax treatment and segregation of foreign and domestic income and expense to avoid double taxation. We also assess temporary differences resulting from differing treatment of items, such as deferred revenue, for tax and accounting differences. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We may record a valuation allowance to reduce our deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. Although we believe that our estimates are reasonable and that we have considered future taxable income and ongoing prudent and feasible tax strategies in estimating our tax outcome and in assessing the need for the valuation allowance, there is no assurance that the final tax outcome and the valuation allowance will not be different than those that are reflected in our historical income tax provisions and accruals.

ASC 740 prescribes a recognition threshold and measurement methodology to recognize and measure an income tax position taken, or expected to be taken, in a tax return. The evaluation of a tax position is based on a two-step approach. The first step requires an entity to evaluate whether the tax position would “more likely than not” be sustained upon examination by the appropriate taxing authority. The second step requires the tax position be measured at the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement. In addition, previously recognized benefits from tax positions that no longer meet the new criteria would be derecognized.

Comprehensive Income/(Loss)

Comprehensive income (loss) includes all changes in equity during a period from non-owner sources. Other comprehensive income refers to gains and losses that under accounting principles generally accepted in the United States are recorded as an element of shareholders’ equity but are excluded from net income. For March 31, 2009 and March 31, 2008, the Company’s comprehensive income/(loss) consisted of its net loss and foreign currency translation adjustments.

Property and Equipment

Property and equipment are initially recorded at cost. Additions and improvements are capitalized, while expenditures that do not enhance the assets or extend the useful life are charged to operating expenses as incurred.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities recorded at fair value in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level Input:	Input Definition:

Level I	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

Level II	Inputs, other than quoted prices included in Level I, that are observable for the asset or liability through corroboration with market data at the measurement date.

Level III	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The carrying value of the Company’s financial assets and liabilities, including cash and cash equivalents, accounts payable and accrued liabilities, are carried at historical cost basis and approximate fair value because of the short-term nature of these instruments.

Recently Issued Accounting Pronouncements

In May 2009, the FASB issued new guidance for accounting for subsequent events. The new guidance, which is now part of ASC 855-10, “Subsequent Events” (“ASC 855-10”) (formerly, SFAS No. 165) is consistent with existing auditing standards in defining subsequent events as events or transactions that occur after the balance sheet date but before the financial statements are issued or are available to be issued, but it also requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. The new guidance defines two types of subsequent events: “recognized subsequent events” and “non-recognized subsequent events.” Recognized subsequent events provide additional evidence about conditions that existed at the balance sheet date and must be reflected in the company’s financial statements. Non-recognized subsequent events provide evidence about conditions that arose after the balance sheet date and are not reflected in the financial statements of a company. Certain non-recognized subsequent events may require disclosure to prevent the financial statements from being misleading. The new guidance was effective on a prospective basis for interim or annual periods ending after June 15, 2009. We adopted the provisions of ASC 855-10 as required.

In June 2009, the FASB issued new guidance which is now part of ASC 105-10, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (ASC 105-10) (formerly Statement of Financial Accounting Standards No. 168), establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles. ASC 105-10 is effective for interim and annual periods ending after September 15, 2009. The adoption of ASC 105-10 did not have a material impact on the Company’s consolidated financial statements.

Note 4. Prepaid expenses and other current assets

Prepaid expenses and other current assets recorded as $84,414 as of March 31, 2009, compared with $136,693 as of March 31, 2008.

The amounts comprise prepaid Value Added Tax (“VAT”) and other SG&A.

Note 5. Property & Equipment

Property and equipment at March 31, 2009 and March 31, 2008 consist of:

	Average Estimated Useful Lives	March 31, 2009	March 31, 2008
Furniture, fixtures and equipment	2	313,593	379,619
		313,593	379,619
Less: accumulated depreciation		256,854	219,886
		$56,739	$159,733

Total depreciation expense for the year ended March 31, 2009 and 2008 was $100,507 and $67,404 respectively.

Note 6. Accrued Expenses

As of March 31, 2009 and March 31, 2008, the accrued expenses comprised of the following:

	March 31,	March 31,
	2009	2008
Accrued Selling, General & Administrative expenses	$349,458	$305,865
Accrued taxes	280,834	193,417
Accrued interest payable	515,700	-
Total accrued expenses	$1,145,992	$499,282

Note 7. Convertible Loan

Convertible Loan 1
A total of €4,000,000 has been received by the company as payment of the subscription price for Convertible Shares under a Supplemental Convertible Share Subscription and Shareholders Agreement dated 17th February 2007. This agreement provides for a maximum subscription of 4,000,000 Convertible shares at €1.00 per share. Under this agreement the Company shall issue to subscribers fully paid Convertible Shares not later than three years from receipt of the first payment by the company.

The principal convertible loan amount to €4,000,000 and is subject to re-valuation, the current outstanding amount is $5,282,086 as of March 31, 2009.

Convertible Loan 2
During the fiscal year 1 April 2008 to 31 March 2009 the Company invited shareholders to subscribe to a Convertible Loan for a minimum amount of €1,000,000 and a maximum of €1,200,000. An amount of € 969,256 was received up to March 31, 2009.
This loan is subject to interest at 15% per annum until repaid or converted into shares.

The principal convertible loan amount to €969,256 and is subject to re-valuation, the current outstanding amount is $1,279,922 as of March 31, 2009.

Note 8. Advances from Related Party

On February 23, 2009, Elephant Talk Communications entered into a loan agreement with an interest rate of 13% with the Company. Elephant Talk Communications agreed to lend to us the sum of €250,000 ($ 330,129). The proceeds were made available to the Company on February 26, 2009. Subsequent to report date this loan was converted into the unsecured bridging loan agreements. The interest payable equals 1.5% above the REFI rate of European Central Bank as varied from time to time. The Company has recorded $2,938 and $0 in interest expense on loans payable as of March 31, 2009 and March 31, 2008.

Note 9. Stockholders’ Equity

(A) Common Stock

The Company is presently authorized to issue 9,958 shares of no par value Common Stock. The Company had 9,958 common shares issued and outstanding as of March 31, 2009.

The holders of the Preference Shares are entitled, in priority to any payment of dividend on any other class of shares in the Company, to be paid annually a fixed cumulative preferential dividend on the amount paid up (including any share premium). Dividends are payable at rate of 9% on 1,300,000 shares and at the rate of 3% on 350,000 shares. At March 31, 2009 the cumulative amount unpaid dividend is $ 515,700.

Note 10. Commitments

As of March 31, 2009 commitments of the Company relating to operational leases.

March 31, 2009	$221,000
March 31, 2010	221,000
March 31, 2011	221,000
March 31, 2012	221,000
March 31, 2013	221,000
Total	$1,105,000

Note 11. Segment Information

The following table presents a summary of operating information and certain year-end balance sheet information for the years ended March 31, 2009 and 2008, respectively.

 For the year ended March 31, 2009

	Ireland	United Kingdom	Australia	Consolidated Total

Revenues	198,722	26,058	38,003	262,782

Operating income (loss)	-2,827,164	-2,096,356	59,028	-4,864,492

Identifiable assets	243,595	152,498	1,631	397,723

Depreciation and amortization	74,512	25,088	908	100,507

Capital expenditure	19,068	0	2,384	21,453

For the year ended March 31, 2008

	Ireland	United Kingdom	Australia	Consolidated Total

Revenues	650,188	0	0	650,188

Operating income (loss)	-2,544,649	-2,058,993	24,055	-4,579,588

Identifiable assets	664,548	282,859	20,279	967,685

Depreciation and amortization	25,368	41,452	583	67,404

Capital expenditure	148,080	30,789	3,199	182,069

Note 12. Subsequent Events

The Company has evaluated subsequent events through June 1, 2010, the date the unaudited carve out interim financial statements as of and for the three months ended March 31, 2010 included elsewhere in this filing were issued and has disclosed such items in this footnote as follow:

During the period 1 April 2010 – 1 June 2010, the Company received loans from Registrant for working capital purposes for a total amount of $525,280 (the  €- rate versus $- rate of June 1, 2010 was 1,2276).

ITEM 9.01(b) - PROFORMA FINANCIAL INFORMATION

The following pro forma financial statements, of the Registrant and the Company are set forth below: Consolidated (Unaudited) Condensed Pro Forma Balance Sheet of the Registrant and the Company as of March 31, 2010, Consolidated (Unaudited) Condensed Pro Forma Statement of Operations for the year ended March 31, 2010 and the year ended December 31, 2009.

PRO FORMA FINANCIAL STATEMENTS

The following consolidated condensed pro forma balance sheet reflects the financial position of the Registrant as of March 31, 2010 and the consolidated condensed pro forma statements of income for the Registrant for the year ended December 31, 2009 and for the three months period ended March 31, 2010. The equity investment was actually consummated on March 17, 2010 whereby the financials of the Company are consolidated in the Registrants’ financial statements as of 1 April 2010.

These financial statements are presented for informational purposes only and do not purport to be indicative of the financial position that would have resulted if the equity investment had been consummated at each company's end of period. The pro forma financial statements should be read in conjunction with the Registrant’s financial statements and related notes thereto contained in the Registrant’s SEC quarterly and annual filings (including its Current Reports on Form 8-K filed with the Commission in connection with the equity investment) and Validsoft Limited’s financial statements and related notes thereto contained elsewhere in this Form 8-K/A.

A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma financial statements are preliminary and have been made solely for purposes of developing the pro forma combined financial information.

The following Pro Forma Statement of Operations and Financial Condition have been derived from the audited financial statements of Elephant Talk Communications Inc. for the fiscal year ended December 31, 2009 and the unaudited financial statements of Validsoft Limited for the year ended December 31, 2009, respectively.

The Pro Forma Statement of Operations and Financial Condition should be read in conjunction with the audited Financial Statements of Elephant Talk Communications, Inc., , the unaudited Financial Statements of Validsoft and the Notes to the consolidated financial statements. The Pro Forma Statements do not purport to represent what the Company's results of operations and financial conditions would actually have been if the acquisition of Validsoft had occurred on the date indicated or to project the company's results of operations for any future period or date. The Pro Forma adjustments, as described in the accompanying data, are based upon available information and the assumption set forth in the foot notes below, which management believes are reasonable.

ELEPHANT TALK COMMUNICATIONS, INC. AND SUBSIDIARIES
PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE YEAR ENDED DECEMBER 31, 2009

		Elephant
	Validsoft	Communications	Pro Forma		Pro Forma
	Limited	Inc.	Adjustments	Notes	Combined

Net Revenue	$138,384	$43,650,957	$—		$43,789,341

Cost of revenue	—	41,452,639	—		41,452,639

Gross profit	138,384	2,198,318	—		2,336,702

Operating expenses	4,320,332	12,738,264	—		17,058,596

Loss from operations	(4,181,948)	(10,539,946)	—		(14,721,894)

Non-operating income (expenses), minority interest and income tax	(201,437)	(6,759,938)	—		(6,759,938)

Net income (loss)	$(3,980,511)	$(17,299,884)	$—		$(21,280,395)

ELEPHANT TALK COMMUNICATIONS, INC. AND SUBSIDIARIES
PRO FORMA STATEMENT OF FINANCIAL CONDITION (UNAUDITED)
FOR THE YEAR ENDED MARCH 31, 2010

The following Pro Forma Statement of financial condition has been derived from the unaudited financial statements of Validsoft Limited and subsidiaries (A) as of March 31, 2010 and the unaudited financial statements of Elephant Talk Communication Inc., as of March 31, 2010.

	Validsoft	Communications	Pro forma		Pro forma
	Limited	Inc.	Adjustments	Note	Combined

ASSETS

CURRENT ASSETS

Cash and cash equivalents	$38,328	$792,247			$830,575
Restricted cash	—	190,720			190,720
Accounts receivable, net - third party	343,807	5,846,710			6,190,517
Accounts receivable, net - related party					-
Prepaid expenses and other current assets	157,327	3,550,218	(2,303,089)	A	1,404,456
Total Current Assets	539,462	10,379,895	(2,303,089)		8,616,268

LONG TERM DEPOSITS	—	309,506			309,506

DEFERRED FINANCING COSTS	-	5,069,624			5,069,624

PROPERTY AND EQUIPMENT, NET	2,850	7,104,735			7,107,585

GOODWILL	-	-	11,284,906	B	11,284,906

INTANGIBLE ASSETS, NET	-	3,526,323	13,901,127		17,427,450

LONG TERM ASSETS		21,379,514	(21,379,514)	B	-

TOTAL ASSETS	$542,312	$47,769,597	1,503,430		$49,815,339

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Overdraft	$-	$354,093			$354,093
Accounts payable and customer deposits	527,119	6,633,260			5,809,211
Deferred revenue	—	—			-
Accrued expenses and other payables	3,821,712	3,476,079	(2,303,089)	A	4,994,702
Shares to be issued	—	18,000			18,000
Advances from related parties	—	2,489,175			2,489,175
Loans payable	—	879,447			879,447
Total Current Liabilities	4,348,831	13,850,054	(2,303,089)		15,895,796

LONG TERM LIABILITIES
Loan from related party	-	441,546			441,546
Convertible 12% secured note	-	15,255			15,255
Warrant liabilities	-	32,510,197			32,510,197
Conversion feature	-	3,204,151			3,204,151
Total Long term Liabilities	-	36,171,149	-		36,171,149

Total Liabilities	4,348,831	50,021,203	-2,303,089		52,066,945

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock	11,598,038	71,625,727	(11,598,038)	B	71,625,727
Accumulated other comprehensive income	3,226,725	615,111	(3,226,725)	B	615,111
Retained earnings	(18,631,282)	(74,673,270)	18,631,282	B	(74,673,270)
Elephant Talk Comunications, Inc. Stockholders' Equity	(3,806,519)	(2,432,432)	3,806,519		(2,432,432)

NON-CONTROLLING INTEREST	-	180,826			180,826
Total Stockholders' Equity	(3,806,519)	(2,251,606)	3,806,519		(2,251,606)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$542,312	$47,769,597	1,503,430		$49,815,339

		Elephant Talk
	Validsoft	Communications	Pro forma		Pro forma
	Limited	Inc.	Adjustments	Note	Combined

REVENUES	$62,426	$9,943,765			10,006,191

COST AND OPERATING EXPENSES
Cost of service	-	9,373,888			9,373,888
Selling, general and administrative expenses	938,436	1,905,350			$2,843,786
Non cash compensation to officers, directors and employees	-	540,913			540,913
Depreciation and amortization of intangibles assets	-	844,694			844,694
Total cost and operating expenses	938,436	12,664,845	-		13,603,281

LOSS FROM OPERATIONS	(876,010)	(2,721,080)	0		(3,597,090)

OTHER INCOME (EXPENSE)
Interest income	-	32,599	(10,704)	C	21,895
Interest expense	(38,599)	(446,540)	10,704	C	(474,435)
Interest expense related to amortization of debt discount on promissory notes		(1,326,919)			(1,326,919)
Change in fair value of warrant liabilities		(7,347,911)			(7,347,911)
Amoritization of deferred financing costs		(527,846)			(527,846)
Total other income (expense)	(38,599)	(9,616,617)	0		(9,655,216)
					-
LOSS BEFORE PROVISION FOR INCOME TAXES	(914,609)	(12,337,697)			(13,252,306)
Provision for income taxes	-	(800)	-		$(800)
NET LOSS BEFORE NONCONTROLLING INTEREST	(914,609)	(12,338,497)			(13,253,106)
Net (loss) income attributable to noncontrolling interest	-	(498)			-498
NET LOSS	(914,609)	(12,338,995)			(13,253,604)

OTHER COMPREHENSIVE (LOSS) INCOME					$-
Foreign currency translation gain (loss)	190,063	(521,786)			(331,723)
	190,063	(521,786)			(331,723)
					-
COMPREHENSIVE LOSS	$(724,546)	$(12,860,781)			(13,585,327)

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Significant Accounting Policies

Upon consummation of the acquisition, the Company reviewed Elephant Talk’s accounting policies. As a result of that review, the Company may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, the Company is not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma combined financial statements do not assume any differences in accounting policies.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurement” (SFAS No. 157). Effective July 1, 2009, this standard was incorporated into the Financial Accounting Standards Board Accounting Standard Codification (ASC) Section 820, Fair Value Measurements and Disclosures (FASB ASC 820). FASB ASC 820 does not require new fair value measurements, but provides guidance on applying fair value and expands required disclosures. FASB ASC 820 is effective for the Company beginning in fiscal 2008, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis, and is effective beginning in fiscal 2009, for fair value measurements of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The Company’s fair value measurement required under FASB ASC 820 is included in the unaudited pro forma consolidated financial statements.

In December 2007, the FASB issued FASB Statement No. 141(R), Business Combinations, and FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment to ARB No. 51. In April 2009, the FASB issued FSP FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, which amends and clarifies FASB 141 (R) to address application issues on initial recognition and measurement, subsequent measurement and disclosure of assets and liabilities arising from contingencies in a business combination. Effective July 1, 2009, SFAS No.141(R) and FSP FAS 141(R)-1 were incorporated into the ASC Section 805, Business Combinations (FASB ASC 805) and SFAS No.160 was incorporated into the ASC Section 810, Consolidation (FASB ASC 810). FASB ASC 805 and 810 require most identifiable assets, liabilities, noncontrolling interests, and goodwill acquired in a business combination to be recorded at “full fair value” and require noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders. Both Statements are effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited. FASB ASC 805 will be applied to business combinations occurring after the effective date. FASB ASC 805 and ASC 810 will be applied prospectively.

2. Pro Forma Adjustments

(A) Elimination of inter-company advances between Validsoft Limited and Elephant Talk Communications, Inc.

(B) Elimination of equity of Validsoft Limited by Elephant Talk Communications, Inc., eliminate pre-acquisition retained earnings and adjustment of Validsoft Limited at management’s estimate.

(C) Elimination of inter-company intrest between Validsoft Limited and Elephant Talk Communications, Inc.

You should rely only on the information contained in this document.  We have not authorized anyone to provide you with information that is different.  This document may only be used where it is legal to sell these securities.  The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations.  The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock.  These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

ELEPHANT TALK COMMUNICATIONS, INC.

[     ] Shares of
Common Stock
______________

PROSPECTUS
________________

                        , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee	$10,015.73
Legal fees and expenses	$57,500.00
Accounting fees and expenses	$30,000.00
TOTAL	$97,515.73

Item 14. Indemnification of Directors and Officers

Charter Provisions and Other Agreement of the Company

Our articles of incorporation and bylaws include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty, to the extent permitted by California law and (ii) permit us to indemnify our directors and officers, employees and other agents to the fullest extent permitted by the California Corporations Code. Pursuant to Section 317 of the California Corporations Code, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against any expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the directors’ duty of loyalty to us or our shareholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend.

Item 15. Recent Sales of Unregistered Securities

On January 12, 2010 we entered into an agreement with Alliance Advisors, LLC as consideration for investor relations and consulting services to be provided through June 30, 2010. We agreed to pay Alliance Advisors, LLC 12,500 restricted shares of our common stock. These shares have already been issued in 2010. The contract includes the issue of another 12,500 restricted shares of our common stock to be issued end of June 2010.

In connection with the QAT II loans, we issued to QAT II an aggregate of 2,513,195 warrants to purchase up to 2,513,195 shares of common stock.

On March 17, 2010 we issued 10,235,739 shares as purchase price consideration following the completion of the acquisition of Validsoft Ltd.

In May 2010 we sold 2,885,000 of units at a purchase price of $1.00 per unit, with each unit consisting of one share of our restricted common stock and two warrants to accredited, United States and foreign investors (including affiliates of the Company) in transactions exempt from registration under the Securities Act pursuant to Section 4(2), Regulation D and Regulation S (the “Sales”). In connection with the Sales, the purchasers received (i) warrants to purchase up to 2,885,000 of shares of our common stock, at an exercise price of $1.25 per share and (ii) warrants to purchase up to 2,885,000 of shares of our common stock, at an exercise price of $2.00 per share. None of the warrants contain cashless exercise provisions.

Each warrant contains standard anti-dilution protection and may be cancelled upon the occurrence of the following: (i) with respect to the $1.25 warrant, in the event that the average of the last closing sale price of the common stock on the OTC Bulletin Board, or a national securities exchange, trading market or inter-dealer electronic quotation system, exceeds $3.00 for twenty consecutive trading days and the holder fails to exercise within fifteen days of receipt of notice this target was met, the warrants will expire worthless and (ii) with respect to the $2.00 warrant, in the event that the average of the last closing sale price of the common stock on the OTC Bulletin Board, or a national securities exchange, trading market or inter-dealer electronic quotation system, exceeds $4.00 for twenty consecutive trading days and the holder fails to exercise within fifteen days of receipt of notice this target was met, the warrants will expire worthless.

The proceeds of the 2010 bridge offering securities were used for general working capital purposes.

On June 28, 2010, we consummated the first closing of the 2010 Private Placement Offering.  In connection with the first closing, we sold units having an aggregate value of $6,459,800 to accredited investors.  At a price of $1.20 per unit, we delivered shares of common stock in the amount of 5,383,175 and warrants to purchase an aggregate of 5,383,175 shares of common stock at a purchase price of $1.20 per share, rounding up to account for any fractional shares.

On August 4, 2010, we sold an aggregate of $1,482,700 principal amount of units and delivered warrants to purchase an aggregate of 1,235,587 shares of common stock at a purchase price of $1.50 per share.
On August 31, 2010, we sold an aggregate of $445,050 principal amount of units at $1.20 per Unit, delivering 370,876 shares of common stock and warrants to purchase an aggregate of 370,876 shares of common stock at an exercise price of $1.50 per share.

On October 8, 2010, we old an aggregate of $13,738,021 in principal amount of units, including $5,612,450 principal amount in units sold by Dawson James Securities, Inc. (“Dawson James”) and $8,125,571 from the automatic conversions of the promissory notes and loans held by QAT II. As a result, the Company delivered 11,448,359 shares of common stock and warrants to purchase an aggregate of 11,448,359 shares of common stock.

The warrants issued as part of the units included in the 2010 Private Placement Offering entitle the holder to purchase shares of our common stock for a period of five years from the date of issuance and contain certain anti-dilution rights.  In the event (i) the trading price of the common stock exceeds $2.25 for twenty (20) consecutive trading days and (ii) there is an effective registration statement with a current prospectus on file with the Securities and Exchange Commission, we have the option to redeem the warrants.

The Company is obligated to register the common stock underlying the units and warrants on a registration statement to be filed after the final closing of the 2010 Private Placement Offering.  In addition, the investors in the 2010 Private Placement Offering are entitled to unlimited piggy-back registration rights.

In connection with the 2010 private placement offering, we issued 2,100,005 warrants on the same terms as the warrants included in the units to Dawson James.

The proceeds of the 2010 private placement securities were used for working capital pruposes.

On June 10, 2010, we issued 5,026,390 warrants to QAT II in consideration for their executing the amendment to the QAT loan agreements.

In addition, during the three months ending June 30, 2010, we issued an aggregate of 1,671,767 shares to various parties for (i) services provided and (ii) with respect to contingent condition due pursuant to a stock purchase agreement. We received no proceeds from the issuance of these securities.

On January 31, 2008 we entered into an agreement with Insomnia BV. This agreement included the issuance of warrants to purchase shares of our common stock based on the revenue-margin contributed by the acquisition of customers during 2008 and 2009. The final calculation has been made which resulted in the issuance of warrants to purchase 3,256 shares of our common stock at an exercise price of $2.25

In December 2009 the Compensation Committee and board of directors approved the issuance of certain employee stock option to purchase up to 2,276,000 of our common shares with an average exercise price of $1.35.

Pursuant to a Consulting Agreement dated June 20, 2008, as amended July 9, 2008, we issued 325,000 shares of our common stock pursuant to our 2008 Long-Term Incentive Plan to a consultant in exchange for services to be rendered. The shares of common stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

In August of 2008, we consummated a final closing (the “Closing”) of our private placement offering (the “Offering”), an offering that started in May 2008, of Units comprised of shares of common stock (the “Shares”) and warrants to purchase shares of common stock (the “Warrants”, together with the Shares, the “Securities”) to accredited European investors (“Investors”). The Securities were offered and sold pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

In the second quarter of 2008 we sold an aggregate of 3,148,929 Shares at a exercise price of $1.05 per Share and delivered Warrants to purchase an aggregate of 3,148,926 shares of our common stock at a exercise price of $1.26 per share and Warrants to purchase an aggregate of 1,574,462 shares of our common stock at a exercise price of $1.47 per share.

In the third quarter of this year we sold an aggregate of 3,898,177 Shares at a exercise price of $1.05 per Share and delivered Warrants to purchase an aggregate of 3,898,653 Shares of our common stock at a exercise price of $ 1.26 per share and Warrants to purchase an aggregate of 1,949,327 shares of our common stock at a exercise price of $1.47 per share.

We sold in total 7,047,106 Shares at an exercise price of $1.05 and delivered Warrants to purchase an aggregate of 7,047,579 shares of our common stock at an exercise price of $1.26 per share and Warrants to purchase an aggregate of 3,523,789 shares of our common stock at an exercise price of $1.47 per share.

In 2008 we realized gross proceeds of $7,400,127 and net proceeds of $6,372,132 after the payment of placement fees which totaled $1,027,995.

On September 30, 2008, we issued 30,000 shares of our common stock to Redchip Companies, Inc. in consideration for consulting services related to investor relations.
On June 9, 2008, we and Rising Water Capital AG (“RWC”) entered into a settlement agreement, effective May 13, 2008 (the “Settlement Agreement”), whereby RWC agreed to convert the Note held by it in the amount of $3,500,000 and accumulated interest of $889,881 into our common stock. As a result, total number of shares post reverse stock split issued as a result of the conversion was 5,017,007, based on a post reverse stock split conversion price of $0.875.

On May 26, 2006, we executed a second Convertible Promissory Note (the “2nd Note”) in the principal sum of $3,000,000 with RWC.  On June 9, 2008, we and RWC entered into the Settlement Agreement whereby RWC agreed to convert the 2nd note principal amount of $3,000,000 and interest of $549,289 into our common stock. RWC also agreed to fund the remaining balance under the $3,000,000 note. In order to induce RWC to convert the promissory note, we agreed to reduce the conversion price of the $3,000,000 note to the price at which we offer our common stock in a subsequent financing with a minimum of $1,000,000 in gross proceeds. The conversion price was adjusted to reflect the reverse stock split. As a result, the total number of shares (pre Reverse Split 1:25) amounted to 84,506,891.  The number of post Reverse Stock Split shares issued as a result of the conversion was 3,380,276 (post reverse stock split price of $1.05).

Pursuant to the terms of the Settlement Agreement, upon conversion of the 2nd Note, we agreed to make an incentive payment to RWC, commensurate with any fees paid in connection with a financing, pro rata, based upon the aggregate amount raised in such financing, whether equity or debt, of at least $1.0 million (the “Incentive Payment”).

On February 3, 2009, 23,982 shares of common stock were issued to RWC as part of the Incentive Payment.  As a result of our private placement of securities in excess of $1.0 million, RWC is additionally entitled, as an Incentive Payment, approximately $451,915 in cash and was issued warrants to purchase 338,029 shares of our common stock at $1.05 per share, warrants to purchase 338,029 shares of our common stock at $1.26 per share and warrants to purchase 169,015 shares of our common stock at $1.47 per share.  In lieu of the cash payment to RWC was entitled, on January 2, 2009, RWC accepted 742,000 shares of our common stock, based on a conversion price of $0.60 per share.

In the fourth quarter of 2008, pursuant to four restricted stock agreements, we issued an aggregate of 2,420,833 to our non-executive directors in consideration for services rendered in connection with their positions on our board of directors.

The following private placements of the Company’s securities were made in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, Rule 506 of Regulation D promulgated under the Securities Act or Regulation S.

Item 16. Exhibits

See the Exhibit Index, which follows the signature page which is incorporated by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)           If the registrant is relying on Rule 430B:

(A)         Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)         Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)          If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)          That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on the 22nd day of November, 2010.

Elephant Talk Communications, Inc.

By:	/s/ Steven van der Velden
Steven van der Velden
Chairman, President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Steven van der Velden, with the power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, and in connection with any registration of additional securities pursuant to Rule 462(b) under the Securities Act, as amended, to sign any abbreviated registration statements and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, in each case, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Steven van der Velden	Chairman of the Board of Directors, President and Chief	November 22, 2010
Steven van der Velden	Executive Officer (Principal Executive Officer)

/s/ Mark Nije	Chief Financial Officer (Principal Accounting Officer)	November 22, 2010
Mark Nije

/s/ Martin Zuurbier	Chief Operating Officer, Chief Technical Officer, Director.	November 22, 2010
Martin Zuurbier

/s/ Yves R. van Sante	Director	November 22, 2010
Yves R. van Sante

/s/ Johan Dejager	Director	November 22, 2010
Johan Dejager

/s/ Roderick de Greef	Director	November 22, 2010
Roderick de Greef

/s/ Phil Hickman	Director	November 22, 2010
Phil Hickman

Exhibit Index

Number	Description
3.1	Amended and Restated Articles of Incorporation (1)

3.2	Amended and Restated By-Laws (2)

3.3	Amended and Restated Articles of Incorporation, filed with the State of California on June 10, 2008. (3)

5.1	Form of Opinion of Ellenoff Grossman & Schole LLP

10.1	Stock Purchase Agreement dated June 30, 2005, by and among the Company and Rising Water Capital, A.G. (4)

10.2	Convertible Promissory Note dated December 15, 2005, by the Company, in favor of Rising Water Capital, A.G. (5)

10.3	Equity Transfer Agreement, dated January 4, 2006, by and among Zhongrun Chuangtou Technology Co. Ltd. and Guangdong Guangxiang Network Information Co., Ltd (6)

10.4
Exclusive Technical Consulting  and Services Agreement, dated January 2, 2006, by and among Jinfuyi Technology (Beijing) Co., Ltd. and Beijing Chinawind Communication Information Technology Co., Ltd. (6)

10.5	Convertible Promissory Note dated May 26, 2006, by the Company, in favor of Rising Water Capital, A.G. (7)

10.6	Agreement of Purchase and Sale, dated November 16, 2006, by and among the Company, Elephant Talk Europe Holding B.V. and Beltrust A.G. (8)

10.7	Form of Common Stock Purchase Agreement, dated August 31, 2007, by and among the Company and certain investors. (9)

10.8	Settlement Agreement, entered by and between the Company and Rising Water Capital AG. (10)

10.9	Loan Agreement by and between the Company and QAT II Investments dated January 27, 2009(11)

10.10	Loan Agreement by and between the Company and QAT II Investments dated February 15, 2009(12)

10.11	Loan Agreement by and between the Company and QAT II Investments dated February 23, 2009(12)

10.12	Loan Agreement by and between the Company and QAT II Investments dated March 31, 2009(12)

10.13	Security Agreement, entered into by and between the Company and QAT II Investments (12)

10.14	Loan Agreement by and between the Company and QAT II Investments dated May 27, 2009(13)

10.15	Contract for the Supply of Operation and Technical Services through a Comprehensive Technological Platform between Vizzavi Espana S.L. and the Company(14)

10.16	Collaboration Agreement by and between Validsoft Limited and the Company(15)

10.17	Loan Agreement by and between the Company and QAT II Investments dated July 1, 2009(16)

10.18	Amendments to Loan Agreements dated January 27, 2009, February 15, 2009, March 4, 2009, March 31, 2009, May 4, 2009, and May 27, 2009 by and between QAT II Investments and the Company(16)

10.19	Side Agreement by and between Validsoft Limited and the Company(17)

10.20	Extension Agreement by and between Validsoft Limited and the Company(17)

10.21
Amendment to Loan Agreements dated January 27, 2009, February 15, 2009, March 4, 2009, March 31, 2009, May 4, 2009, May 27, 2009, July 1, 2009 and July 8, 2009 by and between QAT II Investments and the Company(18)

10.22	Letter Agreement by and between Validsoft Limited and the Company(19)

10.23	Heads of Terms Agreement by and between Validsoft Limited and the Company(20)

10.24	Loan Agreement by and between the Company and QAT II Investments dated February 3, 2010(21)

10.25	Loan Agreement by and between the Company and QAT II Investments dated February 24, 2009(22)

10.26	Sale and Purchase Agreement, dated March 17, 2010, by and among the Company. And the shareholders of Validsoft Limited other than Enterprise Ireland (23)

10.27	Sale and Purchase Agreement, dated March 17, 2010, by and the Company and Enterprise Ireland (23)

10.28	Loan agreement dated March 22, 2010 by and between the Company and QAT II Investments, SA (25)

10.29	Loan agreement dated March 30, 2010 by and between the Company and QAT II Investments, SA (25)

14.1	Code of Ethics (1)

21.1	Subsidiaries of the Registrant (24)

23.1	Consent public accounting firm BDO Seidman, LLP

23.2	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1) *

**	A signed original of this written statement has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

(1)	Filed as part of our Definitive Proxy Statement on Schedule 14A on December 28, 2007.

(2)	Filed as an Exhibit to our Current Report on Form 8-K on January 22, 2008.

(3)	Filed as an Exhibit to our Current Report on Form 8-K on June 12, 2008.

(4)	Filed as an Exhibit to our Current Report on Form 8-K on July 7, 2005.

(5)	Filed as an Exhibit to our Current Report on Form 8-K on December 16, 2005.

(6)	Filed as an Exhibit to our Current Report on Form 8-K on January 13, 2006.

(7)	Filed as an Exhibit to our Current Report on Form 8-K on June 5, 2006.

(8)	Filed as an Exhibit to our Current Report on Form 8-K on December 1, 2006.

(9)	Filed as an Exhibit to our Current Report on Form 8-K on November 19, 2007.

(10)	Filed as an Exhibit to our Current Report on Form 8-K on June 12, 2008.

(11)	Filed as an Exhibit to our Current Report on Form 8-K on February 2, 2009.

(12)	Filed as an Exhibit to our Current Report on Form 8-K on April 9, 2009.

(13)	Filed as an Exhibit to our Current Report on Form 8-K on June 1, 2009.

(14)	Filed as an Exhibit to our Current Report on Form 8-K on June 4, 2009 and amended by a Current Report on Form 8-K filed September 17, 2009.

(15)	Filed as an Exhibit to our Current Report on Form 8-K on June 24, 2009.

(16)	Filed as an Exhibit to our Current Report on Form 8-K on July 2, 2009.

(17)	Filed as an Exhibit to our Current Report on Form 8-K on July 8, 2009.

(18)	Filed as an Exhibit to our Current Report on Form 8-K on July 21, 2009.

(19)	Filed as an Exhibit to our Current Report on Form 8-K on August 6, 2009.

(20)	Filed as an Exhibit to our Current Report on Form 8-K on November 6, 2009.

(21)	Filed as an Exhibit to our Current Report on Form 8-K on February 18, 2010.

(22)	Filed as an Exhibit to our Current Report on Form 8-K on February 26, 2010.

(23)	Filed as an Exhibit to our Current Report on Form 8-K on March 23, 2010.

(24)	Filed as an Exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 on March 31, 2010.

(25)	Filed as an Exhibit to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010 on May 17, 2010.